As filed with the Securities and Exchange Commission on September 5, 1997
                                                    Registration No. 333-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------
                                    FORM S-11
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------
                         LOCKHART CARIBBEAN CORPORATION
             (Exact name of Registrant as specified in its charter)
                           ---------------------------
     U.S. Virgin Islands                   6500                  66-0491618
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                              No. 44 Estate Thomas
                      St. Thomas, U.S. Virgin Islands 00802
                                 (340) 776-1900
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           ---------------------------
                              JOHN P. deJONGH, JR.
                      President and Chief Operating Officer
                         Lockhart Caribbean Corporation
                                  P.O. Box 7020
                              St. Thomas, VI 00801
                                 (340) 776-1900
       (Name, address, including zip code, and telephone number, including area code, of Registrant's agent for service)
                           ---------------------------
                          Please address a copy of all
                               communications to:
       THOMAS C. O'KEEFE, ESQ.                        JOHN H. POMEROY, ESQ.
    Dudley, Topper and Feuerzeig                Dow, Lohnes & Albertson, PLLC
      No. 1A Frederiksberg Gade                 1200 New Hampshire Avenue, N.W.
    Charlotte Amalie, St. Thomas                  Washington, D.C. 20036-6802
U.S. Virgin Islands 00802 (340) 774-4422                (202) 776-2000
                           ---------------------------
                  Approximate date of commencement of proposed
                sale to the public: As soon as practicable after
                 this Registration Statement becomes effective.
                           ---------------------------
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration
statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

 Title of Each Class of Securities     Amount to be         Proposed Maximum            Proposed Maximum              Amount of
            to be Registered            Registered      Offering Price Per Share  Aggregate Offering Price (1)    Registration Fee
- ----------------------------------     -------------    ------------------------  ----------------------------    ----------------
Class A Common Stock...............      2,000,000                $6.50                    $13,000,000                 $3,940

- ---------
(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

                  SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 1997

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.





                               LOCKHART CARIBBEAN
                                   CORPORATION
                                [Lockhart Logo]

                              Class A Common Stock
                           (par value $0.01 per share)

                             ----------------------

     Lockhart Caribbean Corporation is offering shares of its Class A Common Stock on a best efforts basis. No shares of Class A Common Stock will be sold until subscriptions for at least 1,153,846 shares of Class A Common Stock are received (the "Minimum Offering"). Lockhart may sell up to 2,000,000 shares of Class A Common Stock (the "Maximum Offering") in this offering. The minimum purchase is 500 shares of Class A Common Stock, and the maximum purchase is 500,000 shares. The initial public offering price is $6.50 per share. For factors considered in determining the initial public offering price, see "Plan of Distribution".

     Lockhart is a U.S. Virgin Islands corporation engaged primarily in the business of owning, acquiring, renovating, developing and managing shopping centers and other commercial real estate, primarily on the islands of St. Thomas and St. Croix, and is diversifying its real estate activities with the pending acquisition of an insurance premium financing company.

     Each share of Class A Common Stock entitles its holder to one vote, whereas each share of Class B Common Stock entitles its holder to ten votes. If the Maximum Offering is sold, the Class B Stockholders will beneficially own shares having approximately 97.7% of the outstanding voting power of the Common Stock. As a result, these stockholders will have the collective ability to elect the Company's directors and to determine the outcome of corporate actions requiring stockholder approval. Lockhart's executive officers and directors will beneficially own shares of Class B Common Stock having approximately 42.5% of the outstanding voting power of the Common Stock.

     See "Risk Factors" beginning on page 12 for certain considerations relevant to an investment in the Class A Common Stock, including:

o   Historical consolidated net losses.
o   Concentration of properties in the U.S. Virgin Islands.
o   No limit on indebtedness in Lockhart organizational documents.
o Real estate investment and property management risks, such as the need to renew leases or relet space upon lease expiration.
o   Certain losses may exceed insurance coverage.
o   There is currently no public market for the Class A Common Stock.

                             ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                              Initial Public                  Selling                    Proceeds to
                                              Offering Price                Commissions                    Company
                                              --------------                -----------                  -----------
 Per Share.............................           $6.50                          $                            $
 Total Minimum.........................         $7,500,000                       $                            $
 Total Maximum.........................        $13,000,000                       $                            $

                             ----------------------

                     The date of this Prospectus is , 1997.

                    (Cover Page Continued From Previous Page)




     _________________________ (collectively, the "Participating Brokers") have agreed to accept subscriptions and execute orders for the shares of Class A Common Stock offered by this Prospectus. See "Plan of Distribution". All subscription funds for shares of Class A Common Stock will be deposited in an interest-bearing escrow account with The Chase Manhattan Bank (the "Escrow Agent"), until subscription funds for the Company's shares of Class A Common Stock total $7,500,000, representing the Minimum Offering. Subscription funds will be released by the Escrow Agent to Lockhart to be used for company purposes within approximately 30 days after the Minimum Offering is reached. No Shares will be sold unless subscriptions for the Minimum Offering ($7,500,000) have been obtained within one year after the initial date of this Prospectus. In no event will subscription funds be held in escrow for longer than one year, and any refunds of subscriptions due to the failure of Lockhart to reach the Minimum Offering shall be returned without interest. This offering will terminate no later than _________, 1998 (one year after the initial date of this Prospectus), unless Lockhart elects to extend it to a date no later than __________, 1999 (two years after the initial date of this Prospectus), in states that permit such extension.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     THE USE OF FORECASTS IN THIS OFFERING IS PROHIBITED. ANY REPRESENTATIONS TO THE CONTRARY AND ANY PREDICTIONS, WRITTEN OR ORAL, AS TO THE AMOUNT OR CERTAINTY OF ANY PRESENT OR FUTURE CASH BENEFIT OR TAX CONSEQUENCE WHICH MAY FLOW FROM AN INVESTMENT IN THE CLASS A COMMON STOCK IS PROHIBITED.

     Through and including _________________, 1997 (90 days after the date of this Prospectus), all dealers effecting transactions in the Class A Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ----------------------


     Lockhart intends to furnish its stockholders with annual reports containing audited financial statements.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY............................................................5
   The Company................................................................5
   Risk Factors...............................................................5
   Properties.................................................................6
   Business and Growth Strategies.............................................7
   Ownership..................................................................7
   The Offering...............................................................8
RISK FACTORS.................................................................12
   History of Losses; Uncertainty of Profitability...........................12
   Concentration of Properties in the U.S. Virgin Islands....................12
   Inability to Repay or Refinance Indebtedness at Maturity..................12
   No Limitation on Debt.....................................................12
   Need for Additional Financing.............................................12
   Economic Performance and Value of Properties Dependent on Many Factors....13
   Dependence on Rental Income from Real Property............................13
   Impact of Competition on Occupancy Levels and Rents Charged...............13
   Risk of Bankruptcy of Major Tenants.......................................13
   Illiquidity of Real Estate Investments....................................13
   Risk of Renovation and Development Activities.............................14
   Risk of Acquisitions......................................................14
   Potential Increases in Certain Taxes and Regulatory Compliance............14
   Insurance.................................................................15
   Environmental Risks.......................................................15
   Concentration of Control; Anti-Takeover Effect of Certain
       Charter Provisions....................................................15
   Shares Eligible for Future Sale...........................................16
   No Public Market; Possible Volatility of Stock Price......................17
   Immediate Dilution........................................................17
USE OF PROCEEDS..............................................................18
DISTRIBUTION POLICY..........................................................19
DILUTION.....................................................................20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS..........................................24
   Overview .................................................................24
   Results of Operations.....................................................25
   Cash Flow.................................................................27
   Liquidity and Capital Resources...........................................27
   Forward Looking Statements................................................29
   New Accounting Pronouncements.............................................29
THE COMPANY..................................................................30
   Overview .................................................................30
   Organizational Structure..................................................31
   The U.S. Virgin Islands ..................................................32
   Properties................................................................32
   Acquisition of PFC........................................................41
   Business and Growth Strategies............................................42
   Investing and Financing Policies..........................................45
   Environmental Considerations..............................................47
   Employees.................................................................47
   Litigation................................................................47

MANAGEMENT...................................................................48
   Executive Officers and Directors..........................................48
   Executive Compensation....................................................52
   Long-Term Incentive Plan..................................................53
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................55
PRINCIPAL STOCKHOLDERS.......................................................56
SUMMARY OF THE REINVESTMENT PLAN.............................................57
   General  .................................................................57
   Investment of Distributions...............................................58
   Participant Accounts, Fees and Allocation of Shares.......................58
   Reports to Participants...................................................59
   Federal Income Tax Considerations.........................................60
   Amendments and Terminations...............................................60
PLAN OF DISTRIBUTION.........................................................61
DESCRIPTION OF CAPITAL STOCK.................................................63
   General  .................................................................63
   Common Stock..............................................................63
   Preferred Stock...........................................................65
   Certain Anti-Takeover Provisions..........................................65
SHARES ELIGIBLE FOR FUTURE SALE..............................................66
SUPPLEMENTAL SALES MATERIAL..................................................68
LEGAL MATTERS................................................................68
EXPERTS......................................................................68
ADDITIONAL INFORMATION.......................................................69
INDEX TO FINANCIAL STATEMENTS...............................................F-1
APPENDIX A..................................................................A-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

                                   The Company

     Lockhart Caribbean Corporation (together with its direct and indirect subsidiaries, "Lockhart" or the "Company") is the largest owner of shopping centers in the U.S. Virgin Islands and is one of the largest owners of undeveloped land on the island of St. Thomas. Lockhart owns, operates and develops shopping centers and other commercial real estate, primarily on the islands of St. Thomas and St. Croix. The Company currently owns and operates seven shopping centers and is actively planning or developing seven projects.
Lockhart also owns and operates commercial parks in which it builds the infrastructure for commercial development (roads and utilities) and leases designated parcels within the parks under long-term ground leases. In addition, the Company owns an aggregate of approximately 415 acres of undeveloped real estate zoned for residential development of varying densities.

     Capitalizing on the collective experience of the Company's senior management in the financial services industry, Lockhart intends to diversify its operations to provide select financial services. As a first step, the Company is acquiring Premium Finance Company of the V.I., Inc. ("PFC"). PFC finances insurance premiums for individuals and businesses primarily in the U.S. Virgin Islands and the British Virgin Islands. Lockhart has agreed to acquire PFC for $687,500 and will use a portion of the proceeds from this offering to pay the PFC purchase price. See "Use of Proceeds".

     The Company is a U.S. Virgin Islands corporation, and its principal executive offices are located at No. 44 Estate Thomas, St. Thomas, U.S. Virgin Islands 00802.

                                  Risk Factors

o The Company has experienced consolidated net losses for the six months ended June 30, 1997 as well as in three out of the past five fiscal years, and there can be no assurance that profitability will be achieved in the future.

o All of the Company's properties are currently located in the U.S. Virgin Islands and, therefore, the Company's performance will depend on the economic conditions in the U.S. Virgin Islands.

o The Company's organizational documents do not limit the amount of debt the Company can incur, and the Company intends to raise additional funds to finance its growth; however, the Lockhart Board of Directors has a policy of incurring debt only when a project is expected to generate cash flow sufficient to service the related debt.

o Lockhart is subject to real estate investment and property management risks such as: (i) the need to renew leases or relet space upon lease expirations and, at times, to pay renovation and reletting costs in connection therewith; (ii) the effect of economic and other conditions on property cash flows and values; (iii) the ability of tenants to make lease payments;
     (iv) the ability of a property to generate revenue sufficient to meet operating expenses, including future debt service; and (v) the illiquidity of real estate investments, all of which may adversely affect the Company's results of operations.

o    Lockhart  intends to continue to acquire,  renovate and develop real estate
     properties  and  will  be  subject  to  the  risks   associated  with  such
     activities.

o Certain types of losses, such as those resulting from hurricanes, could exceed the Company's insurance coverage, which currently includes flood, windstorm and earthquake coverage for all of the Company's operating properties.

o The Company may incur environmental liabilities in connection with the ownership or operation of its properties.

o Shares available for future sale may adversely affect the market price of the Class A Common Stock.

o There is currently no public market for the Class A Common Stock, and there can be no assurance that a trading market will develop.

o Purchasers in this offering will experience immediate dilution in the net tangible book value per share of the shares of Class A Common Stock purchased in this offering.

                                   Properties

     The Company currently owns and operates seven shopping centers and one commercial park, is actively planning or developing seven projects, has leased an aggregate of approximately seven acres (including tenants at Sugar Estate
Park) of commercial land to others on the basis of long-term ground leases and owns approximately 415 acres of undeveloped land zoned for residential development. The following table sets forth certain information for each of the Company's shopping centers as of June 30, 1997:


                                     Year Built/     Net Rentable       Percent
                                      Acquired        Square Feet      Occupied
                                      --------        -----------      --------
Drakes Passage Shopping Mall            1920            33,000            91%
Fort Mylner Commercial Center           1996            10,800           100%
Fort Mylner Shopping Center             1996            26,200            93%
Grand Hotel Court                       1914            23,900(1)         67%
Lockhart Gardens Shopping Center        1972           140,198(2)         75%
Orange Grove Shopping Center            1996            30,600            82%
Red Hook Plaza                          1995            32,145            96%
- ------------------------
(1) Approximately 4,500 square feet are being held vacant in preparation for renovation as part of Grand Hotel Court - Phase II.

(2)  Includes a ground lease for 30,000 square feet, or approximately 0.7 acres.


     Lockhart also owns a commercial business park, Sugar Estate Park, which consists of an aggregate of approximately 11.7 acres of land. Approximately 5.7 acres of Sugar Estate Park are currently ground leased to commercial tenants. The Company collects lease payments and other tenant expense reimbursements under its ground leases and will own the buildings constructed on the property upon expiration of the leases. Lockhart also has two development projects planned for the Park, Sugar Estate

Commercial Centre and Sugar Estate Plaza, which the Company will operate and manage once these projects are completed.

     The following table sets forth certain information for projects actively being planned or developed by the Company:


                                                                   Estimated
                                                Estimated Cost   Completion Date
                                                --------------   ---------------
Longford Industrial Park                         $1.3 million         1998
Sugar Estate Commercial Centre                   $0.9 million         1998
Lockhart Gardens Shopping Center - Garden Mall   $0.5 million         1998
Market Square East - Phase I                     $1.8 million         1998
Lockhart Gardens Shopping Center - Phase II      $3.5 million         1999
Grand Hotel Court - Phase II                     $1.4 million         1999
Sugar Estate Plaza                               $5.3 million         2001(1)
- -------------------------
(1) Estimated completion date for both Phase I and Phase II development.

                         Business and Growth Strategies

     The Company's primary business objectives are to maximize cash flow, and to diversify both geographically and into the financial services industry. The Company believes it can achieve these objectives by continuing to implement its business strategies to capitalize on external growth opportunities and to promote internal growth.

     The Company's primary business strategies are to: (i) actively manage its developed real property portfolio to improve cash flow; (ii) complete its planned projects and develop its land holdings for their highest and best use;
(iii) selectively execute real property acquisitions in strategic submarkets; and (iv) diversify into the financial services industry.

     Lockhart intends to grow externally by acquiring additional developed commercial properties in the U.S. Virgin Islands and possibly in other Caribbean markets, and by capitalizing on management's experience in the financial services industry through diversification into that industry. The Company pursues internal growth by: (i) maintaining and improving occupancy rates through proactive tenant management and aggressive leasing; (ii) implementing fixed contractual base rent increases or increases tied to indices; (iii) passing through to tenants certain reimbursable expense items; (iv) capitalizing on economies of scale arising from the size of the Company's operating property portfolio; (v) developing its commercial real estate holdings; and (vi) selectively developing residential property inventory.

                                    Ownership

     Lockhart is one of the oldest continuous operators of commercial properties in the U.S. Virgin Islands. The Company was founded by Alfred H. Lockhart in 1884, and was originally incorporated by his son, Herbert E. Lockhart, in 1936. Immediately after the offering and assuming the Maximum Offering is sold, the approximately 34 holders of Class B Common Stock (collectively, the "Class B Stockholders") will beneficially own shares of Class B Common Stock having approximately 97.7% of the outstanding voting power of the Company's Common Stock. Class B Stockholders consist of lineal descendants (and their spouses) of Alfred H. Lockhart and his son Herbert E. Lockhart, as well as current executive officers and a former employee of the

Company. If only the Minimum Offering is sold, Class B Stockholders will have approximately 98.7% of the outstanding voting power of the Company's Common Stock. Lockhart's executive officers and directors will collectively own or control approximately 3,733,115 shares of Class B Common Stock, or approximately 42.5% and 43.1% of the outstanding voting power of Common Stock based on the Maximum Offering and the Minimum Offering, respectively. See "Risk Factors--Concentration of Control; Anti-Takeover Effect of Certain Charter Provisions" and "Description of Capital Stock".

                                  The Offering

Class A Common Stock offered:

      Minimum Offering..................             1,153,846      shares
                                              =====================
      Maximum Offering..................             2,000,000      shares
                                              =====================

Common Stock outstanding, assuming Minimum Offering:

      Class A Common Stock..............             1,153,846      shares
                                              ---------------------
      Class B Common Stock..............             8,663,865      shares(1)
                                              ---------------------

                       Total............             9,817,711      shares
                                              =====================

Common Stock outstanding, assuming Maximum Offering:

      Class A Common Stock..............              2,000,000     shares(2)
                                              ---------------------
      Class B Common Stock..............              8,590,018     shares(1)(3)
                                              ---------------------

                       Total............             10,590,018     shares
                                              =====================

Voting rights..........     The Class A Common Stock and Class B
                            Common Stock vote as a single class on all matters requiring the approval of the Company's stockholders, except as otherwise required by law, with each share of Class A Common Stock entitling its holder to one vote and each share of Class B Common Stock entitling its holder to ten votes.

Reinvestment Plan......     The Company has established the Reinvestment
                            Plan pursuant to which all stockholders may elect to have their cash distributions from the Company automatically reinvested in shares of Class A Common Stock. See "Summary of
                            Reinvestment Plan," for more specific information about the Reinvestment Plan. A person who acquires Class A Common Stock otherwise than by participating in this offering may purchase shares through the Reinvestment Plan only after receipt of a separate prospectus relating solely to the Reinvestment Plan.

Use of proceeds........     The Company intends to use the net proceeds
                            from the Minimum Offering to pay the purchase price for PFC and to repay certain outstanding indebtedness. If the Maximum Offering is sold, approximately $480,000 of the last one million dollars of additional net proceeds will be used to redeem shares from certain of the Company's current stockholders and the balance will be used for other general corporate purposes. See
                            "Use of Proceeds".

- ---------------

(1) Shares of Class B Common Stock are convertible at any time into Class A Common Stock on a one-for-one basis and convert automatically into Class A Common Stock upon a transfer to anyone other than a Class B Stockholder or certain permitted transferees. See "Description of Capital Stock".

(2) If the Minimum Offering is sold, the Company intends to apply for listing on the Nasdaq SmallCap Market. However, there can be no assurance that the Company will be accepted for listing if it applies. See "Plan of Distribution".

(3) If the Maximum Offering is sold, the Company intends to use a portion of the last one million dollars realized from the sale to repurchase approximately 73,847 shares of Class B Common Stock from certain Class B Stockholders. See "Use of Proceeds" and "Certain Relationships and Related Transactions".

                     SUMMARY SELECTED FINANCIAL INFORMATION
                         LOCKHART CARIBBEAN CORPORATION

     The following table sets forth selected financial and operating information for the Company as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992. The information for 1996, 1995 and 1994 is derived from and should be read in conjunction with the audited financial statements of the Company, which have been audited by Ernst & Young, LLP, independent public accountants, whose report thereon appears elsewhere herein; the information for 1993 is derived from the audited financial statements of the Company, which have been audited by Ernst & Young, LLP, although their report thereon is not included herein; the information for 1992 is derived from audited financial statements of the Company, which were audited by other independent public accountants and were restated by management to reflect the reorganization of the Company in 1993. In addition, the following tables set forth selected financial and operating information for the Company as of and for the six months ended June 30, 1997 and June 30, 1996, respectively, which information is derived from the unaudited financial statements of the Company. The unaudited pro forma information reflects the following transactions as part of the Minimum Offering:
(i) the sale of  1,153,846  shares of Class A Common  Stock for $6.50 per share,
(ii) the use of a portion of the net proceeds to repay $4.5 million of outstanding debt, and (iii) the use of a portion of the net proceeds to acquire PFC. The pro forma operating data for the year ended December 31, 1996 shows the effect of the June 1996 acquisition of three properties (Fort Mylner Shopping Center, Fort Mylner Commercial Center and Orange Grove Shopping Center) as if the acquisitions were made at the beginning of the year. The following selected financial and operating information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained herein.

                                                                                                            Six Months Ended
                                                                 Year Ended December 31                          June 30,
                                                    ---------------------------------------------      -------------------------
                                           1996      1996      1995     1994       1993      1992       1997       1997     1996
                                           Pro                                                          Pro
                                          Forma                                                        Forma
                                       (Unaudited)                      (in thousands)                       (Unaudited)
OPERATING DATA:
Revenues
     Rental                             $ 4,012   $ 3,385   $ 3,028  $ 2,718    $ 2,938   $ 2,840    $ 2,266    $ 2,266  $ 1,519
     Tenant reimbursement                   283       249       332      281        232        23         91         91       38
     Other operating income                 629       583       612       77         47       123        163        163       66
     Interest & loan service fees(1)        404                                                          184
                                         ------   -------  --------  -------   --------  --------     ------      -----    -----
Total revenues                            5,328     4,217     3,972    3,076      3,217     2,986      2,703      2,520    1,623
Operating expenses                        3,116     2,640     2,757    2,023      2,228     1,914      1,653      1,513    1,074
                                          -----     -----     -----    -----      -----     -----      -----      -----    -----
Operating income                          2,212     1,577     1,215    1,053        989     1,072      1,050      1,007      549
Interest expense                         (1,796)   (1,676)   (1,084)    (438)      (311)     (312)      (941)    (1,109)    (640)
Depreciation & amortization              (1,434)   (1,245)     (906)    (639)      (651)     (574)      (731)      (723)    (414)
Insurance proceeds (2)                       76        76     5,917
(Loss) gain on disposal of operating
     property (3)                            86        86      (851)       2                  166
Other income & expense                     (104)     (104)     (199)     (71)        39        38          2          2      177
                                        -------   -------   -------   ------       ----      ----    -------    -------   ------
Income (loss) before taxes                 (959)   (1,286)    4,092      (93)        66       390       (619)      (823)    (328)
Income taxes (4)                            360       453    (1,588)      42         (4)      (91)       232        309      123
                                          -----     -----   -------    -----    -------    ------     ------     ------    -----
Net income (loss) before cumulative
     effect of change in accounting
     principle                             (600)     (833)    2,504      (51)        62       299       (387)      (514)    (205)
Cumulative effect of change in
     accounting principle (5)                                                      (159)
                                        -------   -------   -------   ------     ------     -----     ------    -------   ------
Net Income (loss)                       $  (600)  $  (833)  $ 2,504   $  (51)    $  (97)    $ 299     $ (387)   $  (514)  $ (205)
                                        =======   =======   =======   ======     ======     =====     ======    =======   ======
BALANCE SHEET DATA :
Real Estate--before accumulated
     depreciation(6)                     37,248    37,231    21,542   17,457     15,588     8,537     37,519     37,460   24,760
Total assets                             39,342    36,270    25,505   14,896     13,830    12,471     38,762     35,692   25,824
Total long-term debt                     20,443    24,943    13,060    7,238      5,980     4,711     20,354     24,854   13,481
Total liabilities                        24,271    27,936    16,177    8,032      6,787     5,667     24,332     27,999   16,902
Stockholders' equity                     15,071     8,334     9,329    6,863      7,043     6,804     14,430      7,693    8,921

OTHER OPERATING DATA:
EBITDA (7)                                2,270     1,635     6,082      984      1,028     1,276      1,052      1,009      726
Funds from operations(8)                    834       412     3,410      588        554       873        344        209      209
Cash flows provided by operating
     activities                                     4,445     1,037      730        797       561                   229    5,104
Cash flows used in investing activities           (15,586)   (7,360)  (1,994)    (1,847)     (344)                 (176)  (3,137)
Cash flows provided by (used in) financing
     activities                                    11,607     5,713    1,047      1,852       173                  (200)     229

- -------------------------------

(1) Represents revenues generated by PFC on insurance premium finance lending activity in the U.S. Virgin Islands, British Virgin Islands and Anguilla.

(2) On September 15, 1995, Hurricane Marilyn caused damage to most of the Company's properties. In 1995 and 1996, Lockhart collected or booked as a receivable insurance proceeds on a policy covering physical damage to the Company's assets.

(3) In 1995, the Company wrote off the net book value of assets damaged by Hurricane Marilyn.

(4) At December 31, 1996 and December 31, 1995, the Company had available operating loss carryforwards of approximately $1,029,000 and $346,000 respectively to offset future taxable income through the years 2011 and 2010, respectively.

(5) The Company adopted SFAS 109 (Accounting for Income Taxes) in 1993 and included the cumulative effect of adopting the new accounting principle in 1993 operations.

(6) The commercial real estate and undeveloped real estate carried on the financial records of the Company are at book value of historical cost basis or below-cost and do not reflect market values as established on either an income valuation or replacement value basis.

(7) EBITDA means income before mortgage and other interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes that EBITDA is an appropriate measure of performance because it is predicated on cash flow analyses. The Company's definition of EBITDA may not be identical to similarly titled measures of other companies and, therefore, may not necessarily be an accurate basis of comparison.

(8) Funds from operations means net income (loss) plus depreciation and amortization. Funds from operations is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes that funds from operations is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the real estate industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's performance relative to other companies in the industry. The Company's definition of funds from operations may not be identical to similarly titled measures of other companies and, therefore, may not necessarily be an accurate basis of comparison.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Class A Common Stock offered by this Prospectus.

History of Losses; Uncertainty of Profitability

     The Company reported consolidated net losses for the years ended December 31, 1996, 1994 and 1993 and for the six months ended June 30, 1997. Although the Company operated profitably for the years ended December 31, 1995 and 1992, there can be no assurance that profitability on a quarterly or annual basis will be achieved in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Concentration of Properties in the U.S. Virgin Islands

     Currently, all of the Company's properties are located in the U.S. Virgin Islands. The Company's revenue and the value of its properties may be affected by a number of factors, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics, adverse weather conditions, the health of the local tourist industry and other factors) and local real estate conditions (such as oversupply of, or reduced demand for, retail and office space). Therefore, the Company's performance will likely be dependent, to a large extent, on the economic conditions in the U.S. Virgin Islands.

Inability to Repay or Refinance Indebtedness at Maturity

     The Company will be subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, and the risk that any indebtedness will not be able to be refinanced or that the terms of any such refinancing will be less favorable than the terms of the expiring indebtedness.

No Limitation on Debt

     The Company currently has a policy of incurring debt only if expected cash flow from the project is sufficient to service the debt. However, the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. In the event of a change in the current practice, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash flow and an increase in the risk of default on the Company's indebtedness.

Need for Additional Financing

     While the Company estimates that the net proceeds from the Maximum Offering will provide adequate capital to fund the Company's growth and development for at least the twelve months following the date of this Prospectus, additional financing likely will be necessary for development of its residential property inventory, expansion into the financial services industry or selective acquisitions. In addition, the Company intends to fund certain development projects with bank financing. Even if proceeds from this offering are sufficient to fund the Company's activities during the next twelve months, there can be no assurance that the Company will generate sufficient cash flow after such time to fund its future growth. In such event, the Company would also have to seek additional borrowings, effect debt or equity offerings or otherwise raise capital.

Economic Performance and Value of Properties Dependent on Many Factors

     Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If the Company's properties do not generate revenue sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs and the Company's cash flow and results of operations will be adversely affected.

     The Company's revenue and the value of its properties may be adversely affected by a number of factors, including: the national economic climate; the local economic climate; local real estate conditions; the perception of prospective tenants of the attractiveness of the property; the ability of the Company to manage and maintain its properties and secure adequate insurance; and increased operating costs (including real estate taxes and utilities). In addition, real estate values and income from properties are affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

Dependence on Rental Income from Real Property

     Since substantially all of the Company's total revenue is derived from rental income from real property, the Company's income and cash flow from operations would be adversely affected if a significant number of the Company's tenants were unable to meet their obligations to the Company or if the Company were unable to lease a significant amount of space in its properties on economically favorable lease terms. There can be no assurance that any tenant whose lease expires in the future will renew such lease or that the Company will be able to re-lease space on economically advantageous terms.

Impact of Competition on Occupancy Levels and Rents Charged

     Numerous retail, office and commercial properties compete with the Company's properties in attracting tenants to lease space. Some of the competing properties may be newer, better located or owned by parties better capitalized than the Company. The number of competitive properties in a particular area could have a material adverse effect on the ability to lease space in the Company's properties (or at newly acquired or developed properties) as well as the ability to charge economically favorable rents.

Risk of Bankruptcy of Major Tenants

     The bankruptcy or insolvency of a major tenant or a number of smaller tenants may have an adverse impact on the properties affected and on the income produced by such properties. Under bankruptcy law, a tenant has the option of assuming (continuing) or rejecting (terminating) any unexpired lease. If the tenant assumes its lease with the Company, the tenant must cure all defaults under the lease and provide the Company with adequate assurance of its future performance under the lease. If the tenant rejects the lease, the Company's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments).

Illiquidity of Real Estate Investments

     Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, mortgage payments and, to the extent the properties are not subject to triple net leases, certain significant expenditures such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. Should such economic changes occur, the Company's income and cash flow from operations could be adversely affected. A portion of the Company's properties are mortgaged to secure payment of indebtedness, and if the Company were unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on such properties by the mortgagee.

Risk of Renovation and Development Activities

     The Company intends to continue developing properties and acquiring other real estate and non-real estate businesses. Estimates of renovation costs and costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate and non-real estate investment.

     The Company intends to expand and renovate its properties from time to time. Expansion and renovation projects generally require expenditure of capital as well as various government and other approvals, the receipt of which cannot be assured. While development policies with respect to expansion and renovation activities are intended to limit some of the risks otherwise associated with such activities, the Company will nevertheless incur certain risks, including expenditure of funds on, and devotion of management's time to, projects which may not be completed.

     The Company also intends to review from time to time the possibility of developing other commercial ventures on its own real property holdings in accordance with the Company's development policies. Risks associated with the Company's development and construction activities may include: abandonment of development opportunities; construction costs of a property exceeding original estimates, possibly making the property uneconomical; and untimely construction, resulting in increased debt service expense and construction costs. In addition, new development activities, regardless of whether they would ultimately be successful, typically require a substantial portion of management's time and attention. Development activities would also be subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, building, occupancy, and other required governmental permits and authorizations.

Risk of Acquisitions

     Acquisitions entail the risk that investments may fail to perform in accordance with expectations. While the Company to date has limited its acquisition activity to the U.S. Virgin Islands, the Company intends to expand its business to geographic markets outside of the U.S. Virgin Islands. The Company initially will not possess the same familiarity with new markets as it has with the U.S. Virgin Islands, which could adversely affect its ability to acquire, develop or manage any new real estate and non-real estate acquisitions.

Potential Increases in Certain Taxes and Regulatory Compliance

     Because increases in income and service or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect the Company's cash flow from operations. The Company's properties also are subject to various federal, state and local regulatory requirements, such as requirements of the Americans with Disabilities Act and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that its properties are either currently in substantial compliance with such regulatory requirements, or the Company has identified certain necessary improvements and has begun the process of implementing such improvements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's income and cash flow from operations.

Insurance

     The Company carries comprehensive liability, fire, flood, windstorm, earthquake, extended coverage and business interruption insurance covering all of its properties, with policy specifications and insured limits which the Company believes are adequate and appropriate under the circumstances. There are, however, certain types of losses that are not generally insured because it is not economically feasible to insure against such losses. Should a loss in excess of insured limits occur, the Company could lose its capital invested in the property, as well as the anticipated future revenue from the property and, in the case of debt which is with recourse to the Company, would remain obligated for any mortgage debt or other financial obligations related to the property. Any such loss would adversely affect the Company. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future.

Environmental Risks

     Under various federal, state and local laws, ordinances and regulations, the Company may be considered an owner or operator of real property and, therefore, may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property or disposed of by the Company, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). Such liability may be imposed whether or not the Company knew of, or was responsible for, the presence of such hazardous or toxic substances. See "Business--Environmental Considerations".

Concentration of Control; Anti-Takeover Effect of Certain Charter Provisions

     The Company has two classes of authorized voting Common Stock, Class A Common Stock and Class B Common Stock. The rights of the Class A Common Stock and the Class B Common Stock are identical, except that (i) holders of the Class A Common Stock are entitled to one vote per share and holders of the Class B Common Stock are entitled to ten votes per share, and (ii) Class B Common Stock may be converted into Class A Common Stock. Both classes will vote together as one class on all matters generally submitted to a vote of stockholders, including the election of directors.

     The holders of the Class B Common Stock will have approximately 97.8% of the outstanding voting power of the Company's Common Stock, if the Maximum Offering is sold, and 98.7% of the outstanding voting power of the Common Stock if the Minimum Offering is sold. These stockholders will have the collective ability to elect the Company's directors and to determine the outcome of corporate actions requiring stockholder approval. Lockhart's executive officers and directors collectively own or control approximately 3,733,115 shares of Class B Common Stock, or approximately 42.1% and 42.5% of the voting power of the Common Stock based on the Maximum Offering and the Minimum Offering, respectively. This concentration of ownership and the disproportionate voting rights of the Class A Common Stock and the Class B Common Stock may make the Company a less attractive target for a takeover than it otherwise might be, or discourage and render more difficult a merger proposal, tender offer or proxy contest. See "Principal Stockholders".

     The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Class A

Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change of control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Class A Common Stock. The Company has no present plans to issue shares of Preferred Stock.

     The Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws limit the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice, which may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company. These provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests or transactions in which stockholders might otherwise receive a premium for their shares over the prevailing market prices. See "Description of Capital Stock".

Shares Eligible for Future Sale

     If the Maximum Offering is sold, there will be 2,000,000 shares of Class A Common Stock outstanding (10,590,018 shares assuming the conversion of all outstanding shares of Class B Common Stock). The shares of Class A Common Stock sold in this offering will be tradeable without restriction by persons other than "affiliates" of Lockhart. The shares of Class A Common Stock issuable upon conversion of Class B Common Stock will be deemed "restricted" securities within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and, as such, may not be sold in the absence of registration under the Securities Act or an exemption therefrom, including the exemptions contained in Rule 144 under the Securities Act. No prediction can be made as to the effect, if any, that future sales of shares of Class A Common Stock, or the availability of such shares for future sales, will have on the market price of the shares of Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class A Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock and such a reduction in the market price of the Class A Common Stock could impair the ability of the Company to raise additional capital through future public offerings of its equity securities.

     The Class B Stockholders have agreed that, subject to certain limited exceptions, during the period beginning from the date of this Prospectus and continuing to and including the date six months after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company which are substantially similar to the shares of Class A Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Class A Common Stock. In addition, the Company's executive officers and directors as well as beneficial owners of 5% or more of the Class B Common Stock have agreed that, subject to certain limited exceptions, beginning from the date of this Prospectus and continuing to and including the date two years after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company which are substantially similar to the shares of Class A Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Class A Common Stock. Following the six-month and two-year periods, no assurance can be given that a holder of Class B Common Stock will not decide, based upon then prevailing market and other conditions, to convert his or her Class B Common Stock to Class A Common Stock and to dispose of all or a portion of such stock pursuant to the provisions of Rule 144 under the Securities Act, subject to any applicable volume limitations of Rule 144.

No Public Market; Possible Volatility of Stock Price

     There is no public market for the Company's Class A Common Stock, and there can be no assurance that an active public market for the Company's Class A Common Stock will develop or be sustained after the offering. The initial public offering price was determined by the Company based upon several factors. See "Plan of Distribution" for a discussion of the factors considered in determining the initial public offering price. If a trading market develops, the trading price of the Company's Class A Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, changes in financial estimates by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to the Company and other events or factors. Moreover, in some future quarter the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the market price of the Company's Class A Common Stock would likely be materially and adversely affected. In addition, the stock market in general has experienced volatility that often has been unrelated to the operating performance of particular companies traded on the market. These broad market and industry fluctuations may adversely affect the trading price of the Company's Class A Common Stock, regardless of the Company's operating performance.

Immediate Dilution

     The initial public offering price of the Class A Common Stock is higher than the book value per outstanding share of Class A Common Stock. Accordingly, purchasers in the offering will suffer an immediate dilution of $4.68 in the net tangible book value per share of the Class A Common Stock from the initial public offering price. See "Dilution".

                                 USE OF PROCEEDS

     The table set forth below summarizes certain information relating to the anticipated use of offering proceeds by the Company, assuming that the Minimum Offering and the Maximum Offering are sold. While the estimated use of proceeds in the table below is believed to be reasonable, this table should be viewed only as an estimate of the use of proceeds.

                                                                  Minimum Offering                     Maximum Offering
                                                                  ----------------                     ----------------
                                                              Amount          Percentage          Amount           Percentage
                                                              ------          ----------          ------           ----------
Gross Proceeds to the Company...........................   $7,500,000            100.0%        $13,000,000            100.0%
     Less: Selling Commissions..........................
                  Offering Expenses(1)..................      763,000              ___%            974,000             ____%
                                                              -------                              -------
Net Proceeds to the Company.............................   $                                   $
     Less:  Acquisition of PFC(2).......................      687,500                 %            687,500                 %
                Repayment of Indebtedness (3)...........    4,500,000                 %          5,000,000                 %
              Redemption of Common Stock (4)............        ---                0  %            480,000                 %
                                                           ------------                           --------
Cash available for general corporate
purposes (5)............................................   $                          %        $                           %
                                                           ============        ========       =============        =========

- ------------------------------

(1) The National Capital Bank of Washington has extended the Company a revolving line of credit of up to $400,000 for a term of one year (the "Credit Line"). Proceeds from the Credit Line are to be used to pay expenses related to this offering. The Credit Line bears interest at the bank's base rate, requires monthly payments of interest on the outstanding balance, and expires on July 31, 1998.

(2) The Company has entered into a non-binding letter of intent to acquire PFC for an aggregate purchase price of $687,500 and is proceeding to conclude a binding agreement for such acquisition. See "Business--Acquisition of PFC".

(3) If the Minimum Offering is sold, the Company intends to use $4.0 million to reduce the outstanding balance of the Development Loan, and $500,000 to prepay a portion of the Red Hook Loan. If the Maximum Offering is sold, the Company intends to use $4.5 million to reduce the outstanding balance of the Development Loan, and $500,000 to repay a portion of the Red Hook Loan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

(4) If the Maximum Offering is sold, the Company intends to use $480,000 of the last $1 million raised in the offering to repurchase up to 73,850 shares of Class B Common Stock from four of the Company's current stockholders at a redemption price of $6.50 per share. If less than $12,000,000 is raised in the offering, no shares of Class B Common Stock will be redeemed. If more than $12,000,000 but less than $12,480,000 is raised, then such proceeds will be used to redeem shares of Class B Common Stock on a pro rata basis; provided, however, that no fractional shares of Class B Common Stock will be redeemed.

(5) The Company plans to use any remaining net proceeds from the offering for general corporate and working capital purposes, including funding pending development projects, expansion of PFC's operations and selective acquisitions. Except for the PFC acquisition, there currently are no agreements with respect to any acquisitions. The Company does not believe it can accurately estimate the amounts to be used for each such purpose at this time. Pending such uses, the Company intends to invest such funds in short-term, interest-bearing instruments or accounts.

                               DISTRIBUTION POLICY

     The Company paid cash distributions of $317,898, $324,487 and $330,613 to its stockholders in the years ended December 31, 1994, 1995 and 1996, respectively, and such distributions constituted a return of capital in 1994 and 1996. The Company is not a real estate investment trust and, therefore, is not required to make cash distributions under the U.S. Internal Revenue Code. However, the Board of Directors of the Company expects to establish an initial policy of declaring quarterly distributions at the rate of $_____ per share ($______ per share annually) on the Class A Common Stock and the Class B Common Stock, commencing with the quarter ending December 31, 1997. Each share of Class A Common Stock and each share of Class B Common Stock will share equally in cash distributions and other distributions. The amount of distributions payable in the future will be reviewed periodically by the Board of Directors in light of the Company's earnings, financial condition, net asset value, market value and capital and other cash requirements. It is the policy of the Board of Directors that the Company retain an adequate portion of its earnings to support the growth of its business. There is no requirement, and there can be no assurance, that distributions will be paid. In addition, covenants in the Company's Loan Agreement with Banco Popular de Puerto Rico may, in the future, restrict Lockhart's ability to pay distributions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

                                    DILUTION

     As of June 30, 1997, the net tangible book value of Lockhart was approximately $7.7 million, or $0.89 per share of Common Stock. Net tangible book value per share represents the Company's total tangible assets less total liabilities divided by 8,634,280 total shares of Common Stock outstanding. After giving effect to the net proceeds received by the Company from the sale of 2,000,000 shares of Class A Common Stock pursuant to the offering at an initial public offering price of $6.50 per share, the pro forma net tangible book value of Lockhart as of June 30, 1997, would have been approximately $19.2 million, or $1.82 per share of Common Stock. Such amount represents an immediate increase in pro forma net tangible book value of $0.93 per share of Common Stock to the Company's existing stockholders and an immediate dilution to new investors of $4.68 per share of Class A Common Stock. The following table illustrates the per share dilution in pro forma net tangible book value to new investors assuming that the maximum number of shares of Class A Common Stock are sold in the offering:

Initial public offering price per share................................         $6.50
    Net tangible book value per share before the offering..............    0.89
    Increase in net tangible book value per share attributable to net..
      proceeds of the Maximum Offering.................................    0.93
                                                                         ------

Pro forma net tangible book value per share after the offering.........          1.82

Dilution to new investors..............................................         $4.68
                                                                                =====

     The following table assumes the Maximum Offering is sold and summarizes, on a pro forma basis as of June 30, 1997, the number of shares of Common Stock purchased from Lockhart, the total consideration paid and the average price per share paid by the Company's existing stockholders and by new investors purchasing shares of Class A Common Stock in the offering at an initial public offering price of $6.50 per share:


                                  Shares of Common Stock
                                        Purchased            Total Consideration
                                  ----------------------     -------------------
                                                                                          Average Price Per Share
                                   Number       Percent      Amount       Percent             of Common Stock
                                   ------       -------      ------       -------         -----------------------
Existing stockholders (Class B
   Common Stock).................   8,634,280        81%      $ 6,774,387      34%                  $ 0.78
New stockholders (Class A
   Common Stock).................   2,000,000        19%       13,000,000      66%                  $ 6.50
                                   ----------       ---       -----------     ---
     Total.......................  10,634,280       100%      $19,774,387     100%

- --------------

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth unaudited pro forma financial and other information as well as combined historical financial information for Lockhart Caribbean Corporation. The information for 1996, 1995 and 1994 is derived from and should be read in conjunction with the audited financial statements of the Company, which have been audited by Ernst & Young, LLP, independent public accountants, whose report thereon appears elsewhere herein; the information for 1993 is derived from the audited financial statements of the Company, which have been audited by Ernst & Young, LLP, although their report thereon is not included herein; the information for 1992 is derived from audited financial statements of the Company, which were audited by other independent public accountants and were restated by management to reflect the reorganization of the Company in 1993.

     The selected financial data at June 30, 1997 and for the six months ended June 30, 1997 and June 30, 1996 are derived from unaudited financial statements. The unaudited financial information includes all adjustments (consisting of normal recurring adjustments) management considers necessary for fair presentation of the combined financial position and results of operations for these periods. Combined operating results for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year ended December 31, 1997.

     The unaudited pro forma information reflects the following transactions as part of the Minimum Offering: (i) the sale of 1,153,846 shares of Class A Common Stock for $6.50 per share, (ii) the use of a portion of the net proceeds to repay $4.5 million of outstanding debt, and (iii) the use of a portion of the net proceeds to acquire PFC. The pro forma balance sheet data shows the effects of these transactions as if they had occurred at the date of the balance sheets, and the pro forma operating data shows the effects of these transactions as if they had occurred at the beginning of the periods. In addition, the pro forma operating data for the year ended December 31, 1996 shows the effect of the June 1996 acquisition of three properties (Fort Mylner Shopping Center, Fort Mylner Commercial Center and Orange Grove Shopping Center) as if the acquisitions were made at the beginning of the year. By necessity, such pro forma operating information incorporates certain assumptions which are described in the notes to the Pro Forma Condensed Financial Statements--Minimum Offering included elsewhere in this Prospectus. The pro forma information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or for any future period.

                         SELECTED FINANCIAL INFORMATION
                         LOCKHART CARIBBEAN CORPORATION


                                                                                                            Six Months Ended
                                                             Year Ended December 31                              June 30,
                                                   ---------------------------------------------      ----------------------------
                                          1996       1996      1995     1994     1993       1992       1997       1997        1996
                                          Pro                                                          Pro
                                         Forma                                                        Forma
                                      (Unaudited)               (in thousands)                                (Unaudited)
OPERATING DATA:
Revenues
   Rental                                4,012      3,385     3,028    2,718    2,938      2,840      2,266      2,266       1,519
   Tenant reimbursement                    283        249       332      281      232         23         91         91          38
   Other operating income                  629        583       612       77       47        123        163        163          66
   Interest & loan service fees(1)         404                                                          184
                                        ------    -------  --------  ------- --------   --------     ------      -----       -----
Total revenues                           5,328      4,217     3,972    3,076    3,217      2,986      2,703      2,520       1,623

Operating expenses                       3,116      2,640     2,757    2,023    2,228      1,914      1,653      1,513       1,074
                                         -----      -----     -----    -----    -----      -----      -----      -----       -----
Operating income                         2,212      1,577     1,215    1,053      989      1,072      1,050      1,007         549

Interest expense                        (1,796)    (1,676)   (1,084)    (438)    (311)      (312)      (941)    (1,109)       (640)
Depreciation & amortization             (1,434)    (1,245)     (906)    (639)    (651)      (574)      (731)      (723)       (414)
Insurance proceeds (2)                      76         76     5,917
(Loss) gain on disposal of operating
   property (3)                             86         86      (851)       2                 166
Other income & expense                    (104)      (104)     (199)     (71)      39         38          2          2         177
                                       -------    -------   -------   ------  -------       ----    -------    -------      ------
Income (loss) before taxes                (959)    (1,286)    4,092      (93)      66        390       (619)      (823)       (328)

Income taxes (4)                           360        453    (1,588)      42       (4)       (91)       232        309         123
                                         -----      -----   -------    -----  -------     ------     ------     ------       -----
Net income (loss) before cumulative
   effect of change in accounting
   principle                              (600)      (833)    2,504      (51)      62        299       (387)      (514)       (205)
Cumulative effect of change in
   accounting principle (5)                                                      (159)
                                       -------    -------   -------   ------   ------      -----     ------    -------      ------
Net Income (loss)                         (600)      (833)    2,504      (51)     (97)       299       (387)      (514)       (205)
                                       =======    =======   =======   ======   ======      =====     ======    =======      ======
BALANCE SHEET DATA :
Real Estate--before accumulated
   depreciation(6)                      37,248     37,231    21,542   17,457   15,588      8,537     37,519     37,460      24,760
Total assets                            39,342     36,270    25,505   14,896   13,830     12,471     38,762     35,692      25,824
Total long-term debt                    20,443     24,943    13,060    7,238    5,980      4,711     20,354     24,854      13,481
Total liabilities                       24,271     27,936    16,177    8,032    6,787      5,667     24,332     27,999      16,902
Stockholders' equity                    15,071      8,334     9,329    6,863    7,043      6,804     14,430      7,693       8,921

OTHER OPERATING DATA:
EBITDA (7)                               2,270      1,635     6,082      984    1,028      1,276      1,052      1,009         726
Funds from operations(8)                   834        412     3,410      588      554        873        344        209         209
Cash flows provided by operating
   activities                                       4,445     1,037      730      797        561                   229       5,104
Cash flows used in investing activities           (15,586)   (7,360)  (1,994)  (1,847)      (344)                 (176)     (3,137)
Cash flows provided by (used in) financing
   activities                                      11,607     5,713    1,047    1,852        173                  (200)        229


- -------------------------------

(1) Represents revenues generated by PFC on insurance premium finance lending activity in the U.S. Virgin Islands, British Virgin Islands and Anguilla.

(2) On September 15, 1995, Hurricane Marilyn caused damage to most of the Company's properties. In 1995 and 1996, Lockhart collected or booked as an account receivable insurance proceeds on a policy covering physical damage to the Company's assets.

(3) In 1995, the Company wrote off the net book value of assets damaged by Hurricane Marilyn.

(4) At December 31, 1996 and December 31, 1995, the Company had available operating loss carryforwards of approximately $1,029,000 and $346,000 respectively to offset future taxable income through the years 2011 and 2010, respectively.

(5) The Company adopted SFAS 109 (Accounting for Income Taxes) in 1993 and included the cumulative effect of adopting the new accounting principle in 1993 operations.

(6) The commercial real estate and undeveloped real estate carried on the financial records of the Company are at book value of historical cost basis or below-cost and do not reflect market values as established on either an income valuation or replacement value basis.

(7) EBITDA means income before mortgage and other interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes that EBITDA is an appropriate measure of performance because it is predicated on cash flow analyses. The Company's definition of EBITDA may not be identical to similarly titled measures of other companies and, therefore, may not necessarily be an accurate basis of comparison.

(8) Funds from operations means net income (loss) plus depreciation and amortization. Funds from operations is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes that funds from operations is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the real estate industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's performance relative to other companies in the industry. The Company's definition of funds from operations may not be identical to similarly titled measures of other companies and, therefore, may not necessarily be an accurate basis of comparison.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Overview

     The following discussion should be read in conjunction with Selected Financial Data and the Company's consolidated financial statements appearing elsewhere in this Prospectus. Where appropriate, the following discussion includes analysis of the effects of the offering.

     The Company's revenue currently is derived from the rental of retail and office space and the long-term ground lease of real property. In 1996 and 1995, building space rental accounted for 89% of total revenue and ground lease payments accounted for 11% of total revenue. Revenue growth from 1994 ($3,075,709) to 1996 ($4,216,733) is primarily attributable to the acquisition of operating properties. Since February 1995, the Company has acquired four shopping centers with an aggregate of approximately 100,000 square feet of rentable space for a total purchase price of $15.5 million.

     Two wholly-owned subsidiaries, H.E. Lockhart Management, Inc. ("HELM") and Lockhart Realty, Inc. ("LRI") account for 100% of the Company's revenue. HELM owns and manages the Company's seven shopping centers, serving both the tourist and local sectors of the economy with a mix of office and retail space. HELM also owns two parcels which it leases to tenants under long-term ground leases. LRI owns the Company's undeveloped real estate and operates the Company's commercial park. In 1996, HELM accounted for 89% of the Company's total revenue, and LRI accounted for 11%.

     LRI is expected to account for a greater portion of total revenue in the future as it develops the approximately 415 acres of land zoned for residential use owned by the Company. In addition, LRI currently owns and operates the Company's commercial business park and is developing a second commercial business park and a new light-industrial park. See "Business--Properties--Development Projects".

     Revenue from HELM should increase in 1998 as a result of re-leasing in late-1997 at one of the Company's tourist-oriented shopping centers at rental rates above previous levels. Following Phase II construction at Lockhart Gardens Shopping Center and at Grand Hotel Court in 1999, HELM should realize increased revenues from the additional space available at these properties.

     The Company also expects revenue growth through selective acquisition of commercial real estate and from diversification into the financial services industry. Acquisition activity and financial services growth include plans for geographic expansion into other markets, in the near-term certain eastern Caribbean islands, and eventually to targeted markets in North America. A portion of the proceeds from this offering will be used to acquire an insurance premium financing company that has an established and growing business in the U.S. Virgin Islands and British Virgin Islands and has made inroads into certain other eastern Caribbean markets.

     On September 15, 1995, Hurricane Marilyn caused damage to most of the Company's operating properties. This event led to a deterioration in total revenue as certain tenants were unable to resume business even after the damaged properties were repaired and reconstructed. As of June 30, 1997, the Company has spent an aggregate of $6.5 million to repair damage at its operating properties caused by Hurricane Marilyn, of which $5.9 million was reimbursed by the Company's insurance carrier. Reconstruction of certain portions of the Lockhart Gardens Shopping Center will be the final phase of rebuilding of properties damaged by the Hurricane Marilyn. See "Business--Properties--Development Projects".

Results of Operations

Six Months Ended June 30, 1997 Compared with Six Months Ended June 30, 1996

     Total revenue (rental income, tenant expense reimbursement and other operating income) for the six months ended June 30, 1997 and 1996 was $2,519,837 and $1,622,550 respectively. The $897,287 or 55% increase was principally attributable to revenue from the two Fort Mylner properties and the Orange Grove Shopping Center, which the Company acquired in June 1996. Total revenue from the three acquired properties during the six months ended June 30, 1997 was $767,334, which represented 86% of the period-to-period increase.

     For the six months ended June 30, 1997 and 1996, total operating expenses were $1,512,515 or 60% of total revenue and $1,073,683 or 66% of total revenue, respectively. The $438,832 increase in operating expenses was due to the three properties acquired in June 1996 and a significant increase in property insurance premiums when coverage was renewed in May 1996. The increase in insurance premiums was a result of a general market increase following Hurricane Marilyn.

     Interest expense increased by $468,836 or 73% for the six months ended June 30, 1997 compared to the six months ended June 30, 1996. The increase in interest expenses was due to a $10.4 million increase in debt to fund the acquisition of the three properties in June 1996.

     Depreciation and amortization increased by $309,000 or 75% for the six months ended June 30, 1997 compared to the six months ended June 30, 1996. The increase was due primarily to the 1996 acquisitions and the $6 million Phase I reconstruction of the Lockhart Gardens Shopping Center completed in September 1996.

     As a result of the foregoing, the Company showed a net loss of $514,462 for the six months ended June 30, 1997 compared to a net loss of $205,432 for the six months ended June 30, 1996.

Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

     Total revenue for the years ended December 31, 1996 and 1995 was $4,216,733 and $3,971,800, respectively. The $244,933 or 6% increase resulted principally from six months of rental income and tenant expense reimbursements from the three properties that were acquired in June 1996. Total revenue from properties acquired in June 1996 of $721,902 was partially offset by a decrease of $476,969 in revenue from the other properties, primarily as a result of damages from Hurricane Marilyn. With the receipt of $453,355 in insurance reimbursements for business interruption losses, revenue loss at the affected properties was principally due to vacancies resulting from tenants who were unable to resume business even after reconstruction was completed at the affected properties and continued vacancies at the northern section of the Lockhart Gardens Shopping Center that will not be filled until additional reconstruction work is commenced by the ground lessee.

     For the years ended December 31, 1996 and 1995, total operating expenses were $2,639,969 or 63% of total revenue and $2,757,284 or 69% of total revenue, respectively. Operating expenses decreased by $117,315 in 1996 despite the additional expenses from the three properties acquired in June 1996. Lower operating expenses in 1996 were primarily attributable to a reduction in overhead costs and the elimination of certain professional fees incurred as a result of Hurricane Marilyn in 1995. Adjusting for operating expenses of the properties acquired in 1996, total operating expenses decreased by $342,411 or 12% in 1996.

     Interest expense increased by $591,726 or 55% for the year ended December 31, 1996 compared to the year ended December 31, 1995. The increase in interest expense was principally due to a $10.4 million increase in debt to fund the acquisition of three properties in June 1996.

     Depreciation and amortization increased by $338,511 or 37% for the year ended December 31, 1996 compared to the year ended December 31, 1995. The increase was due primarily to the acquisition of three properties in June 1996 which resulted in an increase in the depreciable asset base, and the write-off of certain capitalized loan costs related to notes that were liquidated with proceeds from the Development Loan. See "--Liquidity and Capital Resources".

     Insurance proceeds of $75,670 and $5,916,981 for the years ended December 31, 1996 and 1995 represent amounts collected or receivable from insurance companies for repairs to properties damaged by Hurricane Marilyn. By the end of 1996, the Company had utilized the insurance proceeds as follows: Drakes Passage $430,592; Grand Hotel Court $89,883; Lockhart Gardens Shopping Center $5,165,519; and Red Hook Plaza $230,987. With regard to the three shopping centers acquired in 1996, all hurricane related damage had been repaired prior to acquisition by the Company.

     For the year ended December 31, 1996, there was a gain on the sale of property of $86,440 as a result of the sale of approximately 1.7 acres of undeveloped land zoned for residential use. For the year ended December 31, 1995, there was a loss of $850,972 due to a write-off of net book value of certain properties damaged by Hurricane Marilyn.

     As a result of the foregoing, the Company had a net loss of $832,710 for the year ended December 31, 1996 compared to a net income of $2,503,875 for the year ended December 31, 1995.

Year Ended December 31, 1995 Compared with Year Ended December 31, 1994

     Total revenue for the years ended December 31, 1995 and 1994 was $3,971,800 and $3,075,709, respectively. The $896,091 or 29% increase was due principally to ten months of revenue from Red Hook Plaza, which was acquired in February 1995. Total revenue from Red Hook Plaza was $718,446, which accounted for 80% of the revenue increase.

     For the years ended December 31, 1995 and 1994, total operating expenses were $2,757,284 or 69% of total revenue and $2,022,721 or 66% of total revenue, respectively. The increase in total operating expenses for the year ended December 31, 1995 was due to the operating and maintenance expenditures of the property acquired in February 1995, certain overhead costs related to such acquisition and professional fees incurred as a result of Hurricane Marilyn.

     Interest expense increased by $646,345 or 148% for the year ended December 31, 1995 compared to the year ended December 31, 1994. The increase was due to higher interest rates in 1995 and a $5.9 million increase in debt to fund the acquisition of Red Hook Plaza.

     Depreciation and amortization increased by $267,116 or 42% for the year ended December 31, 1995 compared to the year ended December 31, 1994. The increase was due primarily to the February 1995 acquisition.

     Insurance proceeds of $5,916,981 for the year ended December 31, 1995 represented funds collected or receivable from insurance companies for repairs to properties damaged by Hurricane Marilyn.

     The write-off of $850,972 for the year ended December 31, 1995 compared to a gain from the sale of a used vehicle of $1,713 for the previous year. The loss for the year ended December 31, 1995 was due to a write-off of net book value for properties damaged by Hurricane Marilyn.

     As a result of the foregoing, the Company had a net income of $2,503,875 for the year ended December 31, 1995 compared to a net loss of $51,258 for the year ended December 31, 1994.

Cash Flow

     Net cash flow from operating activities declined by $4.9 million in the six months ended June 30, 1997 compared to the six months ended June 30, 1996. The high level of net cash flow from operating activities in the first half of 1996 was due to the collection of $4.62 million in insurance proceeds during the period. Net cash flows used in investing activities decreased by $2.9 million for the six months ended June 30, 1997 compared to the six months ended June 30,1996 because the Company was not investing in the reconstruction of properties in 1997 as it did in the same period of the prior year.

     Net cash flow from operating activities increased by $3.4 million for the year ended December 31, 1996 compared to 1995 as a result of insurance proceeds collected in 1996 for the reconstruction of operating properties damaged by Hurricane Marilyn. Net cash flow used in investing activities increased by $8.2 million for the year ended December 31, 1996 compared to the year ended December 31, 1995 due principally to the acquisition of three properties in 1996. Net cash flow from financing activities increased by $6 million as a result of increased debt to fund the 1996 acquisitions.

     Net cash flow from operating activities increased by $306,201 for the year ended December 31, 1995 compared to the year ended December 31, 1994 as a result of insurance proceeds collected in 1995 for the reconstruction of operating properties damaged by Hurricane Marilyn. Net cash flow used in investing activities increased by $5.4 million for the year ended December 31, 1995 compared to the year ended December 31, 1994 due principally to the acquisition of one operating property in 1995. Net cash flow from financing activities increased by $4.7 million as a result of increased debt to fund the acquisition.

Liquidity and Capital Resources

     On October 21, 1996, HELM entered into a Loan Agreement (the "Development Loan") with Banco Popular de Puerto Rico ("BPPR") to: (i) consolidate certain pre-existing development loans; (ii) refinance certain acquisition indebtedness;
(iii) reduce the Company's interest costs; and (iv) achieve level debt service payments. The parent company, Lockhart Caribbean Corporation, and HELM's subsidiaries have each fully and unconditionally guaranteed the Development Loan. The Development Loan may, in the future, limit the amount of dividends HELM can pay to the parent company and, therefore, may limit the funds available for distribution to the Company's stockholders. Approximately $19.1 million of proceeds from the Development Loan were drawn down, primarily to retire the mortgages on certain operating properties, and such amount is secured by first-priority mortgages on Drakes Passage Shopping Mall, the Fort Mylner properties, the Grand Hotel Court, Lockhart Gardens Shopping Center and Orange Grove Shopping Center and a second-priority mortgage on Red Hook Plaza. The Company is obligated to make monthly principal and interest payments of approximately $163,500 with respect to the $19.1 million and expects to fund such payments with cash flow from operations.

     The Development Loan also provides for a $1 million line of credit with an interest rate of 0.5% above the prime rate. As of June 30, 1997, the Company had $700,000 available under the line of credit, and the interest rate was 9.0%. In addition, the Development Loan will provide approximately $580,000 to fund the development of the Garden Mall at Lockhart Gardens Shopping Center. See "Business--Properties--Development Projects". The entire outstanding balance under the Development Loan is due and payable on April 1, 2000. However, BPPR has agreed, subject to certain conditions, including the continued absence of any material default by the Company under the Development Loan, to convert the balance into a 15-year installment loan with conditions similar to those of the Development Loan. The Company does not expect to have adequate funds available to retire the outstanding balance on April 1, 2000, and intends to refinance the Development Loan, possibly with BPPR. For additional information regarding the Development Loan, see Note 3 to the Company's consolidated financial statements.

     In 1991, BPPR has loaned LRI $1,135,000 to finance the development of Sugar Estate Park, and such loan is secured by seven acres of land at Sugar Estate Park. BPPR has agreed to extend a $3.8 million line of credit to LRI (the "LRI Loan"). The amount currently owed to BPPR by LRI will be refinanced with the LRI Loan, and the remaining balance of the LRI Loan will be available to fund the development of Sugar Estate Commercial Centre and Market Square East. See "Business--Properties --Development Projects". The LRI Loan will be secured by mortgages on Sugar Estate Park, Sugar Estate Commercial Centre and Market Square East.

     In February 1995, the Company acquired Red Hook Plaza for an aggregate purchase price of $5.5 million from an unaffiliated party. The Company financed this purchase with a $4.7 million first-priority mortgage payable to the seller (the "Red Hook Loan") and $1.2 million of additional debt financing. The Red Hook Loan bears interest at 8.75% per annum and matures in January 2004. The $1.2 million was refinanced in October 1996 with proceeds from the Development Loan.

     In June 1996, the Company acquired the Fort Mylner Commercial Center, the Fort Mylner Shopping Center and the Orange Grove Shopping Center for an aggregate purchase price of $10.1 million from an unaffiliated party. The Company financed this purchase with mortgage indebtedness that was refinanced in October 1996 with proceeds from the Development Loan.

     The National Capital Bank of Washington has extended to the Company the Credit Line for up to $400,000 to be used to fund expenses associated with this offering. Amounts outstanding under the Credit Line will be repaid with proceeds from this offering. See "Use of Proceeds".

     After  giving  effect  to  this  offering  and the  application  of the net proceeds therefrom, the Company expects improvements in its financial performance through changes to its capital structure, principally a significant reduction in total debt. The Company's total debt is expected to be reduced by $4.5 million and $5.0 million assuming the Minimum Offering or the Maximum Offering is sold, respectively. Total debt, excluding payables and accrued and deferred expenses, is expected to be $20.4 million and $19.9 million, assuming the Minimum Offering or the Maximum Offering is sold, respectively, compared to $24.9 million as of June 30, 1997. The Company expects this change to result in a reduction in mortgage interest expense and, therefore, cash flow from operations should increase by a corresponding amount. However, this cash flow increase will be partially offset by an increase in aggregate dividends paid on a larger equity base following termination of this offering.

     The Company expects to meet its short-term liquidity requirements from cash flow from operations. The Company expects cash provided by operations to increase over the long-term as a result of (i) a reduction of net operating funds needed to fund annual debt service, (ii) the acquisition of PFC and (iii) increased net rentable space from the reconstruction and renovation of two operating properties. The Company also believes that the foregoing sources of liquidity will be sufficient to fund its short-term liquidity needs for the foreseeable future, including capital maintenance expenditures.

     The Company expects to meet certain long-term liquidity requirements such as acquisitions, scheduled debt maturities, renovations, expansions, commercial and residential development ventures, and other non-recurring capital improvements through long-term secured and unsecured debt and the issuance of additional equity securities.

Forward Looking Statements

     Management's Discussion and Analysis of Financial Condition and Results of Operations and other sections of this Prospectus contain forward-looking statements which are subject to various risks and uncertainties. Actual results could differ materially from those discussed herein. Important factors that could cause or contribute to such differences include those discussed under "Risk Factors" as well as those discussed elsewhere in this Prospectus.

New Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share. This pronouncement establishes new standards for computing and presenting earnings per share and applies to all entities with publicly held common stock or potential common stock. This Statement is effective for financial statements issued for periods ending after December 15, 1997 and earlier application is not permitted. Management believes that the application of this Statement will not have a material effect on the presentation of the Company's earnings per share.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. While all entities are encouraged to adopt this method of accounting for all employee stock compensation plans, SFAS No. 123 allows an entity to continue to measure compensation costs for its plan as prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Management believes that application of this Statement will not have a material effect on the Company's financial statements.

                                   THE COMPANY

Overview

     Lockhart is an enterprise predominately owned by lineal descendants (and their spouses) of Alfred H. Lockhart and his son, Herbert E. Lockhart. The Company and its predecessors have conducted business in the U.S. Virgin Islands since 1884, which makes Lockhart one of the oldest continuous operators of commercial properties in the U.S. Virgin Islands. The enterprise, which started out as a general goods store, has evolved over the years into the largest owner of shopping centers in the U.S. Virgin Islands. In 1972, the Company solidified its position as a leader in commercial real estate development through the construction of the first shopping center on St. Thomas. This facility, the Lockhart Gardens Shopping Center, was the first commercial property located on St. Thomas to host national retailers. Lockhart is also one of the largest owners of undeveloped land on the island of St. Thomas.

     Since 1987 the Company has been under the direction of George H.T. Dudley and Wesley S. Williams, Jr., two family members who function as Chairman and Vice-Chairman, respectively. Both are practicing attorneys with specialities in banking, finance and real estate. Shortly after assuming their roles, they recruited experienced professionals from outside the family to manage the daily affairs of the Company. Under this management, Lockhart has experienced a period of substantial growth through property acquisitions and commercial property development. Since 1987, the Company has acquired four shopping centers with an aggregate of approximately 99,750 square feet of rentable space, expanded one shopping center by approximately 6,000 square feet, developed one commercial park, commenced and almost completed development of a second commercial park, completed the first phase of renovation of the Grand Hotel Court, completed the reconstruction of 85,000 square feet of retail space damaged by Hurricane Marilyn, and completed a master-plan for the development of the Company's commercial and residential undeveloped land holdings. In addition, under the leadership of Messrs. Dudley and Williams, the Lockhart management team has restructured the Company's finances through the Development Loan and effected a series of corporate transactions that have positioned the Company for this offering. The corporate transactions were executed to: (i) enhance the effective management of the Company's properties; (ii) enable the Company to finance its real estate and non-real estate endeavors more easily; (iii) adhere to the dictates of the evolving tax laws; (iv) eliminate and mitigate financial exposure of Company assets to unrelated liability; and (v) position the Company for this offering.

     Lockhart is engaged primarily in the business of owning, acquiring, renovating, developing and managing shopping centers and other commercial real estate in the U.S. Virgin Islands, principally on St. Thomas and St. Croix. The Company currently owns and operates seven shopping centers and one commercial business park, is actively planning or developing seven projects, has leased an aggregate of seven acres (including tenants of the commercial business park) of commercial property to others under long-term ground leases and has an inventory of approximately 415 acres of undeveloped land zoned for residential development. In management's opinion, the Company's properties are covered adequately by insurance.

     The Company's primary business strategies are to: (i) actively manage its developed real property portfolio to improve cash flow; (ii) complete its planned projects and develop its land holdings for their highest and best use;
(iii) selectively execute real property acquisitions in strategic submarkets; and (iv) diversify into the financial services industry. The Company believes that its operating properties are located in strong retail submarkets for tourists, local consumers or commercial office tenants. This dispersion among local submarkets mitigates the Company's dependence on the tourism industry or any one local market sector. In addition, the Company currently has seven commercial projects in the advanced planning stage. Lockhart also plans to develop its inventory of 415 acres of land zoned for residential use.

     Capitalizing on the collective experience of the Company's senior management in the financial services industry, Lockhart intends to diversify its operations to provide select financial services. As a first step to diversification into the financial services industry, the Company is acquiring Premium Finance Company of the V.I., Inc. ("PFC"). PFC provides insurance premium financing primarily to residents of the U.S. Virgin Islands and the British Virgin Islands. Lockhart has agreed to acquire PFC for $687,500 and will use a portion of the proceeds from this offering to complete the PFC acquisition. See "Use of Proceeds".

Organizational Structure

     Lockhart Caribbean Corporation is the holding company of the operating companies HELM and LRI. HELM owns and operates, directly and through its subsidiaries, seven shopping centers. Specifically, HELM owns and manages, on St. Thomas: Drakes Passage Mall; Grand Hotel Court; Fort Mylner Shopping Center; Fort Mylner Commercial Center; Red Hook Plaza; and Lockhart Gardens Shopping Center; and on St. Croix: Orange Grove Shopping Center. HELM directly owns Drakes Passage Mall, Grand Hotel Court and Lockhart Gardens Shopping Center; Fort Mylner Properties, Inc., a wholly-owned subsidiary of HELM, owns the Fort Mylner Shopping Center and the Fort Mylner Commercial Center; Golden Orange Centers, Inc., a wholly-owned subsidiary of HELM, owns the Orange Grove Shopping Center; and Red Hook Plaza, Inc., a wholly-owned subsidiary of HELM, owns Red Hook Plaza. In addition, HELM directly owns two parcels, which it leases to tenants under long-term ground leases. LRI owns the Company's undeveloped real estate and operates the Company's commercial parks. HELM, LRI and each of their subsidiaries are U.S. Virgin Islands corporations. The Company intends to operate PFC as a separate subsidiary.

[GRAPHIC OMITTED]

The U.S. Virgin Islands

     The United States Virgin Islands are an unincorporated territory of the United States. The islands are located approximately 1,100 miles southeast of Miami and approximately 1,500 miles southeast of New York City. Puerto Rico is approximately 40 miles west of St. Thomas, and the British Virgin Islands are less than three miles northeast of St. John. Charlotte Amalie, St. Thomas, is the capital. English is the official language, and the U.S. dollar is the currency of the U.S. Virgin Islands.

     More than fifty islands make up the U.S. Virgin Islands. The three principal islands are St. Croix, St. Thomas and St. John. St. Croix (82 square miles) is the largest of the three islands and is known for its rolling hills and broad central plain, which separates the dry east end from the more tropical west end. St. Thomas (32 square miles) is the commercial hub of the U.S. Virgin Islands and is the second most cosmopolitan island in the Caribbean, after Puerto Rico. Two-thirds of St. John (20 square miles) is dedicated to the National Park Service. St. Thomas and St. John are distinguished by a mountainous topography with numerous sandy beaches and inlets along the shoreline.

     Tourism accounts for a large portion of the U.S. Virgin Islands' economy. In 1994, 1995 and 1996, visitors spent approximately $919.6 million, $822.3 million, and $687.4 million, respectively, in the U.S. Virgin Islands. The majority of visitors arrive by cruise ship. In 1994, the U.S. Virgin Islands had approximately 1,921,400 visitors, of which approximately 1,242,900 were cruise passengers; in 1995, there were approximately 1,741,300 visitors, of which approximately 1,171,300 were cruise passengers; and in 1996, there were approximately 1,774,200 visitors, of which approximately 1,316,400 were cruise passengers. Tourism related employment accounts for a significant percentage of the labor force in the U.S. Virgin Islands. Specifically, in 1994, 1995 and 1996, tourism-related employment accounted for 19.2%, 18.8% and 15.5% of the labor force, respectively. The unemployment rates for the U.S. Virgin Islands in 1994, 1995 and 1996 were 5.6%, 5.7% and 5.2%, respectively. Recent declines in tourism and tourist-related expenditures and employment can be attributed almost entirely to Hurricane Marilyn. The Company expects that as damage from Hurricane Marilyn is repaired, tourism and related activity will recover and eventually surpass pre-hurricane levels.

Properties

Shopping Centers

     The Company's shopping centers range in size from approximately 11,000 to 140,000 square feet, and most properties include both retail and office space. The Company maintains an ongoing leasing and marketing program to enhance the cash flow potential of each operating property and to respond to tenant needs. Lockhart also follows a schedule of regular physical maintenance, renovation and refurbishment to preserve and increase the value of its properties.

     The following table sets forth certain information for each of the Company's shopping centers as of June 30, 1997:


                                 Year Built/   Net Rentable    Percent
                                  Acquired      Square Feet    Occupied
                                  --------      -----------    --------
Drakes Passage Shopping Mall        1920          33,000          91%
Fort Mylner Commercial Center       1996          10,800         100%
Fort Mylner Shopping Center         1996          26,200          93%

                                    Year Built/     Net Rentable     Percent
                                     Acquired        Square Feet     Occupied
                                     --------        -----------     --------
Grand Hotel Court                      1914           23,900(1)         67%
Lockhart Gardens Shopping
  Center                               1972          140,198(2)         75%
Orange Grove Shopping Center           1996           30,600            82%
Red Hook Plaza                         1995           32,145            96%
- --------------------

(1) Approximately 4,500 square feet are being held vacant in preparation for renovation as part of Grand Hotel Court - Phase II.

(2)  Includes a ground lease for 30,000 square feet, or approximately 0.7 acres.

     Drakes Passage Shopping Mall ("Drakes Passage") is located in the main tourist shopping and central business district of downtown Charlotte Amalie and offers access to pedestrian traffic from both Main Street and the Waterfront. Drakes Passage contains approximately 33,000 square feet of rentable space spread over two stories and a mezzanine, and is the only air-conditioned shopping mall in the downtown area. The first floor has 20,500 square feet of primarily tourist-oriented retail space and was 91% occupied as of June 30, 1997; the second floor has 12,500 square feet of office space and was 92% occupied as of June 30, 1997. Retail tenants include Boolchands, Cosmopolitan, Perfume Palace and Diamond's International.



                             1996       1995       1994       1993       1992
                             ----       ----       ----       ----       ----
Occupancy Rate(1)              85%        73%        99%        93%        82%
Average Net Effective
Rent per Square Foot       $30.01     $31.52     $26.57     $23.45     $27.28
- --------------------

(1) Decreased occupancy rates during 1996 and 1995 were attributable to damage caused by Hurricane Marilyn.

     The Fort Mylner Properties consist of the Fort Mylner Commercial Center with approximately 10,800 square feet of rentable space on two floors and the Fort Mylner Shopping Center with approximately 26,200 square feet of rentable space. The total parking spaces available at both properties is approximately
115. Both properties were acquired by the Company in June 1996 for an aggregate purchase price of $6.4 million. The Fort Mylner properties are located in the business district of the Tutu area, one of the most populous residential communities on St. Thomas.

     The Tutu area market consist of approximately 356,000 square feet of aggregate retail and office square footage that directly competes with the Fort Mylner properties. As of late 1996, the average quoted market rental rates per square foot were $27.50 and $21.50 for retail and office space, respectively.

     For the year ended December 31, 1996 (representing six months of ownership and management by the Company) and the six months ended June 30, 1997, utility expense was approximately $27,395 and $42,032, respectively, and expense for repairs, maintenance and professional services were approximately $28,311 and $22,634, respectively.

     The Company is currently evaluating the nature, extent and timing of capital improvements that will be undertaken during the next five years. Major projects identified consist of realigning the access points to the properties, installing a generator to service the shopping center and painting the exterior of the shopping center. Management believes that a portion of the expenditures associated with painting the shopping center will be recovered from the tenants, as will the maintenance associated with the generator.

     The Fort Mylner Commercial Center provides office space to three primary tenants: BPPR occupies approximately 2,700 square feet, with two drive-thru lanes and an automated teller machine; Vitelcom, a cellular telephone provider, leases approximately 2,700 square feet; and Globalvest Management Company, L.P., a mutual fund investment firm, leases approximately 4,050 square feet. The Fort Mylner Shopping Center consists of three one-story buildings with 21,600, 2,800 and 1,800 square feet of rentable space. Material lessees at the shopping center operate a home furnishings store, a convenience store and a furniture store. Other tenants include CommoLoco, Inc. (a small loan finance company) and Kentucky Fried Chicken.


                        Combined Lease Expirations
                        --------------------------
             Number        Total Net Rentable         Percent of Net
Year       of Tenants         Square Feet          Rentable Square Feet
- ----       ----------         ------------         --------------------
1997           2                  4,200                    11.3%
1998           1                  4,050                    10.9%
1999           4                  8,700                    23.5%
2000           2                  1,500                     4.0%
2001-6         4                 11,250                    30.4%


                          Fort Mylner Commercial Center
                          -----------------------------

                                              1996
                                              ----
Occupancy Rate                                 100%
Average Net Effective
Rent per Square Foot                        $21.13


                           Fort Mylner Shopping Center
                           ---------------------------

                                              1996
                                              ----
Occupancy Rate                                 100%
Average Net Effective
Rent per Square Foot                        $23.47

     The tax basis for the Fort Mylner properties is approximately $3,962,000, and they have a remaining depreciable life of 30.5 years under the modified accelerated cost recovery system ("MACRS") depreciation methodology. The realty tax rate is 1.25% of assessed value.

     The Grand Hotel Court (the "Grand Hotel") is located at the beginning of the main tourist shopping district in downtown St. Thomas and one block from the municipal parking lot. The Grand Hotel complex consists of four two-story stone and timber buildings with an aggregate of approximately 24,000 net rentable square feet of retail and office space, of which 4,500 square feet will be available upon completion of Phase II. See "--Development Projects". Tenants include Irmela's Jewel Studio, Island Periodicals and International Voyager Media; no tenant occupies 10% or more of the rentable space.

     The Grand Hotel Court complex was originally built in the early 1800s and is located in the Charlotte Amalie historic district. Alfred H. Lockhart acquired the property in 1914. The Company extensively renovated the interiors and exteriors of three of the Grand Hotel's four buildings in 1994 for an aggregate cost of $1.9 million. Lockhart intends to invest approximately $1.4 million to complete the second phase of renovations to the Grand Hotel. See "--Development Projects".



                            Lease Expirations
                            -----------------
              Number       Total Net Rentable         Percent of Net
Year        of Tenants        Square Feet          Rentable Square Feet
- ----        ----------        ------------         --------------------
1997            2                 1,546                     4.7%
1998            4                 3,376                    10.3%
1999            7                 6,763                    20.7%
2000           --                   --                       --
2001-6          1                   855                     2.6%



                              1996        1995        1994        1993      1992
                              ----        ----        ----        ----      ----
Occupancy Rate                 67%         69%         31%         76%       70%
Average Net Effective
Rent per Square Foot       $35.62      $29.29      $25.25      $20.16    $24.48


     The tax basis for the Grand Hotel is approximately $4,390,000, and it has a remaining depreciable life of 28 years under MACRS. The realty tax rate is 1.25% of assessed value.

     Lockhart Gardens Shopping Center ("Lockhart Gardens") is located on the eastern edge of Charlotte Amalie and within walking distance of the main cruise ship dock. Lockhart Gardens consists of approximately 140,200 square feet of net rentable square feet, which includes a ground lease of approximately 30,000 square feet. Lockhart Gardens has approximately 245 parking spaces. The Company's major tenant is a department store operated by Woolworth Corp. ("Woolworth"), which leases approximately 60,000 square feet. Other key tenants include BPPR and Footlocker.

     A supermarket was operated pursuant to a ground lease of 30,000 square feet of land until Hurricane Marilyn destroyed the entire shopping center, including the supermarket, in September 1995. The supermarket continues to make its lease payments but has not begun reconstruction of the building, as required under its lease. Lockhart and the ground lessee are presently in litigation regarding this matter and hope to achieve an amicable resolution, which may include assigning the ground lease to another party willing to reconstruct the facility. The Company has reconstructed one-half of the shopping complex and intends to complete reconstruction of the complex upon resolution of the dispute concerning the supermarket's ground lease. See "--Development Projects".

     Woolworth has decided to cease its department store operations throughout the United States, including the U.S. Virgin Islands, and has advised the Company that it intends to vacate its space at Lockhart Gardens in December 1997. Woolworth's lease does not expire until 2001, and it is obligated to make base rental payments and tenant reimbursements until 2001. The Company and Woolworth are jointly seeking a suitable replacement tenant. Management believes that the strategic location of Lockhart Gardens and current discussions with certain parties will attract a suitable replacement tenant. However, there can be no assurance that such a tenant will be found before November 1997 or that a new tenant will generate the same level of rental revenue as the department store.


                             Lease Expirations
                             -----------------
               Number       Total Net Rentable          Percent of Net
Year         of Tenants        Square Feet           Rentable Square Feet
- ----         ----------        ------------          --------------------
1997             1                 3,500                       2.5%
1998            --                   --                        --
1999             2                35,120(1)                   25.0%
2000            --                   --                        --
2001-6           3                66,060(2)                   47.1%

- ---------------

(1)      Includes the ground lease of 30,000 square feet.
(2)      Includes 60,000 square feet leased by Woolworth.


                           1996     1995     1994       1993       1992
                           ----     ----     ----       ----       ----
Occupancy Rate              72%      98%      98%        98%        98%
Average Net Effective
Rent per Square Foot     $5.91    $9.25    $9.25      $9.34      $9.92

     The tax basis for Lockhart Gardens is approximately $4,300,000, and it has a remaining depreciable life of 21.5 years under MACRS. The realty tax rate is 1.25% of assessed value.

     Orange Grove Shopping Center ("Orange Grove") is located just outside of Christiansted, the largest town on St. Croix, on the main traffic artery leading westward out of town. The Company acquired Orange Grove in June 1996 for an aggregate purchase price of $3.6 million. The approximately 30,600 square feet of net rentable square feet at Orange Grove are used for retail and office space. The major tenant is BPPR which leases approximately 5,400 square feet. Other tenants include Kentucky Fried Chicken, PC Paradise (a computer retail and service company) and the Medical Air Services Association.

     The Christiansted area submarket consists of approximately 125,000 square feet of aggregate retail and office square footage in shopping centers that directly compete with Orange Grove. As of late

1996, the average quoted market rental rates per square foot were $13.50 and $10.50 for retail and office space, respectively.

     For the year ended December 31, 1996 (representing six months of ownership and management by the Company) and the six months ended June 30, 1997, utility expense was approximately $19,931 and $21,863, respectively, and expense for repairs, maintenance and professional services were approximately $8,778 and $7,675, respectively.

     The Company is currently evaluating the nature, extent and timing of capital improvements that Orange Grove will require during the next five years. Major projects identified consist of revising the ingress and egress points and painting the exterior. Management believes that a portion of the expenditures associated with painting will be recovered from the tenants.


                           Lease Expirations
                           -----------------
             Number        Total Net Rentable          Percent of Net
Year       of Tenants         Square Feet           Rentable Square Feet
- ----       ----------         ------------          --------------------
1997           2                  2,800                      9.2%
1998           2                  2,800                      9.2%
1999           1                  1,400                      4.6%
2000           3                  5,600                     18.3%
2001-6         1                  1,400                      4.6%



                                    1996                1995
                                    ----                ----
Occupancy Rate                       86%                 95%
Average Net Effective
Rent per Square Foot             $15.35              $15.35

     The tax basis for Orange Grove is approximately $3,082,000, and it has a remaining depreciable life of 30.5 years under MACRS. The realty tax rate is 1.25% of assessed value.

     Red Hook Plaza (the "Plaza") is located in the Red Hook area on the eastern side of St. Thomas. The Company acquired the Plaza in February 1995 for an aggregate purchase price of $5.5 million. The approximately 36,000 square feet of net rentable square feet in the Plaza is spread over two buildings; the main two-story building has both retail and office space and the one-story building is used as a restaurant. Major tenants at the Plaza are a supermarket with approximately 4,800 square feet and TrueValue Hardware Store with approximately 4,250 square feet. Other retail tenants include BPPR and Sunrise Pharmacy. The second floor office space consists primarily of medical suites.

                            Lease Expirations
                            -----------------
              Number        Total Net Rentable          Percent of Net
Year        of Tenants         Square Feet           Rentable Square Feet
- ----        ----------         ------------          --------------------
1997            4                  7,793                     24.2%
1998            2                  1,970                      6.1%
1999            5                  6,689                     20.8%
2000            2                  1,988                      6.1%
2001-6          5                 12,269                     38.1%



                           1996       1995       1994       1993       1992
                           ----       ----       ----       ----       ----
Occupancy Rate              98%        90%        90%        90%        90%
Average Net Effective
Rent per Square Foot    $24.25     $23.64     $22.50     $21.38     $20.35

     The tax basis for the Plaza is approximately $5,212,000, and it has a remaining depreciable life of 29.5 years under MACRS. The realty tax rate is 1.25% of assessed value.

Ground Leases

     Sugar Estate Park (the "Park") is a commercial business park developed by the Company on the eastern edge of Charlotte Amalie, mid-island on St. Thomas. The Park consists of an aggregate of approximately 11.7 acres of land, which has been subdivided for lease to tenants under long-term ground leases or development by the Company.

     Lockhart has leased an aggregate of approximately 5.4 acres to four commercial tenants under long-term ground leases at the Park. In addition, there are two one-acre parcels available for lease. The Company provides paved roads and underground utility access at the Park, and tenants construct their own facilities. Current tenants operate a self-storage facility, a building supply store, a corporate office and distribution center for a local retail operation and an electrical supply outlet. Three of these leases expire in 2000, and the fourth expires in 2001. Each lease is subject to two five-year renewal options. Upon expiration of each tenant's lease, the Company will obtain ownership of all improvements on the land.

     The Company has reserved approximately 2.5 acres at the Park to develop two projects. See "--Development Projects--Sugar Estate Commercial Centre" and "--Sugar Estate Plaza".

     The tax basis for the Park is approximately $1,064,000, and the realty tax rate is 1.25% of assessed value.

     Cinema One Building is located in a residential area near the eastern edge of Charlotte Amalie and sits on approximately one acre of land owned by Lockhart. The Company has leased the parcel under a triple-net, long-term ground lease that expires in December 2009, and the tenant has constructed a two-story building on the property. The property is commonly referred to as the Cinema One Building because of the multi-screen theater located there. The building also has office space. Upon expiration of the lease, Lockhart will obtain ownership of the building and all improvements.

Development Projects

     The following table sets forth certain information for each of the Company's projects under development as of June 30, 1997:


                                      Estimated Cost   Estimated Completion Date
                                      --------------   -------------------------
Longford Industrial Park               $1.3 million              1998
Sugar Estate Commercial Centre         $0.9 million              1998
Lockhart Gardens Shopping Center -     $0.5 million              1998
  Garden Mall
Market Square East--Phase I            $1.8 million              1998
Lockhart Gardens Shopping Center -     $3.5 million              1999
  Phase II
Grand Hotel Court - Phase II           $1.4 million              1999
Sugar Estate Plaza                     $5.3 million              2001(1)
- -----------------------
(1) Estimated completion date for both Phase I and Phase II development.

     Longford Industrial Park ("Longford") is located just off the main highway that connects Charlotte Amalie to the eastern end of St. Thomas, where the majority of the island's population resides. Longford will consist of 16 half-acre parcels available for long-term ground lease by light industry and manufacturers, who will construct their own facilities. The Company has cleared the site and public water and electrical power are available. Lockhart intends to construct paved roads, a sewage treatment plant and appropriate drainage and install electrical power and sewer connections to the subdivided parcels.
Construction of such improvements will begin once suitable tenants are identified. The Company has invested $100,000 as of June 30, 1997, and estimates that the total cost of Longford will be $1.3 million.

     Sugar Estate Commercial Centre will be located in Sugar Estate Park. The Company will construct a multiple-use building suitable for tenants seeking warehouse, retail and showroom space. The approximately 14,500 square feet of rentable space in the planned building will be divided into eight bays ranging in size from 1,300 square feet to 4,500 square feet. The scheduled completion date is early-1998, and the estimated construction cost of $915,000 will be financed with proceeds from the LRI Loan.

     Lockhart Gardens Shopping Center-Garden Mall involves the creation of a mini-mall area within the existing shopping center with an aggregate of 10,000 square feet of rentable space, consisting of 8 to 10 retail stores ranging in size from 500 to 1,000 square feet. The area will also include an elevator, public restrooms and an emergency generator. The estimated completion date is early 1998, and the estimated construction cost is $500,000. The Company expects to finance construction of the Garden Mall with proceeds from the Development Loan.

     Market Square East is a commercial park development, which will be located on the main highway that connects Charlotte Amalie to the eastern end of St. Thomas. To be developed in multiple phases as tenant demand requires, Phase I will include long-term ground leases with a retail and wholesale food discount chain, a movie theater chain (for the construction of a multi-screen cinema and restaurant complex), and with a financial services company (for a commercial office building). The Company will clear the site and construct the required infrastructure, consisting of parking facilities, utilities, drainage, power and access roads. The scheduled completion date of Phase I is the latter half of 1998, and the estimated construction cost to the Company of $1.8 million will be financed with proceeds from the LRI Loan.

     Phase II, currently in the preliminary design stage, will involve the Company executing long-term ground leases and constructing build-to-suit facilities for high-quality tenants. The Company will continue to provide the infrastructure, consisting of parking facilities, utilities, drainage, power and roads. The scheduled completion date is dependent on the progress of the Company's leasing program.

     Lockhart Gardens Shopping Center-Phase II involves the construction of approximately 14,000 square feet of rentable space in the northern half of the shopping center that will connect the reconstructed supermarket at the northern end with the department store and retail space that comprise the shopping center's southern half. As a part of that development, the Company has arranged with the Division of Highway Planning of the Government of the U.S. Virgin Islands for the installation of signalized access from the main east-west roadway into the shopping center. The scheduled completion date is mid-1999 for an estimated cost of $3.5 million.

     Grand Hotel Court-Phase II involves the final phase of the renovation process of the entire property that began in 1994 with the first phase renovations of three of the four buildings surrounding the courtyard. This final phase of work is targeted to the fourth (main) building, which has frontage on the main artery of the tourist shopping district in downtown Charlotte Amalie, and will create a central atrium space and ground level passage surrounded at both levels by high-end retail shops and a theme restaurant at the second level. Approximately 4,500 square feet of additional space will be available for lease by the Company upon completion. The scheduled completion date is late 1999, at which time the property will be renamed the "Grand Galleria" and marketed as a high-end tourist shopping destination. The Company estimates construction costs of $1.4 million.

     Sugar Estate Plaza will also be located in Sugar Estate Park and will be constructed in two phases. When completed, the two-building, three-story complex will provide approximately 55,000 square feet of rentable retail and office space. The Company has had preliminary discussions with certain primary tenants for the first phase of development. The scheduled completion date for the entire complex is early 2001, and the estimated construction cost is $5.3 million.

Residential Property

     The Company owns approximately 415 acres of undeveloped land on St. Thomas which are zoned for residential use of differing levels of density. The Company intends to selectively develop this land with single-family and multi-family residential developments. In some areas, Lockhart will limit its activity to the development of the infrastructure (roads, utilities and sewers) and subdivision of the property for sale as residential lots for individual homeowner construction. In some projects, Lockhart may joint venture with experienced residential developers to build homes to be offered for sale.

     Where appropriate, the Company may seek zoning changes or variances to maximize the development potential of its undeveloped real estate inventory. The re-zoning process is a 6-9 month process that involves both the Executive and Legislative branches of the Government of the Virgin Islands. The process commences with the formal filing of an Application to Amend the Official Zoning Map (the "Application") with the Virgin Islands' Legislature. The Application is forwarded by the Legislature to the V.I. Government's Department of Planning and Natural Resources ("DPNR") which undertakes an analysis of the re-zoning request. An Application file is then created by the DPNR, outlining the re-zoning request and the intended use of the land, and opened for public review and public impact assessment. Public hearings are scheduled by DPNR, with appropriate notification to the general public and adjacent property owners of the hearing dates. Upon completion of the public hearing, the DPNR makes a recommendation on the Application to the Virgin Islands' Legislature for its final consideration and action. A re-zoning request approved by the Virgin Islands' Legislature constitutes legislation that also requires the approval of the Governor of the U.S. Virgin Islands prior to amending the Official Zoning Map. The Company last submitted a re-zoning request in 1986 for 100 acres, which was approved by the Virgin Islands' Legislature and the Governor in 1987 and represented the largest single commercial development rezoning in the U.S. Virgin Islands in the last thirty years.

Competition

     Under certain circumstances, the Company may have difficulty in effectively competing against other parties for acquisition opportunities. In addition, numerous retail, office and commercial properties currently compete with the Company's operating properties in attracting and retaining tenants. Further, an increase in the number of competitive properties in any particular submarket in which the Company's properties are located could have a material adverse effect on the Company's ability to lease space and the rents charged at any property owned by the Company in accordance with the Company's internal growth strategy.

Acquisition of PFC

     Lockhart has entered into a non-binding letter of intent to purchase the outstanding shares of stock from all of the shareholders of PFC. PFC is a U.S. Virgin Islands corporation, which was formed in 1993, and has its main office located on St. Croix. The Company plans to purchase the outstanding PFC shares for $687,500 and to use a portion of the proceeds from this offering to pay the purchase price. The acquisition of PFC is subject to the execution of a formal agreement for the purchase of the PFC shares and to the regulatory confirmation by the Lieutenant Governor of the U.S. Virgin Islands acting in his capacity as Commissioner of Insurance. Although Lockhart intends to execute the stock purchase agreement and expects the Lieutenant Governor's approval, the timing of the process cannot be predicted with any certainty.

     PFC is engaged in the business of financing insurance premiums incurred by individuals and small companies seeking to insure primarily automobiles, personal residences, commercial buildings, boats and airplanes, as well as builder's risk or liability. PFC's business is generated through the referrals from insurance agents and brokers that are the first point of contact for the consumer in the procuring of insurance coverage. The insured will make an initial down payment on the insurance premium (20-30%) with the balance financed by PFC over a nine month period. The amount financed by PFC usually is sent directly to the insurance carrier or to its local agent. In the event the insured becomes delinquent, PFC has the right to cancel the policy and to draw on the unearned premium refunded by the insurance company to repay the balance owing on the loan. PFC also requires each insurance agent or broker to sign an agreement that stipulates the basis of the relationship and the flow of documents and funds with respect to coverage of the insured. The interest rate and repayment terms of the premium financed depend on whether the borrower is an individual or business entity, the amount of the down payment and the amount borrowed.

     PFC is the largest independent premium financing company in the U.S. Virgin Islands and has operations in the U.S. Virgin Islands, the British Virgin Islands and Anguilla (West Indies). In addition, PFC recently received government approval to do business in St. Maarten, Netherlands Antilles. Its primary competitors are smaller premium finance companies and insurance agents and insurers that will finance premiums for select, primarily larger, clients. Commercial banks also provide this service to select customers. In mid-1997, PFC expanded its services to other Caribbean markets to increase volume and achieve diversification. Through its wholly-owned subsidiary, Premium Finance Company (E.C.) Limited, an Anguilla (West Indies) corporation ("PFC-EC"), PFC is currently doing business in Antigua and Barbuda. PFC has a current network of twenty-two agents in the U.S. Virgin Islands, four in the British Virgin Islands, four in Anguilla and five in Antigua. Expansion plans for 1998 include St. Lucia, St. Vincent and Grenada. The Caribbean market represents a potential aggregate customer base of over ___ million people.

     PFC's staff consists of four individuals, with an additional two to be hired by the end of 1997. It is the Company's intent to retain the services of PFC's current employees, including its president Richard E.W. Grant. Mr. Grant is the founder of PFC and a former officer of Barclays Bank PLC, with over 30 years of experience in finance and banking on various Caribbean islands.

     In connection with the pending acquisition, the Company has loaned PFC $75,000, which will be converted into a capital contribution upon consummation of the acquisition. Lockhart intends to guarantee a line-of-credit of up to $200,000 for PFC-EC at a local bank. In July 1997, two of the Company's executive officers, John P. deJongh, Jr. and Cornel Williams, were elected to the PFC board of directors. See "Management--Executive Officers and Directors".

Business and Growth Strategies

     The Company's fundamental business and growth strategies are focused on developing or acquiring shopping centers and office buildings that either serve the local community or are located in select tourist destinations, and a carefully planned diversification into the consumer financial services industry. The Caribbean market (with an aggregate population base of ___ million) represents one of the fastest growing economic regions in the world, with tourism as the driving force behind that growth. The Company believes that as the island economies of the region grow, there will be a corresponding growth in the financial well-being of the indigenous population matched by a growth in the number and size of the businesses catering to increasing consumer demand for both goods and financial services. Based on this operating paradigm, the Company's business objectives are to develop the commercial locations out of which these businesses will operate and to offer select consumer financial services to serve consumer demand presently not met by the banks and other existing financial intermediaries of the region.

     Lockhart believes that a number of economic factors will enhance its ability to achieve its business objectives: (i) the continuing improvement in the economies of the U.S. Virgin Islands and other Caribbean markets following Hurricane Marilyn and other recent hurricanes in the region; (ii) the Company's focus on the growing consumer needs of the increasingly affluent resident populations of the region; (iii) in the U.S. Virgin Islands, the limited availability of undeveloped property zoned for commercial use and the continuing need for housing at various price levels; and (iv) apart from the limited traditional offerings of commercial banks, the general inadequacy of consumer financial services offered throughout the Caribbean region.

     The Company's primary business strategies are to: (i) actively manage its property portfolio to improve cash flow; (ii) complete its planned projects and develop its land holdings for their highest and best use; (iii) selectively execute real property acquisitions in strategic submarkets; and (iv) expand its diversification into the financial services industry.

         External Growth

     The Company intends to grow externally by acquiring additional developed commercial properties in the U.S. Virgin Islands and in other Caribbean markets that meet the Company's investment criteria, and by diversifying into the consumer financial services field through the acquisition or development of businesses offering select consumer financial services. The strengthening of the U.S. Virgin Islands economy and the continued growth in the various Caribbean markets as a result primarily of tourism will continue to enhance the economic well-being of the indigenous population. The Company's business strategy, which has been successful in the U.S. Virgin Islands, is to focus primarily on the region's resident population and provide commercial real estate locations that allow businesses to reach the local consumer. The Company's initiative into financial services follows the same premise--to serve the growing consumer financial services needs of the resident population.

     Lockhart is one of the oldest continuous operators of commercial properties in the U.S. Virgin Islands. Through the years, the Company has assembled a unique collection of commercial properties that cater to tourists and serve the local community. Lockhart intends to expand and diversify its Virgin Islands presence by acquiring properties within other submarkets on St. Thomas and St. Croix. The Company's business strategy and economic model also will result in consideration of expansion in select tourist and local community submarkets throughout the eastern Caribbean. The Company believes that its Caribbean base, its knowledge of the region and its long-standing relationships with tenants, real estate professionals, financial institutions and other sectors of the U.S. Virgin Islands community offer significant competitive advantages in seeking investment opportunities in the U.S. Virgin Islands and elsewhere in the Caribbean region.

     The Company believes that diversification into the financial services industry is a logical extension of its operations in light of Lockhart's history, the backgrounds of the members of the Executive Committee, and the Company's recognition of market opportunities. The founder of the Company, Alfred H. Lockhart, also founded the first bank in the Virgin Islands (then the Danish West Indies), and he, his son and his grandson each served on the board of directors of that bank and its successors until its merger into a federally chartered U.S. bank. Separately, the Company has established relationships with financial service providers in the U.S. Virgin Islands and throughout the Caribbean that has resulted in identification of business opportunities that remain untapped by existing businesses offering financial services in the targeted markets. In addition, the members of the Executive Committee (George H.T. Dudley, Wesley S. Williams, Jr. and John P. deJongh, Jr.) and Richard E.W. Grant, the president of the soon to be acquired PFC, each have extensive experience in the financial services industry. See "Management Executive Officers and Directors". These factors should allow the Company to capitalize on the growth opportunities in the non-banking, consumer financial services field in the Caribbean.

     For example, the Company believes that significant opportunities exist in the insurance premium finance business. Insurance premiums in the Caribbean are significantly higher than premiums charged for comparable coverage in the continental United States. Homeowners insurance premiums currently average approximately $2.50 per one hundred dollars of coverage in the U.S. Virgin Islands, compared to $0.90 per one hundred dollars of coverage in Florida. These high annual premiums create a demand for short-term financing that banks and other financial intermediaries generally do not offer. Thus, as a first step in the Company's expansion into insurance premium financing, the Company is acquiring PFC and its wholly owned subsidiary. See " Acquisition of PFC". Lockhart's intent is to proceed aggressively on the Caribbean expansion of PFC with a focus on individuals and smaller commercial businesses and to build a Caribbean network and relations with commercial banks.

         Internal Growth

     The Company believes that significant opportunities exist to increase cash flow from its existing real property portfolio because they are high quality properties in desirable submarkets, and that such opportunities will be enhanced as the U.S. Virgin Islands economy continues to grow. The Company's strategy for maximizing the benefits from these opportunities include: (i) maintaining and improving occupancy rates through pro active management and aggressive leasing;
(ii) realizing fixed contractual base rental increases or increases tied to indices; (iii) passing through to tenants certain reimbursable expense items;
(iv) capitalizing on economies of scale arising from the size of the property portfolio; (v) selectively developing its commercial real estate holdings; and
(vi) developing its residential property inventory to cater to the continuing demand for home ownership.

     Maintaining and Improving Occupancy Rates. The Company believes that it has been successful in attracting, expanding and retaining a diverse tenant base by actively managing its properties with an emphasis on tenant retention and satisfaction. The Company utilizes its market position and its relationships with a broad array of real estate professionals and tenants to implement its leasing efforts and to monitor and understand the current and future space needs of retail and office tenants in various submarkets. This constant contact with the local market enables the Company to attract and place tenants throughout its properties, thereby improving the Company's penetration in the tenant community. The Company believes that the breadth of its submarket presence provides it with an advantage to successfully compete for tenants by offering a wide variety of space and location alternatives both to prospective tenants and to existing tenants whose facility requirements change over time.

     Contractual Base Rental Increase. The Company's standard lease agreement contains either fixed contractual rental increases in the tenant's base rent or increases which are tied to indices, such as the Consumer Price Index. Between January 1, 1995 and December 31, 1996, the contractual annual base rents at the Company's operating properties increased by an aggregate of approximately $126,873 due to such increases.

     Pass-through of Certain Operating Costs. In the execution of all new lease agreements, the Company implemented a policy of passing through to tenants certain common area maintenance charges applicable to the commercial development in which they rent. The expense charged to each tenant is determined proportionately based on the percentage of the gross square footage specifically occupied by the tenant. Approximately 47% of the Company's existing leases contain such expense pass-through provisions.

     Capitalizing on Economies of Scale. The size of the Company's portfolio permits the Company to enhance its portfolio value by lowering operating costs and expenses incrementally. The Company seeks to capitalize on economies of scale resulting from the maintenance of centralized accounting and property management systems, which spreads administrative costs over all of the operating properties, thereby reducing the per square foot administrative expense. The Company also strives to minimize overhead by controlling corporate and administrative expenses and assigning responsibility for multiple properties to its centralized maintenance staff. Acquisition, management, leasing, renovation and development activities are coordinated to enhance responsiveness to market opportunities and tenant needs. The facilities manager ensures that renovation and maintenance work is done in a timely manner. The property manager interacts with the Company's tenants, responds to tenant needs, supervises leasing and marketing activities, and works closely with the development manager in identifying and initiating market opportunities on undeveloped properties and within operating properties. This integrated approach permits the Company to analyze the economic terms and costs (including tenant build-out and retrofitting costs) for each lease on a timely and efficient basis. With respect to the development manager, the Company has the in-house capability to analyze submarket opportunities to ensure that a property under consideration for acquisition is fundamentally sound in terms of its structure, access and further development potential. In the context of the Company's own development activities, site analysis, preliminary design development and conceptualizing proposed responses to the specific requests of potential tenants are all handled in-house by the development manager. With respect to acquisitions, the Company can analyze quickly the costs of upgrades and lease-up potential. The Company is able to commit to leasing and acquisition terms quickly, facilitate timely deal execution and build-out of space for prospective tenants and minimize downtime between lease rollovers.

     Commercial Property Development. The Company is actively planning and executing the development of its commercial property holdings and has six projects scheduled to be completed by the end of 1999. See Properties Development Projects". Several of the Company's projects offer future development opportunities. For example, the Market Square East Phase I project is only a five acre first phase of development for the planned commercial park that ultimately will consist of approximately 50 acres. Although additional development at Market Square East cannot be assured, the Company already is seeking suitable tenants for subsequent phases.

     Residential Property Development. The Company owns approximately 415 acres of undeveloped land on St. Thomas which is zoned for residential use at various density levels. The Company intends to selectively develop its undeveloped residential property portfolio by working with experienced residential developers to design and construct single-family and multi-family residential developments. In some developments, Lockhart will limit its involvement to providing the infrastructure (such as roads, utilities and sewers) and subdividing the property for sale as residential lots for construction by others. Lockhart also may develop neighborhood retail commercial centers to support such residential communities, when appropriate. See "--Properties--Undeveloped Property".

Investing and Financing Policies

     The following is a discussion of certain investment, financing and other policies of the Company. These policies have been determined by the Company's Board of Directors and may be amended or revised from time to time by the Board of Directors without a vote of the stockholders.

         Investment Policies

     The Company's investment objectives are to provide quarterly cash distributions and achieve long-term capital appreciation through increases in the Company's value. The Company expects to pursue its investment objectives through ownership of and improvements to its operating properties, by developing, leasing or selling its undeveloped property to maximize each parcel's potential and to selectively acquire other real estate properties or non-real estate businesses. Furthermore, the Company currently intends to invest in or develop retail, office or commercial properties in the U.S. Virgin Islands. However, future investment or development activities will not be limited to any geographic area or product type or to a specified percentage of the Company's assets. While the Company intends to diversify in terms of property locations, size and market as well as line-of-business, the Company does not have any limit on the amount or percentage of its assets that may be invested in any one property, business or geographic area. In addition, the Company may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the real estate presently owned or other properties purchased, or sell such real estate properties, in whole or in part, when circumstances warrant.

     The Company may also participate with third parties in property development or ownership, through joint ventures or other types of co-ownership. Such investments may permit the Company to own interests in larger assets without unduly restricting diversification and, therefore, add flexibility in structuring its portfolio.

     Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to the Common Stock. Investments are also subject to the Company's policy not to be treated as an investment company under the Investment Company Act of 1940, as amended.

     While the Company's current portfolio consists of equity investments in commercial real estate, the Company may, in the discretion of the Board of Directors, invest in mortgages and other types of equity real estate interests. The Company does not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if the Company concludes that it may benefit from the cash flow or any appreciation in value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under such mortgages and that the collateral securing such mortgages may not be sufficient to enable the Company to recoup its full investment.

     The Company also may invest in securities of other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

     The Company does not currently intend to dispose of any of the operating properties, although it reserves the right to do so if, based upon management's periodic review of the Company's portfolio, the Board of Directors determines that such action would be in the best interests of the Company. Any decision to dispose of an operating property will be made by the Company and approved by a majority of the Board of Directors.

         Financing Policies

     As a general policy, the Company will incur indebtedness only if the operating property or project will generate sufficient cash flow to service the related debt. The Company may from time to time modify its debt policy in light of current economic conditions, relative costs of debt and equity capital, market values of its properties, general conditions in the market for debt and equity securities, growth and acquisition opportunities and other factors. If the Company's policy with respect to indebtedness were changed, the Company could become more highly leveraged, resulting in an increased risk of default on its obligations and a related increase in debt service requirements that could adversely affect the financial condition and results of operations of the Company. See "Risk Factors--No Limitations on Debt."

     The Company has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole.

         Policies With Respect to Other Activities

     The Company has authority to offer Common Stock, Preferred Stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire its Common Stock or other securities in the open market or otherwise, and may engage in such activities in the future. The Company has not issued Common Stock or any other securities in exchange for property or any other purpose. The Company may issue Preferred Stock from time to time, in one or more series, as authorized by the Board of Directors without the need for stockholder approval. See "Description of Capital Stock--Preferred Stock". The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, nor has the Company invested in the securities of other issuers for the purposes of exercising control. The Company has made loans to certain stockholders, but does not intend to make loans to its stockholders in the future. However, the Company may in the future make loans to unaffiliated third parties, including, without limitation, to joint ventures in which it participates. The Company intends to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940. The Company's policies with respect to such activities may be reviewed and modified or amended from time to time by the Company's Board of Directors without a vote of the stockholders.

Environmental Considerations

     Under various federal and local environmental laws, rules and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substance or petroleum product releases on its property and may be liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate the contamination on such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances at such disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs incurred in connection with the contamination. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such site.

     The Fort Mylner properties, acquired by the Company in June 1996, include land where a gas station had been located. The gas station no longer exists at the site, and its underground storage tanks have been removed. The seller of the Fort Mylner properties provided the Company with previously commissioned reports indicating that any contaminated soil had been removed and no contamination remained at the site. The Company has no reason to believe that any of the other properties acquired as part of this acquisition required any environmental assessment. The Company has not undertaken or been required to undertake any environmental assessment reports for any of its other properties.

     The Company believes that the properties are in compliance in all material respects with all federal and local laws, rules and regulations regarding hazardous or toxic substances or petroleum products. The Company has not been notified by a governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its properties.

Employees

     As of June 30, 1997, the Company had a total of 17 employees. PFC currently has four employees, whom the Company intends to retain. None of the Company's or PFC's employees are represented by a labor union. The Company considers its relationships with its employees to be good.

Litigation

     There are no legal proceedings to which the Company is a party, other than routine litigation incidental to the business of the Company, which is not otherwise material to the business or financial condition of the Company.

                                   MANAGEMENT

Executive Officers and Directors

     The executive officers and directors of the Company are as follows:


           Name                 Age               Position
           ----                 ---               --------
George H.T. Dudley...........    47     Chairman of the Board of Directors
Wesley S. Williams, Jr.......    54     Vice Chairman of the Board of Directors
John P. deJongh, Jr..........    39     President and a Director
Cornel Williams .............    40     Chief Financial Officer, Secretary and Treasurer
Etienne R. Bertrand..........    46     Senior Vice President-Development
Marna L. Green...............    45     Vice President-Property Management
Alton L. Adams...............    40     Director
Lisa S. Curreri..............    57     Director
Kathleen P. Goldberg.........    52     Director
William H. Hastie............    50     Director
Herbert E. Lockhart, III.....    46     Director
John E. Oxendine.............    54     Director

     George H.T. Dudley, Chairman of the Board of Directors of the Company since 1990, has been a member of the Company's Executive Committee since 1987. A member of the Virgin Islands and Pennsylvania Bars, and the founder in 1978 and managing partner of the firm of Dudley, Topper and Feuerzeig (the largest law firm in the Virgin Islands), Mr. Dudley specializes in financial services, real estate, finance, and corporate, management, and general commercial law. Mr. Dudley is a member of the Board of Trustees of the University of the Virgin Islands (where he serves on its Executive Committee and as chairman of the Board's Committee on Finance), a member of the American Law Institute (serving on the Institute's governing Council and its Executive Committee), and a current member and past Chairman of the Villanova Law School Board of Consultors. Mr. Dudley received his undergraduate degree from George Washington University and his J.D. from Villanova University. In 1994, Mr. Dudley received the honorary title of Chevalier (Knight) from the King of Belgium for his years of service as Honorary Consul of Belgium. Mr. Dudley served as an Adviser to the Restatement of the Law, Third, Property (Mortgages), published by the American Law Institute, and currently serves as an Adviser to the Institute's Restatement of the Law, Third, Property (Joint Ownership), presently in development.

     Wesley S. Williams, Jr., Vice Chairman of the Board of Directors of the Company since 1990, has been a member of the Company's Executive Committee since 1987. A member of the District of Columbia and New York Bars, and a partner since 1975 in the firm of Covington & Burling -- which has law offices in Washington, D.C., London and Brussels, and a correspondent office in Paris -- Mr. W. Williams specializes in financial services, real estate, finance, and corporate and securities law. Mr. W. Williams is Vice Chairman of the Board of Managers of Blackstar L.L.C. He is also a member of the Board of Trustees (and of its Executive Committee) of Penn Mutual Life Insurance Company (sole parent of, inter alia, Janney Montgomery Scott), of the Board of Directors (and of its Executive Committee) of CarrAmerica Realty Corporation, and of the Boards of Directors of the Federal Reserve Bank of Richmond and of Salomon Inc. (sole parent of Salomon Brothers Inc, Phibro Inc. and Phibro Energy Production, Inc.). Mr. W. Williams was formerly Chairman of the Boards of Directors of Broadcast Capital, Inc. and Broadcast Capital Fund, Inc. A member of the American Law Institute, Mr. W. Williams at one time held a faculty appointment at Columbia University Law School, and later served as an Adjunct Professor of real estate finance and financial services law at Georgetown University Law Center. Mr. W. Williams holds B.A. and

J.D. degrees from Harvard University, an M.A. degree from Tufts University's Fletcher School (earned as a Woodrow Wilson Fellow), and an LL.M. degree from Columbia University Law School. Confirmed by the U.S. Senate and House of
Representatives  as a  member  of  the  Board  of  Regents  of  the  Smithsonian
Institution, Mr. W. Williams formerly served as a member of the Board of Overseers (and of its Executive Committee) of Harvard University.

     John P. deJongh, Jr. has served as President of the Company and as a member of its Board of Directors since 1996. Prior to joining Lockhart, Mr. deJongh was a Senior Managing Consultant with Public Financial Management, Inc. (co-managing the firm's strategic municipal consulting practice), from 1993 to 1996; and earlier served as Executive Assistant to the Governor of the U.S. Virgin Islands, from 1990 to 1992, and as the U.S. Virgin Islands' Commissioner of
Finance, from 1987 to 1990. While holding these government positions, Mr. deJongh also served as Chairman of the U.S. Virgin Islands Water and Power Authority (1987 to 1992), as Executive Director of the U.S. Virgin Islands Public Finance Authority (1988 to 1990), and as Chairman of the U.S. Virgin Islands Tax Review Board, Secretary of the U.S. Virgin Islands Banking Board, and a member of the U.S. Virgin Islands Small Business Development Agency (in each instance, 1987 to 1990). Mr. deJongh has been a Vice President-Country Consumer Manager (responsible for consumer credit in the U.S. and British Virgin Islands, and on St. Maarten, Netherlands Antilles), having earlier served as a Second Vice President-Corporate Lending, in each instance with Chase Manhattan Bank, N.A., on St. Thomas, U.S. Virgin Islands (1984 to 1987). Mr. deJongh is a graduate of Antioch College and of Chase Manhattan Bank's Corporate Credit Development Program. Mr. deJongh serves as President of the Karen Ingeborg Lockhart Foundation, and is a member of the Boards of Directors of the Community Foundation of the U.S. Virgin Islands, and of the St. Thomas/St. John Chamber of Commerce.

     Cornel Williams, who is not related to Mr. W. Williams, has served as the Company's Corporate Secretary and Treasurer (Chief Financial Officer) since 1996. Prior to joining Lockhart, Mr. C. Williams served as Accounting Manager of the U.S. Virgin Islands Port Authority from 1992 to 1996, as Finance Manager, Virgin Islands Telephone Corporation, and Assistant Controller, Guyana Telephone and Telegraph Company Ltd. from 1990 to 1992, as Controller, Cowpet Beach Resort Development on St. Thomas from 1989 to 1990, as a financial analyst for Ford Motor Company in Detroit, from 1986 to 1988, and as Financial Manager, Virgin Islands Maritime Services from 1982 to 1984. Mr. C. Williams received his M.B.A. (with a concentration in finance) from the University of Illinois, having earlier received a baccalaureate degree from the University of the Virgin Islands, where he currently serves as an adjunct instructor in business administration and finance.

     Etienne R. Bertrand has served as the Company's Senior Vice President - Development since 1990 and as Secretary of the Company from 1991 to 1996. Prior to joining Lockhart, Mr. Bertrand served as Senior Project Manager--Eastern Region with the Barker Partrinely Group in Houston and southern Florida from 1986 to 1990, as a Construction Manager with Gerald D. Hines Interests in Miami and Houston from 1981 to 1986, Project Architect with 3D/International in Houston from 1979 to 1981, Tenant Construction Manager with Gerald D. Hines CPS Division in Houston from 1978 to 1979, Project Job Captain with John S. Chase, FAIA in Houston from 1977 to 1978, and as Technical Production Coordinator with A.M. Kinney-Wm. J. Rabon & Associates in Cincinnati from 1975 to 1977. A licensed architect in the U.S. Virgin Islands and Texas, Mr. Bertrand received his bachelor of architecture degree from the University of Cincinnati.

     Marna L. Green has served as the Company's Vice President - Property Management since 1995, having been the Company's Property Manager from 1992 to 1995. Prior to joining Lockhart, Ms. Green served as Executive Administrator of Mahogany Run Condominiums on St. Thomas from 1986 to 1992, as Property Manager at Watergate Villas for Property Management Caribbean, Inc. on St. Thomas from 1982 to 1986, and as Administration and Reservations Assistant, Property Management Caribbean, Inc. at St. Thomas' Point Pleasant Resort from 1981 to 1982. Ms. Green studied at Michigan State University.

     Alton L. Adams was elected to the Company's Board of Directors in 1997. Since 1996, the Chief Operating Officer of The Faneuil Group in Boston (a marketing services organization providing database telemarketing and analytical services in the U.S., Canada and Australia), Mr. Adams previously served as Vice President - Sales with Equifax Financial Services Group from 1994 to 1996, as Vice President Marketing with TRW Information Services Group from 1987 to 1994, and as Manager - Planning and Business Development with Dun & Bradstreet Corporation from 1985 to 1987. Mr. Adams, who received his bachelor's degree from Georgetown University and his M.B.A. from the University of Pennsylvania's Wharton School, has been a guest lecturer in the field of marketing at the Anderson Graduate School of Business of the University of California at Los Angeles, and also at Germany's University of Mainz.

     Lisa S. Curreri was elected to the Company's Board of Directors in 1997. Since 1996, Ms. Curreri has been a name principal in the St. Thomas firm of McLaughlin Arguin Curreri Realtors, the Virgin Islands real estate brokerage firm where she has worked as a broker since 1989. Ms. Curreri served as a real estate sales associate with McLaughlin Realtors from 1979 to 1988, and was earlier employed by St. Thomas' WBNB, Channel 10. A graduate of Foxcroft School (Middleburg, VA), Ms. Curreri is a member of the National Association of Realtors. She holds the Certified Residential Specialist and Graduate Realtor Institute designations.

     Kathleen P. Goldberg was elected to the Company's Board of Directors in 1981. A Vice President of Beverly Hills Manuscript and Rare Coins, Inc., and a Trustee of its Profit and Pension Plan since 1981, Ms. Goldberg is active in community charities in the Los Angeles area, and previously chaired the 14th annual Vista Del Mar Child Care Service Fishing and Golfing Invitational. Ms. Goldberg studied at Cazanovia College and Howard University.

     William H. Hastie was elected to the Company's Board of Directors in 1997. Since 1994, Mr. Hastie has been a partner, Vice Chairman and an Executive Committee member with the law firm of Arnelle Hastie McGee Willis & Greene, Los Angeles, California. Previously, Mr. Hastie served as co-founder and managing partner of the law firm of Arnelle & Hastie, San Francisco, California, from 1985 to 1994, and as Undersecretary and General Counsel of California's State and Consumer Services Agency, from 1979 to 1983. Mr. Hastie received his bachelor's degree from Amherst College, a certificate from the University of Strasbourg, and his J.D. from Boalt Hall School of Law of the University of California at Berkeley. Mr. Hastie has been a member of the Board of Directors of the California HealthCare Foundation since 1996, having previously served as a member of the Board of Directors of Blue Cross of California from 1992 to 1996. He has also served as an Adjunct Professor of Law at the Graduate School of Public Policy of the University of California at Berkeley.

     Herbert E. Lockhart, III was elected to the Company's Board of Directors in 1985. Sole proprietor of a salvage business, Herbie's Big Tow, and a resource recovery consultant since 1990, Mr. Lockhart previously served as reconstruction project supervisor for St. Thomas' Mountaintop Condominium Association from 1991 to 1992. Mr. Lockhart was the Company's President from 1986 to 1990, and a Vice President of the Company from 1981 to 1986. Earlier, Mr. Lockhart served as the Manager of Operations and Water Technician for St. Thomas' Donoe Water Company from 1977 to 1980, and as a management trainee with the Hechinger Company in the Washington, D.C. suburbs. A graduate of Milton College, with further study at the Computer Institute of Boston, George Mason University, and the University of the Virgin Islands, Mr. Lockhart is the past President of the Rotary Club of St. Thomas, and of the Humane Society of the Virgin Islands, and also served as Vice President of the Boy Scouts of America/Virgin Islands Council, and as Treasurer of St. Thomas' Masonic Lodge No. 356. Mr. Lockhart has also been active with the Navy League of the United States' St. Thomas/ St. John Council, and as a charter member of the Toastmasters Club of the Virgin Islands.

     John E. Oxendine was elected to the Company's Board of Directors in 1997. Since 1987, Mr. Oxendine has served as the founding Chairman and C.E.O. of Blackstar Communications, Inc., a television broadcast holding company with stations in Florida, Michigan and Oregon. Since 1994, he has also served as founding Chairman and C.E.O. of Blackstar L.L.C., also a television broadcast holding company, with additional stations in South Dakota and now sole parent of Blackstar Communications, Inc. Previously, Mr. Oxendine served as President of Broadcast Capital, Inc. and Broadcast Capital Fund, Inc., a venture capital firm and supporting foundation, from 1981 to 1995, as Assistant Chief in the Financial Assistance Division of the Federal Savings & Loan Insurance Corporation from 1979 to 1981, as Assistant Manager with the Chicago, London, Mexico City, and New York offices of First
National Bank of Chicago from 1974 to 1979, as a Senior Associate with Korn\Ferry Associates in Los Angeles from 1972 to 1974, as a Management
Consultant with Fry Consultants in San Francisco from 1971 to 1972, and as a Management Advisor with the Bedford-Stuyvesant Restoration Corporation from 1968 to 1969. Mr. Oxendine received his bachelor's degree from Hunter College, and an M.B.A. from Harvard University's Graduate School of Business Administration, where he was a John Hay Whitney Fellow. Mr. Oxendine serves on the Boards of Directors of HSN, Inc., and of Medlantic Health Care Group.

Committees of the Board of Directors

     Executive Committee. The Board of Directors has a standing Executive Committee composed of, ex officio, the Chairman, George H.T. Dudley, the Vice Chairman, Wesley S. Williams, Jr., and the President, John P. deJongh, Jr. The Executive Committee assists the Board of Directors in setting corporate policies for the Company, and implements certain actions of the Board (e.g., overseeing the Company's operations from day to day, and serving as the boards of directors of the Company's several subsidiaries).

     Audit and Compliance Committee. The Board of Directors has a standing Audit and Compliance Committee composed of a chairman, William H. Hastie, and Alton L. Adams, Lisa S. Curreri, George H.T. Dudley and Wesley S. Williams, Jr. The Audit and Compliance Committee recommends the independent accountants to the Board of Directors to audit the financial statements of the Company, and reviews with such accountants their report thereon, including any questions and recommendations that may arise relating to such audit and report of the Company's internal accounting and auditing procedures. The Audit and Compliance Committee also pursues on behalf of the Board matters having to do with regulatory and other legal compliance.

     Executive Personnel and Compensation Committee. The Board of Directors has a standing Executive Personnel and Compensation Committee composed of a chairman, John E. Oxendine, and Kathleen P. Goldberg and Herbert E. Lockhart
III. The Executive Personnel and Compensation Committee recommends to the Board of Directors the compensation to be paid to the Company's executive officers and administers the Company's Long-Term Incentive Plan. The Executive Personnel and Compensation Committee also consults with management and with the Board of Directors on other executive personnel issues arising from time to time.

Director Compensation

     Directors are reimbursed for reasonable expenses incurred in connection with attendance at meetings of the Company's Board of Directors or committees thereof. Additionally, each non-employee director currently receives $500 for attending each meeting of the Board, a subscription to The Virgin Islands Daily News, and options each year to purchase up to 1,000 shares of Class A Common Stock at the fair market value at the date of grant. Directors who are employees of the Company receive no compensation for their service as directors of the Company.

Executive Compensation

     The following table shows compensation paid to, deferred or accrued for the benefit of each of the Company's executive officers whose salary and bonus for the year ended December 31, 1996 totaled at least $100,000 in the aggregate (the "Named Executive Officers") for all services rendered to Lockhart during the fiscal year ended December 31, 1996.

                           Summary Compensation Table


                                          1996 Annual Compensation
                                 ---------------------------------------------
                                                                  Other Annual
Name and Principal Position        Salary         Bonus(1)            (2)
- ---------------------------        ------         --------        ------------
George H.T. Dudley
  Chairman                        $30,000         $187,749            ----
Wesley S. Williams, Jr.
  Vice Chairman                   $30,000         $187,749            ----
John P. deJongh, Jr.
  President and Chief             $87,327         $ 60,000          $15,700
Operating
  Officer
Etienne R. Bertrand
  Senior Vice President,
  Development                     $89,807         $ 61,700          $17,400

- --------
(1) The amount reported as Bonus for each Named Executive Officer consists of two components: (i) a July 31, 1995 to June 30, 1996 general performance bonus and (ii) a transaction-based bonus for the same period. Consistent with the Company's pay-for-performance policy, the bonuses were paid, as regards the first component, for particular achievements in the ongoing operations of the Company (including, among other factors, management of recovery after Hurricane Marilyn in September 1995), and as regards the second component, for successful conclusion of an acquisition of three shopping centers. Bonuses were paid both in cash and in shares of Class B Common Stock as follows:


                           Dudley       Williams        deJongh       Bertrand
                           ------       --------        -------       --------
Performance-Cash         $ 37,500       $ 37,500       $ 22,500       $ 25,000
Performance-Stock          16,700         16,700            ---          8,350
Transaction-Cash           67,000         67,000         37,500         20,000
Transaction-Stock          66,549         66,549         ---             8,350
                        ---------      ---------     ----------      ---------
                         $187,749       $187,749       $ 60,000       $ 61,700

         The value of the shares paid as bonuses is based on the fair market value of the Class B Common Stock on the date of grant, as determined by the Board of Directors of the Company. Following this offering, stock bonuses will be paid in shares of Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock under the Company's Long-Term Incentive Plan and will no longer be paid in shares of Class B Common Stock.

(2) The amount reported for Mr. deJongh and Mr. Bertrand include $13,200 and $14,400 for a housing allowance, respectively. The Company has not included in the Summary Compensation Table the value of incidental personal perquisites furnished by the Company to the other Named Executive Officers, since such value did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such Named Executive Officers.


Long-Term Incentive Plan

     Lockhart has adopted The Lockhart Caribbean Corporation Long-Term Incentive Plan (the "LTIP"). Pursuant to the LTIP, officers, selected employees (including employees who are also directors) and independent directors of Lockhart who have been selected as participants are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance units and phantom stock, and awards consisting of combinations of such incentives. Lockhart has reserved 1,000,000 shares of Lockhart Class A Common Stock for issuance under the LTIP.

     Subject to the maximum shares reserved under the LTIP, no individual may receive a stock option covering more than 100,000 shares of Lockhart Class A Common Stock in any year or be granted more than 100,000 shares of Lockhart Class A Common Stock, in any combination of performance awards, restricted stock or other stock-based awards that are subject to performance criteria in any year.

     The LTIP is to be administered by the Executive Personnel and Compensation Committee (the "Committee"). Subject to the provisions of the LTIP, the Committee has sole discretionary authority to interpret the LTIP and to determine the type of awards to grant, when, if, and to whom awards are granted, the number of shares covered by each award and the terms and conditions of the award.

     Options granted under the LTIP may be "Incentive Stock Options" ("ISOs"), within the meaning of Section 422 of the Code, or Nonqualified Stock Options ("NQSOs"). The exercise price of the options will be determined by the Committee when the options are granted, subject to a minimum price of the Fair Market Value (as defined in the LTIP) of the Class A Common Stock on the date of grant in the case of ISOs and a minimum price of 75% of the Fair Market value on the date of grant in the case of NQSOs. In the discretion of the Committee, the option exercise price may be paid in cash or in shares of Class A Common Stock having a Fair Market Value on the date of exercise equal to the option exercise price, or by delivering to Lockhart a copy of irrevocable instructions to a stockbroker to deliver promptly to Lockhart an amount of sale or proceeds sufficient to pay the exercise price. There is no current intention to grant ISOs to any LTIP participant.

     The LTIP permits the Committee to grant Class A Common Stock appreciation rights ("SARs"). An SAR granted as an alternative or a supplement to a related stock option will entitle its holder to be paid an amount equal to the Fair Market Value of the Class A Common Stock subject to the SAR on the date of exercise of the SAR less the exercise price of the related stock option, or such other price as the Committee may determine under the LTIP for such stock option. There is no current intention to grant SARs to any LTIP participant.

     The Committee may grant awards of stock as restricted stock, bonus stock or deferred stock. Shares of Class A Common Stock covered by a restricted stock award will be issued to the recipient at the time the award is granted but will be subject to forfeiture in the event continued employment and/or other conditions established by the Committee at the time the award is granted are not satisfied. There is no current intention to grant restricted stock awards to any LTIP participant.

     A performance award or a deferred stock award will provide for the future payment of cash or the issuance of shares of Class A Common Stock to the recipient if continued employment or other performance objectives established by the Committee at the time of grant are attained. There is no current intention to grant performance awards or deferred stock awards to any LTIP participant.

     The performance objectives that must be attained to receive any award subject to performance criteria shall be selected by the Committee and shall be based on preestablished amounts of annual net income, operating income, cash flow, return on assets, return on equity, return on capital or total stockholder return. There are currently no such other written criteria established by the Committee.

     Dividend equivalents may be granted that provide for current or accrued value of dividends that may be paid in the future. Such dividend equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares or awards, or otherwise reinvested. There is no current intention to grant dividend equivalents to any LTIP participant. Stock bonus awards, restricted stock awards and performance awards may, in the discretion of the Committee, be settled in cash, on each date on which shares of Class A Common Stock covered by the awards would otherwise have been delivered or become unrestricted, in an amount equal to the Fair Market Value of such shares on such date.

     The LTIP may be amended, suspended or terminated by the Lockhart Board in whole or in part at any time; provided that no such amendment, suspension or termination of the LTIP may adversely affect the rights of or obligations to the participants without such participants' consent, and any such amendment, suspension or termination will be subject to the approval of Lockhart's stockholders to the extent required by any federal or state law or regulation of any stock exchange on which Class A Common Stock is listed.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     George H.T. Dudley, who serves as Chairman of the Board of Directors, is a partner in the law firm Dudley, Topper and Feuerzeig. Dudley, Topper and Feuerzeig renders legal services to the Company and was paid fees of approximately $201,000 and $100,000 for such services by the Company during the fiscal years ended December 31, 1996 and 1995, respectively.

     Lisa S. Curreri is a member of the Board of Directors of the Company and a principal of McLaughlin Arguin Curreri Realtors. McLaughlin Arguin Curreri Realtors has provided real estate brokerage services to the Company from time to time, and the Company expects to use such services in the future. All past and any future brokerage services rendered by McLaughlin Arguin Curreri Realtors to the Company have been and will be on terms consistent with the industry and commensurate with those available from unaffiliated parties.

     If the Maximum Offering is sold, the Company will use $480,000 of the last one million dollars raised in this offering to repurchase up to approximately 73,850 shares of Class B Common Stock from certain Class B Stockholders for $6.50 per share. See "Use of Proceeds". Specifically, the Company has agreed to repurchase up to 1,539 shares for an aggregate purchase price of approximately $10,000, 19,231 shares for an aggregate purchase price of approximately $125,000, 6,923 shares for an aggregate purchase price of approximately $45,000, and 46,154 shares for an aggregate purchase price of approximately $300,000 from Ronald S. Lockhart, Kaj H. Petersen, Herbert E. Lockhart III and Kathleen P. Goldberg, respectively. Herbert Lockhart and Kathleen Goldberg are both members of the Company's Board of Directors. See "Management --Executive Officers and Directors". As of June 30, 1997, the Company held an account receivable from Ronald Lockhart, Kaj Petersen and Herbert Lockhart of approximately $12,500, $26,500 and $56,000, respectively. Ronald Lockhart, Kaj Petersen and Herbert Lockhart have each agreed to use a portion of the proceeds received from the Company for their Class B Common Stock to repay their outstanding indebtedness to the Company. Following this offering, the Company does not intend to advance funds to its stockholders, executive officers or directors.

     Richard E.W. Grant, President of PFC, may be deemed the beneficial owner of approximately 29,250 shares of the Company's Class B Common Stock, which represents less than one percent of such shares outstanding. Approximately 20,500 of such shares are held jointly by Mr. Grant and his wife, and the remaining shares are held by Mrs. Grant. The Company intends to acquire PFC and to retain Mr. Grant as an employee of the Company following the acquisition. See "Business--Acquisition of PFC". As a shareholder of PFC, Mr. Grant and a trust established by Mr. Grant will receive an aggregate of approximately $187,500 from the Company for their PFC shares.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 31, 1997, and as adjusted to reflect the sale of shares of Class A Common Stock by Lockhart in the offering by (i) each person known by Lockhart to be the beneficial owner of more than 5% of any class of the Company's voting Common Stock, (ii) the Named Executive Officers, and (iii) all of the Company's directors and executive officers as a group. Except as otherwise indicated, the address of each holder is the same as the Company. None of the persons listed in the table beneficially owned any shares of Class A Common Stock as of July 31, 1997. Unless otherwise noted, each holder has sole voting and investment power with respect to all shares of stock listed as owned by such person.

                                                                                  Percent of Vote
                                                   Class B                       of All Classes of
                                                Common Stock                       Common Stock
                                          ---------------------             -----------------------------
                                                                             Minimum           Maximum
  Name of Beneficial Owner                 Number            %              Offering          Offering(6)
  ------------------------                 ------           ---             --------          -----------
George H.T. Dudley (1)                     284,560          3.3%               3.2%              3.2%
Wesley S. Williams, Jr. (2)              1,474,254         17.0%              16.8%             16.8%
John P. deJongh, Jr.                         7,275           *                  *                 *
Etienne R. Bertrand                         30,943           *                  *                 *
Kathleen P. Goldberg (3)                 1,253,531         14.5%              13.8%             13.7%
William H. Hastie(4)                       660,939          7.6%               7.5%              7.5%
Herbert E. Lockhart, III                    70,325           *                  *                 *
Cassandra M. Flipper (4)(5)                488,822          5.6%               5.6%              5.6%
Irma Corinne Lockhart                    1,937,139         22.4%              22.1%             22.0%
Gertrude L. Melchior                     1,963,139         22.7%              22.4%             22.3%
All Directors and executive
  officers as a group (12 persons)       3,781,827         43.7%              43.1%             42.4%
- ---------------

*    Represents less than 1% of the class or vote, as the case may be.

(1) Includes 94,973 shares of Class B Common Stock held in trust. Shares not held in trust are owned jointly by Mr. Dudley and his wife

(2) Includes 469,761 shares of Class B Common Stock held in trust. Shares not held in trust are owned jointly by Mr. Williams and his wife.

(3)  Includes 133,084 shares of Class B Common Stock held in trust.

(4) Includes 84,875 shares of Class B Common Stock owned jointly by Mr. Hastie and Ms. Flipper.

(5)  Includes 379,299 shares of Class B Common Stock held in trust.

(6) If the Maximum Offering is sold, the Company will use a portion of the net proceeds to repurchase shares of Class B Common Stock from certain Class B Stockholders. See "Use of Proceeds" and "Certain Relationships and Related Transactions". The information in the table for the Maximum Offering reflects the Company's repurchase of 6,923 and 46,154 shares of Class B Common Stock from Herbert Lockhart and Kathleen Goldberg, respectively.

                        SUMMARY OF THE REINVESTMENT PLAN

     The Company has adopted the Lockhart Caribbean Corporation Dividend Reinvestment Plan (the "Reinvestment Plan") pursuant to which holders of Class A Common Stock and Class B Common Stock may elect to have up to the full amount of any cash distributions from the Company reinvested in additional shares of Class A Common Stock of the Company. Each prospective investor who wishes to participate in the Reinvestment Plan should consult with such investor's own tax advisor regarding participation in the Reinvestment Plan. The following discussion summarizes the principal terms of the Reinvestment Plan.

General

     An independent agent (the "Reinvestment Agent"), which currently is ______________________, will act on behalf of the participants in the Reinvestment Plan (the "Participants"). Prior to the time that the offering terminates, the Reinvestment Agent will invest all cash distributions attributable to shares of Class A Common Stock or Class B Common Stock owned by Participants in additional shares of Class A Common Stock of the Company at the initial public offering price per share. Thereafter, and until the Class A Common Stock is listed for trading on a national securities exchange or quoted on an automated quotation system ("Listing"), the price per share of Class A Common Stock will be determined by quarterly appraisal updates performed by the Company based on a review of the existing appraisal and lease of each property, focusing on a re-examination of the capitalization rate applied to the rental stream to be derived from each such property and a review of the fair market value of the Company's undeveloped properties. The capitalization rate used by the Company and, as a result, the price per share of Class A Common Stock paid by Participants in the Reinvestment Plan prior to Listing will be determined by the Board of Directors of the Company (the "Board") in its sole discretion. The factors that the Board will use to determine the capitalization rate include (i) an examination of the conditions in the market; and (ii) capitalization rates in use by private appraisers, to the extent that the Board deems such factors appropriate, as well as any other factors that the Board deems relevant or appropriate in making its determination. The Company's internal accountants then convert the most recent quarterly balance sheet of the Company from a "GAAP" balance sheet to a "fair market value" balance sheet. Based on the "fair market value" balance sheet, the internal accountants then assume a sale of the Company's assets and the liquidation of the Company in accordance with its organization documents and applicable law and compute the appropriate method of distributing the cash available after payment of reasonable liquidation expenses, including closing costs typically associated with the sale of assets and shared by the buyer and seller, and the creation of reasonable reserves to provide for the payment of any contingent liabilities. In addition, following consummation of the acquisition of PFC, the fair market value of PFC operations will be taken into account in determining the price per share of Class A Common Stock.

     All shares of Class A Common Stock available for purchase under the Reinvestment Plan either are registered pursuant to this Prospectus or will be registered under the Securities Act of 1933 through a separate prospectus relating solely to the Reinvestment Plan. Until this offering has terminated, shares of Class A Common Stock will be available for purchase out of the shares registered with the Securities and Exchange Commission (the "SEC") in connection with this offering. See "Plan of Distribution". After the offering has terminated, the Company will file a registration statement containing a prospectus related solely to the Reinvestment Plan, and shares of Class A Common Stock will be available from any additional shares which the Company so registers.

     Prior to commencement of this offering, 18 holders of Class B Common Stock have elected to participate in the Reinvestment Plan. Stockholders who receive a copy of this Prospectus and purchase shares of Class A Common Stock in this offering can elect to participate in and purchase shares of Class A Common Stock through the Reinvestment Plan at any time and would not need to receive a separate prospectus relating solely to the Reinvestment Plan. Holders of Class B Common Stock who have not elected to participate in the Reinvestment Plan as well as any person who becomes a holder of Class A Common Stock otherwise than by participating in this offering may purchase shares of Class A Common Stock through the Reinvestment Plan only after receipt of a separate prospectus relating solely to the Reinvestment Plan.

     After the termination of the offering, the price per share of Class A Common Stock purchased pursuant to the Reinvestment Plan shall be the fair market value of the shares of Class A Common Stock based partly on quarterly appraisal updates of the Company's assets until such time, if any, as Listing occurs. Upon Listing, the shares of Class A Common Stock to be acquired for the Reinvestment Plan may be acquired either through such market or directly from the Company pursuant to a registration statement relating to the Reinvestment Plan, in either case at a per-share price equal to the then-prevailing market price on the national securities exchange or over-the-counter market on which the shares of Class A Common Stock are listed at the date of purchase. There can be no assurance that the Class A Common Stock will qualify for Listing, and the Company is unable to predict the effect which such a proposed listing would have on the price of the shares of Class A Common Stock acquired through the Reinvestment Plan. See "Plan of Distribution".

Investment of Distributions

     Distributions will be used by the Reinvestment Agent, promptly following the payment date with respect to such distributions, to purchase shares of Class A Common Stock on behalf of the Participants from the Company. All such distributions shall be invested in shares and fractional shares of Class A Common Stock within 30 days after such payment date. Any distributions not so invested will be returned to Participants.

     Participants will have the option to make voluntary contributions to the Reinvestment Plan to purchase shares of Class A Common Stock in excess of the amount of shares of Class A Common Stock that can be purchased with their distributions. Such voluntary contributions are limited to $10,000 for each Participant in any fiscal quarter.

     At this time, the Reinvestment Plan does not allow for reinvestment purchases at a discount from the fair market value or the market price, as the case may be. The Board reserves the right, however, to amend the Reinvestment Plan in the future to permit such discounts.

Participant Accounts, Fees and Allocation of Shares

     For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each fiscal quarter the distributions received by the Reinvestment Agent on behalf of such Participant. At this time, the Company will be responsible for all administrative charges and expenses charged by the Reinvestment Agent. However, the Board reserves the right to amend the
Reinvestment Plan in the future to provide that Participants shall be responsible for administrative charges and expenses related to their account. Any interest earned on such distributions will be paid to the Company to defray certain costs relating to the Reinvestment Plan. The administrative charge for each fiscal quarter will be the lesser of ____% of the amount reinvested for the Participant or $__________, with a minimum charge of $__________. The maximum annual charge is $______.

     The Reinvestment Agent will use the aggregate amount of distributions to all Participants for each fiscal quarter to purchase shares of Class A Common Stock for the Participants. If the aggregate amount of distributions to Participants exceeds the amount required to purchase all shares of Class A Common Stock then available for purchase, the Reinvestment Agent will purchase all available shares and will return all remaining distributions to the Participants within 30 days after the date such distributions are made. The purchased shares of Class A Common Stock will be allocated among the Participants based on the

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portion of the aggregate  distributions  received by the  Reinvestment  Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the shares of Class A Common Stock purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company.

     Shares of Class A Common Stock acquired pursuant to the Reinvestment Plan will entitle the Participant to the same rights and to be treated in the same manner as those purchased by the participants in this offering. Accordingly, the Company will pay the Participating Broker Selling Commissions of __%.

     The allocation of shares of Class A Common Stock among Participants may result in the ownership of fractional shares of Class A Common Stock, which may be computed to four decimal places.

Reports to Participants and Administrative Charges

     Within 60 days after the end of each fiscal quarter, the Reinvestment Agent will mail to each Participant a statement of account describing, as to such Participant, the distributions received during the quarter, any optional cash contributions made during the quarter, the number of shares of Class A Common Stock purchased during the quarter, the per share purchase price for such shares of Class A Common Stock, and the total number of shares of Class A Common Stock purchased on behalf of the Participant pursuant to the Reinvestment Plan. Until such time, if any, as Listing occurs, the statement of account also will report the most recent fair market value of the shares of Class A Common Stock, determined as described above. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent, provided that the Board reserves its right, in its sole discretion, to amend the Reinvestment Plan to impose an administrative charge on the Participants, if the Board deems it necessary or appropriate. See "General".

     Tax information for income earned under the Reinvestment Plan for the calendar year will be sent to each Participant by the Company or the Reinvestment Agent.

Election to Participate or Terminate Participation

     Stockholders of the Company who purchase shares of Class A Common Stock in this offering may become Participants in the Reinvestment Plan by making a written election to participate on their Subscription Agreements at the time they subscribe for shares of Class A Common Stock. Any other stockholder who receives a copy of this Prospectus or a separate prospectus relating solely to the Reinvestment Plan and who has not previously elected to participate in the Reinvestment Plan may so elect at any time by written notice to the Board of such stockholder's desire to participate in the Reinvestment Plan. Participation in the Reinvestment Plan will commence with the next distribution made after receipt of the Participant's notice, provided it is received at least ten days prior to the record date for such distribution. Subject to the preceding sentence, the election to participate in the Reinvestment Plan will apply to all distributions attributable to the fiscal quarter in which the stockholder made such written election to participate in the Reinvestment Plan and to all fiscal quarters thereafter, whether made (i) upon subscription or subsequently for stockholders who participate in this offering, or (ii) upon receipt of a separate prospectus relating solely to the Reinvestment Plan at any time for stockholders who do not participate in this offering. Participants will be able to terminate their participation in the Reinvestment Plan without penalty by delivering written notice to the Board. A Participant's termination notice must specify a date for termination and be delivered to the Board at least ten days prior to the specified termination date; provided, however, that termination will not be effective with respect to any distribution with a record date prior to the specified termination date.

     A Participant who chooses to terminate participation in the Reinvestment Plan must terminate his or her entire participation in the Reinvestment Plan and will not be allowed to terminate in part. If a Participant terminates his or her participation, the Reinvestment Agent will send him or her a check in payment for any fractional shares of Class A Common Stock in his or her account based on the then

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



market price of the shares of Class A Common Stock and the record books of the Company will be revised to reflect the ownership of records of his or her whole shares. There are no fees associated with a Participant's terminating his or her interest in the Reinvestment Plan. A Participant in the Reinvestment Plan who terminates his or her interest in the Reinvestment Plan will be allowed to participate in the Reinvestment Plan again by notifying the Reinvestment Agent and completing any required forms.

Federal Income Tax Considerations

     Stockholders subject to federal taxation who elect to participate in the Reinvestment Plan may incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions held pursuant to the Reinvestment Plan. Specifically, stockholders will be treated as if they have received the distribution from the Company and then applied such distribution to purchase shares of Class A Common Stock in the Reinvestment Plan. A stockholder designating a distribution for reinvestment will be taxed on the amount of such distribution as ordinary income.

Amendments and Terminations

     The Company reserves the right to amend, modify, supplement or suspend the terms and conditions of the Reinvestment Plan, provided, however, that any such amendment must be approved by a majority of the independent directors of the Board. Such amendment or supplement shall be deemed conclusively accepted by each Participant, except those Participants from whom the Company receives written notice of termination prior to the effective date thereof.

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                              PLAN OF DISTRIBUTION

     The Company is offering up to 2,000,000 shares of Class A Common Stock at a purchase price of $6.50 per share. The shares will be sold on a "best efforts, all or none" basis with respect to the Minimum Offering and on a "best efforts" basis as to the remaining 846,154 shares. The Minimum Offering must be sold, if any shares are to be sold, within one year (or two years if extended by the Company) from the date of this Prospectus. Shares of Class A Common Stock sold through the Reinvestment Plan will be applied towards the Minimum Offering and Maximum Offering. See "Summary of Reinvestment Plan".

     It is the intention of the Company to offer and sell the shares by contacting prospective investors through appropriate newspaper and magazine advertisements and electronically delivering copies of this Prospectus to prospective investors through the Internet. Copies of this Prospectus, including appendices, are available on the Company's World Wide Web site at http://____________, and can also be obtained by contacting ____________.

     The Company has entered into arrangements with the Participating Brokers pursuant to which the Participating Brokers will facilitate the distribution of the shares of Class A Common Stock by responding to persons indicating an interest in purchasing shares of Class A Common Stock and processing executed Subscription Agreements for the shares. The Participating Brokers may also assist in the offering of shares of Class A Common Stock by soliciting indications of interest from potential investors by delivering a copy of this Prospectus. Participating Brokers will receive selling commissions equal to _____% of the initial public offering price per share of Class A Common Stock.

     No securities are to be offered for the account of any existing security holder.

     Shares of Class A Common Stock may be offered by the Company's officers or directors on a selective basis. Persons interested in purchasing shares of Class A Common Stock in the offering will be required to contact a representative of one of the Participating Brokers.

     Subscribers must execute a Subscription Agreement, which is attached hereto as Appendix A. The Company reserves the right to reject any subscription for shares of Class A Common Stock in its entirety or to allocate shares among prospective purchasers. If any subscription is rejected, funds received by the Company for each rejected subscription will be returned to the applicable prospective purchaser without interest or deduction.

     Residents of __________, ___________, ___________ and ___________ must also complete a Suitability Questionnaire, a form of which also is attached as Appendix B to this Prospectus. All funds received by the Company with respect to the Minimum Offering, promptly following receipt, will be deposited in an escrow account with the Escrow Agent pursuant to the terms of an escrow agreement entered into between the Company and the Escrow Agent. In the event that the Minimum Offering is not sold within the permitted time period, then all funds received by the Escrow Agent will be refunded promptly to the subscribers, in full, without interest or deduction therefrom.

     Certificates representing shares of Class A Common Stock purchased will be issued to purchasers only if the proceeds from the sale of the Minimum Offering are released from escrow. Until the certificates are delivered to the purchasers thereof, such purchasers, if any, will be deemed subscribers only, and not stockholders. The funds in escrow will be held for the benefit of those subscribers until released to the Company. All funds received by the Company after the Minimum Offering is sold will not be placed in escrow, but will be placed directly into the Company's operating account for immediate use by the Company.

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



     Prior to this offering, there has been no public market for the Class A Common Stock. The initial public offering price was determined by the Company. In determining the initial public offering price for the Class A Common Stock, the Company calculated the net asset value of Lockhart on a per share basis using the most recent appraisals available for each operating property and for its inventory of undeveloped land. As part of this calculation, the Company adjusted its capital structure for the Maximum Offering.

     The Company considered adjusted net asset value per share in relation to the market valuation of publicly-held companies in similar businesses. Unlike such companies, whose market value commonly exceeds net asset value based on their property holdings, Lockhart in this, its initial public offering, believed it prudent to approach the pricing of its securities more conservatively. Accordingly, the Company has set the offering price for the Class A Common Stock based solely on the net asset value of its real estate, with no upward adjustment for other common indicia of value, such as (i) estimates of future business potential and earnings prospects -- in this case, based on the Company's historic businesses together with that of PFC after achieving the Minimum Offering -- (ii) the increasing value of the Company's real estate based on development projects in progress, and (iii) Lockhart's more than century-long existence.

     Although it is the Company's intention to develop a public market for its Class A Common Stock by soliciting broker-dealers who are members of the National Association of Securities Dealers (the "NASD") to make a market in the Company's Class A Common Stock, to date the Company has not entered into any arrangements, commitments or understandings with any persons with respect to the creation of a public market for its Class A Common Stock. The Company plans to seek the support of NASD member firms which are recognized market makers, including the Participating Brokers, with the intention of obtaining their assistance with the creation of a viable market in the Company's securities for the benefit of its stockholders. If the Minimum Offering is sold, the Company intends to apply for listing on the Nasdaq SmallCap Market. However, there can be no assurance that the Company will be accepted for listing if it applies.



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                          DESCRIPTION OF CAPITAL STOCK

General

     The Company has the authority to issue 49,000,000 shares of common stock, par value $0.01 per share, of which 40,000,000 shares are designated Class A Common Stock (the "Class A Common Stock") and 9,000,000 shares are designated Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"). The Class A Common Stock and the Class B Common Stock are sometimes referred to collectively as the "Common Stock". The Company is also authorized to issue 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

Common Stock

     Except as otherwise set forth below or as otherwise required by law, the rights and privileges of each class of the Common Stock are identical in all respects, including the right to participate ratably in dividends and liquidation distributions and the right of the members of a class of Common Stock to participate ratably in offers by the Company to repurchase shares of Common Stock that are directed to all of the holders of any other class of the Common Stock. No class of Common Stock has preemptive rights.

         Voting Rights

     Each outstanding share of Class A Common Stock is entitled to vote on each matter on which the stockholders of the Company are entitled to vote, and each holder of Class A Common Stock is entitled to one vote for each share of such stock held by such holder. Each outstanding share of Class B Common Stock is entitled to vote on each matter on which the stockholders of the Company are entitled to vote, and each holder of Class B Common Stock is entitled to ten votes for each share of such stock held by such holder; provided, however, that if the aggregate number of shares of Class B Common Stock issued and outstanding no longer represent at least 75% of the combined voting power of the total issued and outstanding shares of Common Stock, then each holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock. The holders of the Common Stock entitled to vote on any matter vote together as a single class on all such matters. The stockholders of the Company are not entitled to cumulate their votes in any election of the directors of the Company.

         Distributions

     The Board of Directors of the Company may cause distributions to be paid to holders of shares of Common Stock out of funds legally available for the payment of distributions. See "Distribution Policy". Any distribution on the Common Stock shall be payable on shares of Class A Common Stock and Class B Common Stock share and share alike; provided that in the case of distributions payable in shares of Common Stock of the Company, or options, warrants or rights to acquire shares of such Common Stock or securities convertible into or exchangeable for shares of such Common Stock, the shares, options, warrants, rights or securities so payable shall be payable in shares of, or options, warrants or rights to acquire or securities convertible into or exchangeable for, Class A Common Stock.

         Liquidation Rights

     In the event of any dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the remaining assets and funds of the Company, if any, shall be divided among and paid ratably to the holders of Class A Common Stock and the holders of Class B Common Stock. A merger or

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consolidation  of the Company  with or into any other  corporation  or a sale or conveyance of all or any part of the assets of the Company (which shall not in fact result in the liquidation of the Company and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Company.

         Conversion Rights

     Each and every share of Class B Common Stock is convertible into Class A Common Stock at any time at the option of the holder. Such conversion shall be on a share-for-share basis, one share of Class A Common Stock for each share of Class B Common Stock so converted. Shares of Class A Common Stock are not convertible.

     Each share of Class B Common Stock shall convert automatically into one fully paid and non-assessable share of Class A Common Stock upon its sale, assignment, gift or other transfer to a party or entity other than a Permitted Transferee. A "Permitted Transferee" of a Class B Stockholder shall be: (i) any lineal descendant of Herbert E. Lockhart and Karen Ingeborg Lockhart (including any adopted child); (ii) any individual designated as a Permitted Transferee by a vote of the Board of Directors upon the recommendation of the Executive Committee of the Board of Directors; (iii) any lineal descendant (including any adopted child) of a previously admitted Class B Stockholder (the individuals described in (i), (ii) and (iii) hereafter are individually referred to as a "Founding Family Member" and collectively the "Founding Family Members"); (iv) any trust established and maintained principally for the benefit of one or more Founding Family Members and where one or more Founding Family Members has a general or special testamentary power of appointment or general or special non-testamentary power of appointment limited to any Permitted Transferee or Permitted Transferees thereof; (v) any corporation, partnership, limited liability company, limited liability partnership, private foundation or other entity where (A) the majority of the board of directors or other managing body are comprised of Founding Family Members or (B) all the beneficial ownership, or ownership of equity securities of such entity representing voting control over such entity, is held by Founding Family Members and/or any Permitted Transferee or Permitted Transferees thereof; provided, however, that if (x) the majority of the board of the directors of other managing body of such entity are not comprised of Founding Family Members and (y) the Class B stockholder who made such transfer, and Permitted Transferees thereof, cease, for whatever reason, to hold all of the beneficial ownership, or ownership of equity securities representing voting control, of such corporation, partnership, limited liability company, limited liability partnership, private foundation or other entity, then any and all shares of Class B Common Stock owned by such corporation, partnership, limited liability company, limited liability partnership, private foundation or other entity shall be converted automatically, without further action by or on behalf of any person, into shares of Class A Common Stock and such corporation, partnership, limited liability company, limited liability partnership, private foundation or other entity shall no longer be a Class B Stockholder.

     Any Class B Stockholder may pledge shares of Class B Common Stock owned by such person to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares may not be transferred to or registered in the name of the pledgee unless such pledgee is a Permitted Transferee. In the event of foreclosure or other similar action by the pledgee (other than a pledgee who is a Permitted Transferee), such pledged shares of Class B Common Stock shall be converted automatically, without further action by or on behalf of any person, into shares of Class A Common Stock upon such foreclosure; provided, however, that if within ten business days after such foreclosure or similar event such converted shares are returned to the pledgor or transferred to a Permitted Transferee of the pledgor, such shares shall be converted automatically, without any act or deed on the part of the Company or any other person, into the same number of shares of Class B Common Stock. The foregoing automatic conversion provisions shall not be applicable to any transfer of shares of Class B Common Stock by operation of law upon incompetence, death, dissolution or bankruptcy of any

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



Class B Stockholder to an executor, guardian or trustee, respectively, of such Class B Stockholder but only if the beneficial ownership of such shares continues to be held by one or more Permitted Transferees.

         Mergers and Consolidations

     In the event of a merger, consolidation or other business combination of the Company with or into another entity (whether or not the Company is the surviving entity), or in the event of the dissolution of the Company, provision shall be made so that the holders of each class of Common Stock will be entitled to receive the same amount and form of consideration per share as the per share consideration, if any, received by holders of the other classes of Common Stock in such merger, consolidation, combination or dissolution; provided, however, that in connection with any such merger, consolidation or business combination in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ as currently provided; and provided further, however, that if such shares differ as to voting rights, the shares having superior voting rights shall be subject to conversion provisions that are no more or less favorable to the holders of such shares than those provided with respect to the Class B Common Stock.

Preferred Stock

     None of the Company's 1,000,000 shares of authorized Preferred Stock is outstanding. The Company's Amended and Restated Articles of Incorporation authorize the Board of Directors, without any further action by the stockholders, to issue the Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designations, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof. Although the ability of the Board of Directors to designate and issue shares of the Preferred Stock provides desirable flexibility, including the ability to engage in future public offerings to raise additional capital, the issuance of shares of the Preferred Stock may have adverse effects on the holders of Common Stock, including restrictions on dividends on the Common Stock if dividends on shares of the Preferred Stock have not been paid; dilution of voting power of the Common Stock to the extent the shares of the Preferred Stock have voting rights; or deferral of participation in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to holders of shares of the Preferred Stock. In addition, issuance of shares of the Preferred Stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock and accordingly may be used as an "anti-takeover" device. The Board of Directors, however, currently does not contemplate the issuance of any shares of the Preferred Stock.

Certain Anti-Takeover Provisions

     Special meetings of stockholders may be called by the Company's Board of Directors or the Executive Committee. Except as otherwise required by law, stockholders, in their capacity as such, are not entitled to request or call a special meeting of stockholders. In addition, stockholders of the Company are required to provide advance notice of nominations of directors to be made at, and of business proposed to be brought before, a meeting of stockholders. The failure to deliver proper notice within the periods specified in the Company's Amended and Restated Bylaws will result in the denial to the stockholder of the right to make such nominations or propose such action at the meeting.



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                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon the completion of the offering, Lockhart will have 2,000,000 shares of Class A Common Stock outstanding (assuming the Maximum Offering is sold and assuming further that, prior to such time, there is no conversion of Class B Common Stock into shares of Class A Common Stock) and 8,590,018 shares of Class B Common Stock outstanding (assuming that no shares of Class B Common Stock are converted into Class A Common Stock prior to the offering and assuming further that 73,847 shares of Class B Common Stock are redeemed by the Company with a portion of the proceeds from the offering). All of the shares of Class A Common Stock sold in the offering will be freely transferable and tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate," as defined below, of Lockhart, which will be subject to the resale limitations of Rule 144 adopted under the Securities Act. The shares of Class B Common Stock held by Lockhart's existing stockholders are "restricted" securities within the meaning of Rule 144 and may only be sold in the public market pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration, including Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has been deemed to have beneficially owned shares of an issuer for at least one year, including an "affiliate," is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding number of shares of such class or the average trading volume in composite trading in all national securities exchanges during the four calendar weeks preceding the filing of the required notice of such sale, provided that such issuer has been a reporting Company for at least 90 days. A person (or persons whose shares are required to be aggregated) who is not deemed an affiliate of an issuer and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Affiliates continue to be subject to such limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer.

     The shares of the Company's Class B Common Stock are convertible into shares of Class A Common Stock and, following the conversion of such shares, approximately 8,457,061 of the aggregate shares of Class A Common Stock owned by the Class B Stockholders upon conversion of their shares of Class B Common Stock would be eligible for sale pursuant to the provisions of Rule 144 under the Securities Act. The Class B Stockholders have agreed that, subject to certain limited exceptions, during the period beginning from the date of this Prospectus and continuing to and including the date six months after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company which are substantially similar to the shares of Class A Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Class A Common Stock. In addition, the Company's executive officers and directors as well as beneficial owners of 5% or more of the Class B Common Stock have agreed that, subject to certain limited exceptions, beginning from the date of this Prospectus and continuing to and including the date two years after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company which are substantially similar to the shares of Class A Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Class A Common Stock. Following the six-month and two-year periods, no assurance can be given that a Class B Stockholder will not decide, based upon then prevailing market and other conditions, to convert his or her Class B Common Stock to Class A Common Stock and to dispose of all or a portion of such stock pursuant to the provisions of Rule 144 under the Securities Act, subject to any applicable volume limitations of Rule 144.

     Prior to the offering, there has been no established market for the Class A Common Stock, and no predictions can be made about the effect, if any, that market sales of shares of Class A Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Class A Common Stock in the public market may have an adverse impact on the market for the shares of Class A Common Stock offered hereby.

                           SUPPLEMENTAL SALES MATERIAL

     Shares of the Company's Class A Common Stock are being offered only through this Prospectus. In addition to this Prospectus, the Company or Participating Brokers may use certain sales materials in connection with this offering, although only when accompanied or preceded by this Prospectus. No sales material may be used unless it has first been approved in writing by the Company. As of the date of this Prospectus, the Company does not plan to use additional sales material, and any such materials will be used only by Participating Brokers who are registered broker-dealers and members of the NASD. The Company also may respond to specific questions from Participating Brokers and prospective investors. Additional materials relating to the offering may be made available to Participating Brokers for their internal use.

                                  LEGAL MATTERS

     The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Dudley, Topper and Feuerzeig.

                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The statements of revenues and certain expenses for Red Hook Plaza, Inc. for the years ended December 31, 1996, 1995 and 1994, and for Fort Mylner Properties, Inc. and Golden Orange Centers, Inc. for the twelve months ended June 30, 1997, appearing in this Prospectus and Registration Statement, have also been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Premium Finance Company of the V.I., Inc., as of December 31, 1996 and 1995 and for the years ended December 31, 1996 and 1995, and for the seven months ended December 31, 1994 have been audited by Francisco E. Depusoir, CPA, independent auditor, as set forth in his report thereon appearing elsewhere herein and is included in reliance upon such report given upon his authority as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement, of which this Prospectus constitutes a part, under the Securities Act with respect to the shares of Class A Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Class A Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Room 1228, 75 Park Place, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. The SEC also maintains a Web site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                          INDEX TO FINANCIAL STATEMENTS



                                                                          Page
                                                                          ----
Lockhart Caribbean Corporation and Subsidiaries
Pro Forma Condensed Financial Statements-Minimum Offering
              (Unaudited)..................................................F-4
    Pro Forma Condensed Balance Sheet as of June 30, 1997..................F-5
    Pro Forma Condensed Balance Sheet as of December 31, 1996..............F-6
    Notes to Pro Forma Condensed Balance Sheets............................F-7
    Pro Forma Condensed Statement of Operations for the
              Six Months Ended June 30, 1997...............................F-8
    Pro Forma Condensed Statement of Operations for the Year Ended
              December 31, 1996............................................F-9
    Notes to Pro Forma Condensed Statements of Operations..................F-10


Pro Forma Condensed Financial Statements--Maximum Offering
             (Unaudited).................................................. F-12
    Pro Forma Condensed Balance Sheet as of June 30, 1997..................F-13
    Pro Forma Condensed Balance Sheet as of December 31, 1996..............F-14
    Notes to Pro Forma Condensed Balance Sheets............................F-15
    Pro Forma Condensed Statement of Operations for the
             Six Months Ended June 30, 1997................................F-16
    Pro Forma Condensed Statement of Operations for the Year Ended
             December 31, 1996.............................................F-17
    Notes to Pro Forma Condensed Statements of Operations..................F-18


Consolidated Interim Financial Statements (Unaudited)......................F-20
    Consolidated Balance Sheets as of June 30, 1997 and 1996...............F-21
    Consolidated Statements of Operations for the Six Months Ended
             June 30, 1997 and 1996........................................F-23
    Consolidated Statement of Shareholders' Equity.........................F-24
    Consolidated Statements of Cash Flows for the Six Months Ended
             June 30, 1997 and 1996........................................F-25

                                                                           Page
                                                                           ----

    Notes to Consolidated Interim Financial Statements.....................F-26

Audited Consolidated Financial Statements and Other Financial
             Information
    Report of the Independent Auditors.....................................F-32
    Consolidated Balance Sheets as of December 31, 1996
             and 1995......................................................F-33
    Consolidated Statements of Operations for the Years Ended
             December 31, 1996, 1995 and 1994..............................F-35
    Consolidated Statement of Shareholders' Equity.........................F-36
    Consolidated Statements of Cash Flows for the Years Ended
             December 31, 1996, 1995 and 1994..............................F-37
    Notes to Consolidated Financial Statements.............................F-38
    Schedule V - Property, Plant and Equipment.............................F-46
    Schedule VI - Accumulated Depreciation, Depletion and
             Amortization of Property, Plant and Equipment.................F-47
    Schedule VIII - Valuation and Qualifying Accounts......................F-48
    Schedule XI - Real Estate and Accumulated Depreciation.................F-49
    Schedule XII - Mortgage Loans on Real Estate...........................F-54

Premium Finance Company of the V.I., Inc.
    Report of the Independent Auditors.....................................F-56
    Balance Sheets as of December 31, 1996, 1995 and 1994..................F-57
    Statement of Income and Deficit for the Years Ended December 31
             1996 and 1995 and the Seven Months Ended December 31, 1994....F-58
    Statement of Cash Flows for the Years Ended December 31, 1996
             and 1995 and the Seven Months Ended December 31, 1994.........F-59
    Notes to Financial Statements..........................................F-60

                                                                           Page
                                                                           ----
Red Hook Plaza, Inc.
    Report of the Independent Auditors.....................................F-63
    Statement of Revenues and Certain Expenses for the Years
             Ended December 31, 1996, 1995 and 1994........................F-64
    Notes to Statement of Revenues and Certain Expenses....................F-65

Fort Mylner Properties Inc.
    Report of Independent Auditors.........................................F-67
    Statement of Revenues and Certain Expenses for the Twelve
             Months Ended June 30, 1997....................................F-68
    Notes to Statement of Revenues and Certain Expenses....................F-69

Golden Orange Centers, Inc.
    Report of Independent Auditors.........................................F-71
    Statement of Revenues and Certain Expenses for the Twelve
             Months Ended June 30, 1997....................................F-72
    Notes to Statement of Revenues and Certain Expenses....................F-73

                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
                    PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                MINIMUM OFFERING
                                   (Unaudited)

     The following unaudited pro forma condensed financial statements of Lockhart Caribbean Corporation reflect the following transactions: (i) the sale of 1,153,846 shares of Class A Common Stock for $6.50 per share (the "Minimum Offering"), (ii) the use of a portion of the net proceeds to repay $4.5 million of outstanding debt, and (iii) the use of a portion of the net proceeds to acquire Premium Finance Company of the V.I., Inc., a company that finances insurance premiums in the U.S. Virgin Islands and other Caribbean islands. The pro forma balance sheets as of June 30, 1997 and December 31, 1996 show the effects of these transactions as if they had occurred at the date of the balance sheets. The unaudited pro forma condensed statements of operations for the six months ended June 30, 1997, and for the year ended December 31, 1996, show the effects of these transactions as if they had occurred at the beginning of the period. Additionally, the statement of operations for the year ended December 31, 1996 shows the effect of the June 27, 1996 acquisition of three properties (Fort Mylner Shopping Center, Fort Mylner Commercial Center and Orange Grove Shopping Center) as if the acquisitions were made at the beginning of the year.

     The pro forma condensed financial statements were prepared by the management of the Company. These pro forma condensed financial statements may not be indicative of the results that actually would have occurred if the transactions had been effected on the dates indicated or which may obtain in the future. The pro forma condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Lockhart Caribbean Corporation and the financial statements and the notes thereto of Premium Finance Company of the Virgin Islands, Inc. included elsewhere in this Prospectus.

                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
                  Pro Forma Condensed Balance Sheet (Unaudited)
                               As of June 30, 1997
                                Minimum Offering

                                                                      Historical      Adjustments            Pro Forma
                                                                      ----------      -----------            ---------
Assets
- ------
Operating property, net of accumulated ...........................   $32,877,507      $    59,546(1)       $32,937,053
     depreciation
Cash and cash equivalents ........................................       783,115        1,592,730(1)(2)      2,375,845
Accounts and note receivable .....................................       609,655        1,151,288(1)         1,760,943
Prepaid expenses .................................................       574,260            4,697(1)           578,957
Deferred financing costs .........................................       495,163                               495,163
Other assets .....................................................       352,413          261,528(1)(3)        613,941
                                                                     -----------      -----------          -----------
Total assets .....................................................   $35,692,113      $ 3,069,789          $38,761,902
                                                                     ===========      ===========          ===========

Liabilities & Stockholders' Equity
- ----------------------------------
Liabilities:
     Notes payable ...............................................   $24,853,682      ($4,500,000)(4)      $20,353,682
Short-term bank debt .............................................                        780,343 (1)          780,343
Property taxes ...................................................       981,687                               981,687
Tenant security deposits .........................................       329,277                               329,277
Unearned interest ................................................                         50,645(1)            50,645
Accounts payable and other accrued expenses ......................       721,162            1,801(1)           722,963
Deferred income taxes ............................................     1,113,373                             1,113,373
                                                                     -----------      -----------          -----------
Total liabilities ................................................    27,999,181       (3,667,211)          24,331,970

Stockholder's Equity:
     Preferred stock, par value $.01:
         Authorized  shares 1,000,000,  none issued Class A common
         stock, par value $.01:
         Authorized shares 40,000,000,
         Issued and Outstanding 1,153,846--after
         Offering ................................................                         11,538 (5)           11,538
     Class B common stock, par value $.01:
         Authorized shares 9,000,000
         Issued and outstanding--8,634,280 .......................        86,343                                86,343
     Additional paid-in capital ..................................     6,688,044        6,725,462(5)(6)     13,413,506
         Retained earnings .......................................       918,545                               918,545
                                                                     -----------      -----------          -----------
     Total shareholders' equity ..................................     7,692,932        6,737,000           14,429,932
                                                                     -----------      -----------          -----------

     Total liabilities and stockholders' equity ..................   $35,692,113      $ 3,069,789          $38,761,902
                                                                     ===========      ===========          ===========

                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
                  Pro Forma Condensed Balance Sheet (Unaudited)
                             As of December 31, 1996
                                Minimum Offering


                                                    Historical       Adjustments           Pro Forma
                                                    ----------       -----------           ---------
Assets
Operating property, net of accumulated .........   $33,228,411      $    17,488(1)       $33,245,899
     depreciation
Cash and cash equivalents ......................       930,163        1,659,897(1)(2)      2,590,060
Accounts and note receivable ...................       753,773        1,128,383(1)         1,882,156
Prepaid expenses ...............................       325,879            8,382(1)           334,261
Deferred financing costs .......................       508,189                               508,189
Other assets ...................................       523,446          257,941(1)(3)        781,387
                                                   -----------      -----------          -----------
Total assets ...................................   $36,269,861      $ 3,072,091          $39,341,952
                                                   ===========      ===========          ===========

Liabilities & Stockholders' Equity
Liabilities:
     Notes payable .............................   $24,943,492      ($4,500,000)(4)      $20,443,492
Short-term bank debt ...........................                        785,495 (1)          785,495
Property taxes .................................       778,137                               778,137
Tenant security deposits .......................       314,035                               314,035
Unearned interest ..............................                         44,209 (1)           44,209
Accounts payable and other accrued expenses ....       478,177            5,387 (1)          483,564
Deferred income taxes ..........................     1,422,050                             1,422,050
                                                   -----------      -----------          -----------
Total liabilities ..............................    27,935,891       (3,664,909)          24,270,982

Stockholder's Equity:
     Preferred stock, par value $.01:
         Authorized  shares 1,000,000,  none issued
     Class A common  stock,  par value $.01:
         Authorized shares 40,000,000,
         Issued and outstanding 1,153,846--after
         Offering ..............................                         11,538(5)            11,538
     Class B common stock, par value $.01:
         Authorized shares 9,000,000
         Issued and outstanding--8,622,155 .....        86,222                                86,222
     Additional paid-in capital ................     6,669,379        6,725,462(5)(6)     13,394,841
         Retained earnings .....................     1,578,369                             1,578,369
                                                   -----------      -----------          -----------
     Total shareholders' equity ................     8,333,970        6,737,000           15,070,970
                                                   -----------      -----------          -----------

     Total liabilities and stockholders' equity    $36,269,861      $ 3,072,091          $39,341,952
                                                   ===========      ===========          ===========


                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
                   Notes to Pro Forma Condensed Balance Sheets
                                Minimum Offering
                                   (Unaudited)

     For purposes of determining the effect of the Minimum Offering on the Company's Condensed Balance Sheet as of June 30, 1997 and as of December 31, 1996, the following pro forma adjustments have been made. The pro forma condensed balance sheets show the effect of the acquisition of Premium Finance Company of the V.I., Inc. and the repayment of $4.5 million in debt from the net proceeds of the Minimum Offering as if the transactions had occurred on the dates the balance sheets are presented.


                                                                         December 31, 1996         June 30, 1997
                                                                         -----------------         -------------
(1)   Additional assets and liabilities from acquisition of PFC:
         Operating property, net of accumulated
             depreciation                                                   $    17,488           $    59,546
         Cash and cash equivalents                                              110,397                43,230
         Accounts and note receivable                                         1,128,383             1,151,288
         Prepaid expenses                                                         8,382                 4,697
         Other assets                                                            27,363                25,839
         Short-term bank debt                                                   785,495               780,343
         Unearned interest                                                       44,209                50,645
         Accounts payable and other accrued expenses                              5,387                 1,801

(2)  Net cash proceeds from the Minimum Offering of $7.5 million less $763,000 in issuance costs, $4.5  million debt retirement,
     and $687,500 for acquisition of PFC                                      1,549,500             1,549,500

(3)  Excess of purchase price for PFC stock over book
     value of PFC's equity                                                      230,578               235,689

(4)  Retirement of bank debt from proceeds of the Minimum Offering           (4,500,000)           (4,500,000)

(5)  Minimum offering of 1,153,846 Class A shares at par
     value of $.01                                                               11,538                11,538

(6)  Additional paid-in capital:
        Sale of 1,153,846  shares of Class A common at $6.50 per share less $763,000 in issuance cost
        and $11,538 par value                                                 6,725,462             6,725,462


                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
             Pro Forma Condensed Statement of Operations (Unaudited)
                     For The Six Months Ended June 30, 1997
                                Minimum Offering

                                       Historical        Adjustments           Pro Forma
                                       ----------        -----------           ---------
Revenues
     Rental                           $ 2,265,569                            $ 2,265,569
     Tenant reimbursement                  91,287                                 91,287
     Other operating income               162,981                                162,981
     Interest and loan service fees                         183,599(2)           183,599
                                      -----------       -----------          -----------
Total revenue                           2,519,837           183,599            2,703,436

Operating expenses                      1,512,515           140,958(4)         1,653,473
                                      -----------       -----------          -----------
Operating income                        1,007,322            42,641            1,049,963

Interest expense                       (1,109,111)          168,264(5)(7)       (940,847)
Depreciation & amortization              (723,324)           (7,259)(8)         (730,583)
Loss (gain) on disposal of property
Other income & expense                      1,974                                  1,974
                                      -----------       -----------          -----------
Income (loss) before taxes               (823,139)          203,646             (619,493)

Income taxes                              308,677           (76,367)(9)          232,310
                                      -----------       -----------          -----------
Net income                            ($  514,462)      $   127,279          ($  387,183)
                                      ===========       ===========          ===========

EBITDA (10)                           $ 1,009,296                            $ 1,051,937
Net (loss) income per share                ($0.06)            $0.02               ($0.05)
Weighted average number of common
shares outstanding                      8,621,331         8,621,331            8,621,331


                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
             Pro Forma Condensed Statement of Operations (Unaudited)
                      For the Year Ended December 31, 1996
                                Minimum Offering

                                       Historical        Adjustments              Pro Forma
                                       ----------        -----------              ---------
Revenues
     Rental                           $ 3,385,002       $   627,191(1)          $ 4,012,193
     Tenant reimbursement                 248,898            34,310(1)              283,208
     Other operating income               582,833            46,247(1)              629,080
     Interest and loan service fees                         403,784(2)              403,784
                                      -----------       -----------             -----------
Total revenue                           4,216,733         1,111,532               5,328,265

Operating expenses                      2,639,969           476,160(3)(4)         3,116,129
                                      -----------       -----------             -----------
Operating income                        1,576,764           635,372               2,212,136

Interest expense                       (1,675,930)         (119,680)(5)(6)(7)    (1,795,610)
Depreciation & amortization            (1,244,774)         (189,533)(8)          (1,434,307)
Insurance proceeds                         75,670                                    75,670
Loss (gain) on disposal of property        86,440                                    86,440
Other income & expense                   (103,775)                                 (103,775)
                                      -----------       -----------             -----------
Income (loss) before taxes             (1,285,605)          326,159                (959,446)

Income taxes                              452,895           (93,103)(9)             359,792
                                      -----------       -----------             -----------
Net income                            ($  832,710)      $   233,056             ($  599,654)
                                      ===========       ===========             ===========

EBITDA (10)                           $ 1,635,099                                $2,270,471
Net (loss) income per share                ($0.10)            $0.03                  ($0.07)
Weighted average number of common
shares outstanding                      8,562,048         8,562,048               8,562,048


                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
              Notes to Pro Forma Condensed Statements of Operations
                                Minimum Offering
                                   (Unaudited)

     For purposes of determining the effect of the Minimum Offering on the Company's Condensed Statements of Operations for the six months ended June 30, 1997 and for the year ended December 31, 1996, the following pro forma adjustments have been made. The pro forma condensed financial statements show:
(i) the effect of a full year of operations from the three properties (Fort Mylner Shopping Center, Fort Mylner Commercial Center and Orange Grove Shopping Center) acquired on June 27, 1996; (ii) the acquisition of Premium Finance Company of the V.I., Inc. ("PFC"); and (iii) the repayment of $4.5 million in outstanding debt. The full six months of operations of Fort Mylner Shopping Center, Fort Mylner Commercial Center and Orange Grove Shopping Center are included in the financial statements for the six months ended June 30, 1997.

                                                                                                        Six Months
                                                                             Year Ended                    Ended
                                                                         December 31, 1996             June 30, 1997
                                                                         -----------------             -------------
(1)   The full year impact on operating revenue
      from the acquisition of three properties
      on June 27, 1996:
                  Rental                                                  $  627,191
                  Tenant reimbursement                                        34,310
                  Other operating income                                      46,247
(2)   Additional revenue from the acquisition of PFC                         403,784                   $  183,599
(3)   The full year impact on operating expenses from
      the three properties acquired on June 27, 1996                         225,096
(4)   Additional operating expenses from the acquisition
      of PFC                                                                 251,064                      140,958
(5)   Interest expense reduction from the retirement of
      $4.5 million in outstanding debt                                       393,118                      200,352
(6)   The full year impact on interest expense from the
      acquisition of three properties on June 27, 1996                      (440,456)
(7)   Additional interest expense - PFC's existing loans                     (72,342)                     (32,088)
(8)   Additional depreciation & amortization:
        Full year impact from the acquisition of three
        properties on June 27, 1996                                         (175,015)
         Acquisition of PFC                                                  (14,518)                      (7,259)
(9)   Income tax on cumulative effect of adjustments                         (93,103)                     (76,367)
         (37.5%)

(10) EBITDA means income before mortgage and other interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in

                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
              Notes to Pro Forma Condensed Statements of Operations
                                Minimum Offering
                                   (Unaudited)


      the real estate industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's performance relative to other companies in the industry. The Company's definition of EBITDA may not be identical to similarly titled measures of other companies and, therefore, may not necessarily be an accurate basis of comparison.

                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
                    PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                MAXIMUM OFFERING
                                   (Unaudited)

     The following unaudited pro forma condensed financial statements of Lockhart Caribbean Corporation reflect the following transactions: (i) the sale of 2,000,000 shares of Class A Common Stock for $6.50 per share (the "Maximum Offering"), (ii) the use of a portion of the net proceeds to repay $5.0 million of outstanding debt, (iii) the use of a portion of the net proceeds to acquire Premium Finance Company of the V.I., Inc., a company that finances insurance premiums in the U.S. Virgin Islands and other Caribbean islands, (iv) the use of a portion of the net proceeds to repurchase 73,847 shares of outstanding Class B Common Stock for $6.50 per share, and (v) the repayment of all outstanding receivables from stockholders. The pro forma balance sheets as of June 30, 1997 and December 31, 1996 show the effects of these transactions as if they had occurred at the date of the balance sheets. The unaudited pro forma condensed statements of operations for the six months ended June 30, 1997, and for the year ended December 31, 1996, show the effects of these transactions as if they had occurred at the beginning of the period. Additionally, the statements of operations for the year ended December 31, 1996 show the effect of the June 27, 1996 acquisition of three properties (Fort Mylner Shopping Center, Fort Mylner Commercial Center and Orange Grove Shopping Center) as if the acquisitions were made at the beginning of the year.

     The pro forma condensed financial statements were prepared by the management of the Company. These pro forma condensed financial statements may not be indicative of the results that actually would have occurred if the transactions had been effected on the dates indicated or which may obtain in the future. The pro forma condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Lockhart Caribbean Corporation and the financial statements and the notes thereto of Premium Finance Company of the Virgin Islands, Inc. included elsewhere in this Prospectus.

                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
                  Pro Forma Condensed Balance Sheet (Unaudited)
                               As of June 30, 1997
                                Maximum Offering


                                                    Historical        Adjustments           Pro Forma
                                                    ----------        -----------           ---------
Assets
- ------
Operating property, net of accumulated             $32,877,507      $     59,546(1)       $32,937,053
     depreciation
Cash and cash equivalents                              783,115         5,996,993(1)(2)(7)   6,780,108
Accounts and note receivable                           609,655         1,056,085(1)(7)      1,665,740
Prepaid expenses                                       574,260             4,697(1)           578,957
Deferred financing costs                               495,163                                495,163
Other assets                                           352,413           261,528(1)(3)        613,941
                                                   -----------      ------------          -----------
Total assets                                       $35,692,113      $  7,378,849          $43,070,962
                                                   ===========      ============          ===========

Liabilities & Stockholders' Equity
- ----------------------------------
Liabilities:
     Notes payable                                 $24,853,682      ($ 5,000,000)(4)      $19,853,682
Short-term bank debt                                                     780,343(1)           780,343
Property taxes                                         981,687                                981,687
Tenant security deposits                               329,277                                329,277
Unearned interest                                                         50,645(1)            50,645
Accounts payable and other accrued expenses            721,162             1,801(1)           722,963
Deferred income taxes                                1,113,373                              1,113,373
                                                   -----------      ------------          -----------
Total liabilities                                   27,999,181        (4,167,211)          23,831,970

Stockholder's Equity:
     Preferred stock, par value $.01:
         Authorized  shares 1,000,000,
         none issued
     Class A common  stock, par value $.01:
         Authorized shares 40,000,000,
         Issued and Outstanding 2,000,000--after
         Offering                                                         20,000(6)            20,000
     Class B common stock, par value $.01:
         Authorized shares 9,000,000
         Issued and outstanding--8,634,280 and
         8,560,433 after offering                       86,343              (738)(5)           85,605
     Additional paid-in capital                      6,688,044        11,526,798(5)(6)     18,214,842
         Retained earnings                             918,545                                918,545
                                                   -----------      ------------          -----------
     Total shareholders' equity                      7,692,932        11,546,060           19,238,992
                                                   -----------      ------------          -----------

     Total liabilities and stockholders' equity    $35,692,113      $  7,378,849          $43,070,962
                                                   ===========      ============          ===========


                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
                  Pro Forma Condensed Balance Sheet (Unaudited)
                             As of December 31, 1996
                                Maximum Offering


                                                     Historical        Adjustments           Pro Forma
                                                     ----------        -----------           ---------
Assets
- ------
Operating property, net of accumulated              $33,228,411      $     17,488(1)       $33,245,899
     depreciation
Cash and cash equivalents                               930,163         6,066,525(1)(2)(7)   6,996,688
Accounts and note receivable                            753,773         1,030,815(1)(7)      1,784,588
Prepaid expenses                                        325,879             8,382(1)           334,261
Deferred financing costs                                508,189                                508,189
Other assets                                            523,446           257,941(1)(3)        781,387
                                                    -----------      ------------          -----------
Total assets                                        $36,269,861      $  7,381,151          $43,651,012
                                                    ===========      ============          ===========

Liabilities & Stockholders' Equity
- ----------------------------------
Liabilities:
     Notes payable                                  $24,943,492      ($ 5,000,000)(4)      $19,943,492
Short-term bank debt                                                      785,495(1)           785,495
Property taxes                                          778,137                                778,137
Tenant security deposits                                314,035                                314,035
Unearned interest                                                          44,209(1)            44,209
Accounts payable and other accrued expenses             478,177             5,387(1)           483,564
Deferred income taxes                                 1,422,050                              1,422,050
                                                    -----------      ------------          -----------
Total liabilities                                    27,935,891        (4,164,909)          23,770,982

Stockholder's Equity:
     Preferred stock, par value $.01:
         Authorized shares 1,000,000, none issued
     Class A common stock, par value $.01:
         Authorized shares 40,000,000,
         Issued and Outstanding 2,000,000--after
         Offering                                                          20,000(6)            20,000
     Class B common stock, par value $.01:
         Authorized shares 9,000,000
         Issued and outstanding--8,622,155 and
         8,548,308 after the offering                    86,222              (738)(5)           85,484
     Additional paid-in capital                       6,669,379        11,526,798(5)(6)     18,196,177
         Retained earnings                            1,578,369                              1,578,369
                                                    -----------      ------------          -----------
     Total shareholders' equity                       8,333,970        11,546,060           19,880,030
                                                    -----------      ------------          -----------

     Total liabilities and stockholders' equity     $36,269,861      $  7,381,151          $43,651,012
                                                    ===========      ============          ===========

                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
                   Notes to Pro Forma Condensed Balance Sheets
                                Maximum Offering
                                   (Unaudited)

     For purposes of determining the effect of the Maximum Offering on the Company's Condensed Balance Sheet as of June 30, 1997 and as of December 31, 1996, the following pro forma adjustments have been made. The pro forma condensed balance sheets show the effect of the acquisition of Premium Finance Company of the V.I., Inc. and the repayment of $5 million in debt from the net proceeds of the Maximum Offering as if the transactions had occurred on the dates the balance sheets are presented.

                                                                          December 31, 1996             June 30, 1997
                                                                          -----------------             -------------
(1)  Additional assets and liabilities from acquisition of PFC:
         Operating property, net of accumulated
             depreciation                                                   $    17,488                $    59,546
         Cash and cash equivalents                                              110,397                     43,230
         Accounts and note receivable                                         1,128,383                  1,151,288
         Prepaid expenses                                                         8,382                      4,697
         Other assets                                                            27,363                     25,839
         Short-term bank debt                                                   785,495                    780,343
         Unearned interest                                                       44,209                     50,645
         Accounts payable and other accrued expenses                              5,387                      1,801
(2)  Net cash proceeds from the Maximum Offering of
     $13 million less $973,940 in issuance costs,
     $5 million debt retirement, $687,500 for
     acquisition of PFC, and repurchase of 73,847 Class B
     shares for $480,000                                                      5,858,560                  5,858,560
(3)  Excess of purchase price for PFC stock over book
     value of PFC's equity                                                      230,578                    235,689
(4)  Retirement of bank debt from proceeds of the Maximum Offering           (5,000,000)                (5,000,000)
(5)  Repurchase of 73,847 Class B shares from proceeds of
     Maximum Offering:
         Class B common stock, par value                                           (738)                      (738)
         Additional paid-in-capital                                            (479,262)                  (479,262)
(6)  Maximum Offering of 2,000,000 Class A Shares
         Class A common stock, par value $0.01                                   20,000                     20,000
         Additional paid-in capital
                  2,000,000 shares of Class A common at $6.50
                  less $973,940 in issuance cost
                  and $20,000 par value                                      12,006,060                 12,006,060
(7)  Repayment of loans to stockholders
         Accounts and note recievable                                           (97,568)                   (95,203)
         Cash                                                                    97,568                     95,203




                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
             Pro Forma Condensed Statement of Operations (Unaudited)
                     For The Six Months Ended June 30, 1997
                                Maximum Offering

                                       Historical        Adjustments          Pro Forma
                                       ----------        -----------          ---------
Revenues
     Rental                           $ 2,265,569                           $ 2,265,569
     Tenant reimbursement                  91,287                                91,287
     Other operating income               162,981                               162,981
     Interest and loan service fees                         183,599(2)          183,599
                                      -----------       -----------          ----------
Total revenue                           2,519,837           183,599           2,703,436

Operating expenses                      1,512,515           140,958(4)        1,653,473
                                      -----------       -----------          ----------
Operating income                        1,007,322            42,641           1,049,963

Interest expense                       (1,109,111)          189,975(5)(7)      (919,136)
Depreciation & amortization              (723,324)           (7,259)(8)        (730,583)
Loss (gain) on disposal of property
Other income & expense                      1,974                                 1,974
                                      -----------       -----------          ----------
Income (loss) before taxes               (823,139)          225,357            (597,782)

Income taxes                              308,677           (84,509)(9)         224,168
                                      -----------       -----------          ----------
Net income                            ($  514,462)          140,848            (373,614)
                                      ===========       ===========          ==========

EBITDA(10)                            $ 1,009,296                              1,051,937
Net (loss) income per share                ($0.06)            $0.02              ($0.04)
Weighted average number of common
shares outstanding                      8,621,331         8,621,331           8,621,331


                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
             Pro Forma Condensed Statement of Operations (Unaudited)
                      For the Year Ended December 31, 1996
                                Maximum Offering

                                       Historical        Adjustments              Pro Forma
                                       ----------        -----------              ---------
Revenues
     Rental                           $ 3,385,002       $   627,191(1)          $ 4,012,193
     Tenant reimbursement                 248,898            34,310(1)              283,208
     Other operating income               582,833            46,247(1)              629,080
     Interest and loan service fees                         403,784(2)              403,784
                                      -----------       -----------             -----------
Total revenue                           4,216,733         1,111,532               5,328,265

Operating expenses                      2,639,969           476,160(3)(4)         3,116,129
                                      -----------       -----------             -----------
Operating income                        1,576,764           635,372               2,212,136

Interest expense                       (1,675,930)          (76,026)(5)(6)(7)    (1,751,956)
Depreciation & amortization            (1,244,774)         (189,533)(8)          (1,434,307)
Insurance proceeds                         75,670                                    75,670
Loss (gain) on disposal of property        86,440                                    86,440
Other income & expense                   (103,775)                                 (103,775)
                                      -----------       -----------             -----------
Income (loss) before taxes             (1,285,605)          369,813                (915,792)

Income taxes                              452,895          (109,473)(9)             343,422
                                      -----------       -----------             -----------
Net income                            ($  832,710)      $   260,340             ($  572,370)
                                      ===========       ===========             ===========

EBITDA(10)                            $ 1,635,099                               $ 2,270,471
Net (loss) income per share                ($0.10)            $0.03                  ($0.07)
Weighted average number of common
shares outstanding                      8,562,048         8,562,048               8,562,048


                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
              Notes to Pro Forma Condensed Statements of Operations
                                Maximum Offering
                                   (Unaudited)

     For purposes of determining the effect of the Maximum Offering on the Company's Condensed Statements of Operations for the six months ended June 30, 1997 and for the year ended December 31, 1996, the following pro forma adjustments have been made. The pro forma condensed financial statements show the effect of a full year of operations from the three properties (Fort Mylner Shopping Center, Fort Mylner Commercial Center and Orange Grove Shopping Center) acquired on June 27, 1996; the acquisition of Premium Finance Company of the V.I., Inc.; and the retirement of $5 million in outstanding debt. The full six months of operations of Fort Mylner Shopping Center, Fort Mylner Commercial Center and Orange Grove Shopping Center are included in the financial statements for the six months ended June 30, 1997.

                                                                                                        Six Months
                                                                             Year Ended                    Ended
                                                                         December 31, 1996             June 30, 1997
                                                                         -----------------             -------------
(1)   The full year impact on operating  revenue from the
      acquisition  of three properties on June 27, 1996:
                  Rental                                                  $   627,191
                  Tenant reimbursement                                         34,310
                  Other operating income                                       46,247
(2)   Additional revenue from the acquisition of PFC                          403,784                   $ 183,599
(3)   The full year impact on operating expenses from
      the three properties acquired on June 27, 1996                          225,096
(4)   Additional operating expenses from the acquisition
      of PFC                                                                  251,064                     140,958
(5)   Interest expense reduction:
         retirement of $4.5 million in debt from financial
                  institution                                                 393,118                     200,352
         payment of $0.5 million in outstanding principal
                  on note to seller                                            43,654                      21,711
(6)   The full year impact on interest expense from the
      acquisition of three properties on June 27, 1996                       (440,456)
(7)   Additional interest expense - PFC's existing loans                      (72,342)                    (32,088)
(8)   Additional depreciation & amortization:
         Full year impact from the acquisition
         of three properties on June 27, 1996                                (175,015)
         Acquisition of PFC                                                   (14,518)                     (7,259)
(9)   Income tax on cumulative effect of adjustments
         (37.5%)                                                             (109,473)                    (84,509)

(10) EBITDA means earnings before mortgage and other interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be


                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
              Notes to Pro Forma Condensed Statements of Operations
                                Maximum Offering
                                   (Unaudited)


      considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts and other interested parties in the real estate industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's performance relative to other companies in the industry. The Company's definition of EBITDA may not be identical to similarly titled measures of other companies and, therefore, may not necessarily be an accurate basis of comparison.

                 Lockhart Caribbean Corporation and Subsidiaries

                    Consolidated Interim Financial Statements
                                   (Unaudited)

                 Lockhart Caribbean Corporation and Subsidiaries
                           Consolidated Balance Sheets
                                   (Unaudited)




                                                         June 30
                                                  1997            1996
                                            ----------------------------
Assets
Operating property:
   Land and improvements                    $ 10,012,224    $  7,030,326
   Buildings and improvements                 25,135,288      15,655,882
   Equipment                                     440,053         406,275
   Prepaid lease                               1,460,657       1,460,657
   Construction in-progress                      411,398         206,990
                                              ----------      ----------
Total operating property                      37,459,620      24,760,130
Accumulated depreciation and amortization     (4,582,113)     (3,474,869)
                                              ----------      ----------
                                              32,877,507      21,285,261

Cash and cash equivalents                        783,115       1,125,646
Restricted cash                                     --         1,701,449
                                              ----------       ---------
                                                 783,115       2,827,095

Accounts note receivable:
   Tenants                                       467,712         237,035
   Note                                             --           101,000
   Interest                                         --            73,259
   Shareholders                                   95,203          94,678
   Insurance proceeds                               --           459,095
   Other                                          46,740          41,244
                                            ------------    ------------
                                                 609,655       1,006,311

Prepaid expenses                                 574,260         567,613

Deferred financing costs                         495,163         126,285

Other assets                                     352,413          11,283
                                            ------------    ------------
Total assets                                $ 35,692,113    $ 25,823,848
                                            ============    ============




See accompanying notes.

                                                                 June 30
                                                           1997           1996
                                                       -------------------------

Liabilities and shareholders' equity
Liabilities:
   Notes payable
      Mortgage notes                                   $24,788,900   $13,134,500
      Installment note                                        --         287,269
      Lease                                                 64,782        59,000
                                                       -----------   -----------
Total notes payable                                     24,853,682    13,480,769
Property taxes                                             981,687       728,592
Tenant security deposits                                   329,277       229,723
Accounts payable                                           430,465       336,728
Accrued expenses and other liabilities                     290,697       373,715
Deferred income taxes                                    1,113,373     1,752,981
                                                       -----------   -----------
Total liabilities                                       27,999,181    16,902,508


Shareholders' equity Preferred stock, par value $.01:
      Authorized shares--1,000,000, none issued
    Class A common stock, par value $.01:
      Authorized shares--40,000,000, none issued
    Class B common stock, par value $.01:
      Authorized shares--9,000,000
      Issued and outstanding shares--8,634,280
         in 1997 and 8,496,540 in 1996                      86,343        84,965
    Additional paid-in capital                           6,688,044     6,441,177
    Retained earnings                                      918,545     2,395,198
                                                         ---------     ---------
Total shareholders' equity                               7,692,932     8,921,340


                                                       -----------   -----------
Total liabilities and shareholders' equity             $35,692,113   $25,823,848
                                                       ===========   ===========






See accompanying notes.

                 Lockhart Caribbean Corporation and Subsidiaries
                      Consolidated Statement of Operations
                                   (Unaudited)

                                                                                                      June 30
                                                                                              1997                1996
                                                                                              ----                ----
Income:
       Rental Income                                                                      $2,265,569          $1,518,499
       Tenant expense reimbursement                                                           91,287              37,896
       Other operating income                                                                162,981              66,155
                                                                                           ---------          ----------
Total Income                                                                               2,519,837           1,622,550

Operating expenses:
       Operating and maintenance                                                             162,886              79,706
       Salaries and employee benefits                                                        419,612             353,903
       Directors' fees                                                                        39,000              39,000
       Utilities                                                                             139,318              53,523
       Insurance                                                                             283,609             144,519
       Other taxes                                                                           308,671             239,216
       Professional fees                                                                     116,386             117,943
       Other general and administrative                                                       43,033              45,873
                                                                                          ----------          ----------
Total Operating expenses                                                                   1,512,515           1,073,683
                                                                                           ---------           ---------
Operating income                                                                           1,007,322             548,867

Other income (expense):
       Interest expense                                                                   (1,109,111)           (640,275)
       Depreciation and amortization                                                        (723,324)           (414,324)
       Gain/(loss) on disposal of operating property                                              --              80,505
       Other income                                                                            1,974              96,536
                                                                                         -----------          ----------
Total other income (expense)                                                              (1,830,461)           (877,558)
                                                                                         -----------          ----------
Loss before income taxes                                                                    (823,139)           (328,691)
Deferred income tax benefit                                                                  308,677             123,259
                                                                                         -----------          ----------
Net loss                                                                                   ($514,462)          ($205,432)
                                                                                         ===========          ==========
Net loss per common share                                                                     ($0.06)             ($0.02)
                                                                                         ===========          ==========
Weighted average number of common shares used in
computation of net loss per share                                                          8,623,271           8,512,982
                                                                                         ===========          ==========




See accompanying notes.

                 Lockhart Caribbean Corporation and Subsidiaries
                 Consolidated Statement of Shareholders' Equity
                                   (Unaudited)


                                           Common            Additional              Retained
                                            Stock          Paid-in Capital           Earnings                 Total
                                            -----          ---------------           --------                 -----
Balance at July 1, 1996                    84,965             6,441,177              2,395,198              8,921,340

Issuance of common stock                    1,378               246,867                  --                   248,245

Net loss                                      --                   --               (1,146,181)            (1,146,181)

Cash dividends                                --                   --                 (330,472)              (330,472)
                                         --------           -----------              ---------              ---------

Balance at June 30, 1997                   86,343             6,688,044                918,545              7,692,932
                                           ======             =========              =========              =========





















See accompanying notes.

                 Lockhart Caribbean Corporation and Subsidiaries
                      Consolidated Statement of Cash Flows
                                   (Unaudited)

                                                                 June 30
                                                            1997          1996
                                                        ------------------------
Operating activities
Net loss                                                ($514,462)   ($  205,432)
Adjustments to reconcile net loss to net cash
   provided by operating activities:
       Depreciation and amortization                      723,324        414,324
       Deferred income taxes                             (308,677)      (123,259)
       (Gain) loss on disposal of operating property         --          (80,505)
       Changes in operating assets and liabilities:
          Accounts and note receivable                    164,261      5,047,079
          Prepaid expenses                               (171,653)      (320,653)
          Other assets                                    (75,000)
          Tenant security deposits                         15,242          4,086
          Accounts payable and accrued expenses           435,308        405,210
                                                         --------     ----------
Net cash provided by operating activities                 268,343      5,140,850

Investing activities
Acquisition of land
Sale of land                                                              80,505
Acquisition of buildings and improvements                (162,986)    (3,120,615)
Acquisition of equipment                                  (13,393)       (97,323)
                                                        ---------    -----------
Net cash used in investing activities                    (176,379)    (3,137,433)

Financing activities
Principal payments on notes                               (89,798)      (289,386)
Proceeds from issuance of notes                              --          674,206
Proceeds from issuance of common stock                     36,823         32,916
Repurchase of common stock                                (18,036)       (61,022)
Loan issuance costs                                        (2,685)          --
Cash dividends                                           (165,316)      (163,239)
                                                        ---------    -----------
Net cash (used in) provided by financing activities      (239,012)       193,475
                                                        ---------    -----------
Net (decrease) increase in cash and cash equivalents     (147,048)     2,196,892
Cash and cash equivalents at January 1                    930,163        630,203
                                                        ---------    -----------
Cash and cash equivalents at June 30                    $ 783,115    $ 2,827,095
                                                        =========    ===========



See accompanying notes.

                 Lockhart Caribbean Corporation and Subsidiaries
              Notes to Unaudited Consolidated Financial Statements
                                  June 30, 1997

1. Summary of Significant Accounting Policies

Description of Business

Lockhart Caribbean Corporation ("LCC") is organized as a United States Virgin Islands corporation engaged in owning, developing and leasing commercial real estate. LCC leases developed land, and retail and office space to customers under month-to-month and long-term leases. The accompanying consolidated financial statements include the accounts of LCC and its wholly-owned subsidiaries H.E. Lockhart Management, Inc. ("HELM") and Lockhart Realty, Inc. ("LRI"). Significant intercompany balances and transactions have been eliminated in consolidation.

Uses of Estimates

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

Cash equivalents consist of short-term, highly liquid investments with maturity of three months or less when purchased. Cash equivalents amounted to $379,910 and $196,422 at June 30, 1997 and 1996, respectively, and consisted primarily of money market instruments.

Construction-in-Progress

Construction-in-progress consists primarily of costs (including applicable property taxes and interest) incurred relating to certain renovation and rebuilding projects. These costs are included in operating property when the projects are completed.

Operating Property

Operating property is stated on the basis of cost. LCC provides for depreciation of operating property using the straight line and accelerated methods for financial reporting purposes and the modified accelerated cost recovery system for income tax purposes over their estimated useful lives, which range from 5 to
31.5 years. Expenditures for maintenance and general repairs are charged to expenses as incurred, whereas major improvements are classified as additions to operating property.

Net Income (Loss) Per Share

Net income (loss) per share is computed based upon the weighted average number of common shares outstanding during the periods.

                 Lockhart Caribbean Corporation and Subsidiaries
              Notes to Unaudited Consolidated Financial Statements
                                  June 30, 1997


Capitalized Interest

Interest is capitalized as a component of the cost of property, plant and equipment constructed. No interest was capitalized in the periods ended June 30, 1997 and June 30, 1996.

Long-Lived Assets

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of". The Company adopted SFAS No. 121 in 1995, which had no material effect on the Company's financial statements. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair market value and carrying value of the asset.

Deferred Financing Costs

Deferred financing costs represents costs incurred related to the issuance of debt and are amortized over the term of the related debt.

Fair Values of Financial Instruments

The following methods and assumptions were used by LCC in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

Note receivable: The carrying amount reported in the balance sheet approximates fair value due to the underlying collateral on the note.

Notes payable: The carrying amounts of the mortgage notes, which bear interest based on the financial institution's prime rate, approximate fair value due to the periodic repricing of the interest rates. The carrying amounts of the fixed rate mortgage and the installment note approximate fair value based on discounted cash flow analyses.

2. Note Receivable

In 1989, HELM sold a parcel of land and received a promissory note for $101,000, secured by a first priority mortgage on the property. No interest was accrued for the six months ended June 30, 1997 and 1996. The note was settled on March 14, 1997 for $169,000. Accrued interest as of March 14, 1997 amounted to $73,259.

3. Notes Payable

Mortgage notes payable consisted of the following:

                 Lockhart Caribbean Corporation and Subsidiaries
              Notes to Unaudited Consolidated Financial Statements
                                  June 30, 1997

                                                                         June 30
                                                                   1997          1996
                                                              -------------------------
First and second mortgage note payable to financial
   institution at prime plus .5% (9% at June 30, 1997)        $14,568,702   $      --

First mortgage note payable to a financial institution
   at prime plus .5% (9% at June 30, 1997)                      4,490,354          --

First mortgage  payable to a financial  institution
   at prime plus 1.5% (10% and 9.75% at June 30, 1997
   and 1996, respectively)                                        775,558       851,230

First mortgage not payable to seller at 8.75%                   4,654,286     4,689,065

Non-revolving line of credit promissory note to a financial
   institution at prime plus .5% (9% at June 30, 1997)            300,000          --

First mortgage note payable to a financial institution at
   prime plus 1.25% (9.75% at June 30, 1996)                         --       3,735,552

First mortgage note payable to a financial institution at
   prime plus 1.25% (9.75% at June 30, 1996)                         --       1,925,118

First mortgage note payable to a financial institution at
   prime plus 1% (9.5% at June 30, 1996)                             --       1,318,329

Non revolving line of credit promissory note to a financial
   institution at prime plus 1% (9.5% at June 30, 1996)              --         615,206
                                                              -----------   -----------
                                                              $24,788,900   $13,134,500
                                                              ===========   ===========


The $14.5 million mortgage note is payable in monthly installments of $125,032 commencing in May 1997 after a six month interest-only payment period. A final balloon payment of $14.1 million is due when the note matures in April 2000. Proceeds of the note were used to retire mortgage and installment notes on Drakes Passage; and to retire mortgage notes issued for the renovation of Grand Hotel, acquisition of Red Hook Plaza, and an interim loan of $10.4 million issued to acquire Orange rove Shopping Center, Fort Mylner Commercial Center, and Forty Mylner Shopping Center.

The $4.5 million mortgage note is payable in monthly installments of $38,537 commencing May 1997 after an initial interest-only payment period. A final balloon payment of approximately $4.3 million is payable when the note matures in April 2000. The proceeds of the note were used to liquidate the mortgage note issued for the renovation of Lockhart Gardens Shopping Center (which had an outstanding balance of $3,735,552 at liquidation).

The $775,558 mortgage note is payable in monthly installments of $6,306 plus interest through May 1999 and a final balloon payment of $630,520 in June 1999.

                 Lockhart Caribbean Corporation and Subsidiaries
              Notes to Unaudited Consolidated Financial Statements
                                  June 30, 1997

Proceeds of the $4.7 million mortgage note to seller were used to finance the acquisition of Red Hook Plaza Shopping Center. The note is payable in monthly installments of $34,971 commencing February 1996. A final installment comprised of the principal sum then outstanding together with any unpaid interest is payable when the note matures in January 2004. The note is secured by a first priority mortgage on properties at Red Hook Plaza Shopping Center, an conditional assignment of leases and rents, and a guarantee of LCC up to a maximum amount of $750,000.

HELM, a subsidiary, obtained a $1 million non-revolving line of credit from a financial institution. A total of $300,000 has been drawn on the line of credit as June 30, 1997. The balance outstanding under the line of credit is due and payable on April 2000. Interest accrues at .5% above the institution's prime rate and is payable monthly.

The mortgage  notes of $3,735,552,  $1,941,467,  and $1,381,675 on June 30, 1996
were all retired in October 1996 when two new mortgage notes of $14.6 million and $4.5 million, respectively were issued.

Substantially all operating property is pledged as collateral on the mortgage notes.

Installment Note

In 1990, HELM purchased a lease on its Drakes Passage property through an installment note payable. The note was schedule to mature in 1997. The acquisition of the lease was recorded as a capitalized asset at the present value of the acquisition cost. The capitalized asset and discount were being amortized over the seven year term of the installment note.

At June 30, 1996, the balance of the installment note was $287,269 (net of unamortized discount of $97,741). The note was liquidated in October 1996 with the proceeds of the $14.6 million mortgage note.

At July 1996, HELM purchased a vehicle for $59,000 through an installment note payable which matures on June 1, 2001. In February, 1997, HELM financed the purchase of another vehicle through an installment note payable of $13,800 which matures on January 1, 2002.

4. Income Taxes

At June 30, 1997, LCC had operating loss carryforwards of approximately $1,029,000 available to offset future taxable income through the year 2011.

                 Lockhart Caribbean Corporation and Subsidiaries
              Notes to Unaudited Consolidated Financial Statements
                                  June 30, 1997

At June 30, 1996 and 1997, net deferred income taxes (liabilities) had balances of $1,113,373 and $1,752,981, respectively.

5. Leases

The Company, through its subsidiaries, leases retail and office space under noncancellable leases which expire at various dates. Five-year renewal options are available with most leases. The leases provide for minimum rental payments plus adjustments, if applicable for certain additional costs incurred by the lessor and/or a percentage of gross sales. No rent attributable to a percentage of tenants' gross sales are included in the periods ended June 30, 1997 and June 30, 1996.

At June 30, 1997, the approximate future minimum rental income under the lease agreements were as follows:

         1998                                               $ 4,635,000
         1999                                                 4,805,000
         2000                                                 4,918,000
         2001                                                 5,061,000
         Thereafter                                           5,237,000
                                                            -----------
                                                            $24,656,000
                                                            ===========



6. Transaction with Related Parties

The amounts due from shareholders are interest bearing and have no specific repayment terms.

A shareholder of LCC and member of the board of directors is also a partner of a law firm which renders legal services of LCC. During the six months ended June 30, 1997 and 1996, fees paid to the law firm amounted to $78,749 and $59,649 respectively.

7. Subsequent Events

On June 6, 1997 the Company executed a letter of intent to purchase all the outstanding common stock of Premium Finance Company of the V.I., Inc. ("PFC") for $687,500. PFC finances insurance premiums for individual and businesses primarily in the U.S. Virgin Islands, the British Virgin Islands and Anguilla. The acquisition is dependent upon receiving regulatory approval and approval of PFC's shareholders. In addition, the Company has agreed to guarantee a bank loan to a wholly-owned subsidiary of PFC amounting to $200,000.

On July 5, 1997, the shareholders of The Lockhart Companies Incorporated ("LCI") voted to restructure the company and to offer common stock to the public in an initial public offering to be registered with the Securities and Exchange Commission. In connection with the restructuring, LCI changed its name Lockhart Caribbean Corporation ("LCC") on August 22, 1997. On the same date, the shareholders of LCI exchanged each of their common shares of LCI stock for 9.7 shares of Class B common stock of LCC. The transaction has been accounted for as a pooling-of-interest and, accordingly, the financial statements for the periods ended June 30, 1997 and June 30, 1996 have been restated to give retroactive recognition to the transaction.

                 Lockhart Caribbean Corporation and Subsidiaries
              Notes to Unaudited Consolidated Financial Statements
                                  June 30, 1997

On August 1, 1997 the Company obtained an additional line of credit from a financial institution in the amount of $400,000. Advances under the line of credit will bear interest at the institution's base rate. The line of credit expires on July 31, 1998.

One of the Company's major tenants advised the Company that it intends to vacate the premises in December 1997. The tenant's lease does not expire until 2001, and it is obligated to make base rental payments until 2001. The Company and the tenant are jointly seeking a suitable replacement tenant. The tenant's annual base rent is approximately $240,000 per year.

                         Report of Independent Auditors



The Board of Directors and Shareholders
Lockhart Caribbean Corporation


We have audited the accompanying consolidated balance sheets of Lockhart Caribbean Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedules listed in the Index. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lockhart Caribbean Corporation and Subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                                /s/ Ernst & Young LLP




San Juan, Puerto Rico
March 7, 1997, except for Note 7 as to
   which the date is August 22, 1997

                 Lockhart Caribbean Corporation and Subsidiaries
                           Consolidated Balance Sheets

                                                                    December 31
                                                                1996            1995
                                                          ----------------------------

Assets
Operating property:
      Land and improvements                               $ 10,009,236    $  7,030,326
      Buildings and improvements                            25,068,409      11,548,709
      Equipment                                                426,660         308,952
      Prepaid lease                                          1,460,657       1,460,657
      Construction-in-progress                                 265,706       1,193,549
                                                            --------------------------
Total operating property                                    37,230,668      21,542,193
Accumulated depreciation and amortization                   (4,002,257)     (3,098,146)
                                                            --------------------------
                                                            33,228,411      18,444,047

Cash and cash equivalents                                      930,163         463,909
Restricted cash                                                   --           166,294
                                                            --------------------------
                                                               930,163         630,203

Accounts and note receivable, net allowance
for doubtful accounts of $97,800 in 1996 and
$66,000 in 1995:
      Tenants                                                  374,266         347,935
      Note and related accrued interest                        174,259         174,259
      Shareholders                                              97,568          97,043
      Insurance proceeds                                          --         5,316,169
      Other                                                    107,680         106,679
                                                            --------------------------
                                                               753,773       6,042,085

Prepaid expenses                                               325,879         250,098

Deferred financing costs, less accumulated amortization
      of $26,061 in 1996 and $17,600 in 1995                   508,189         113,957

Other assets                                                   523,446          24,990
                                                            --------------------------
Total assets                                              $ 36,269,861    $ 25,505,380
                                                            ==========================



                                                                 December 31
                                                             1996          1995
                                                        --------------------------
Liabilities and shareholders' equity
Liabilities:
      Notes payable:
         Mortgage notes                                  $24,885,459   $12,641,454
         Installment note                                       --         391,642
         Capital lease                                        58,033        27,244
                                                          ------------------------
      Total notes payable                                 24,943,492    13,060,340
      Property taxes                                         778,137       498,195
      Tenant security deposits                               314,035       225,637
      Accounts payable                                       127,431       117,137
      Accrued expenses and other liabilities                 350,746       398,975
      Deferred income taxes                                1,422,050     1,876,240
                                                          ------------------------
Total liabilities                                         27,935,891    16,176,524

Shareholders' equity:
      Preferred stock, par value $.01:
         Authorized shares - - 1,000,000,  none issued
      Class A common stock, par value $.01:
         Authorized shares 40,000,000, none issued
      Class B common stock, par value $.01
         Authorized shares 9,000,000
         Issued and outstanding shares 8,622,155
           in 1996 and 8,525,543 in 1995                      86,222        85,255
      Additional paid-in capital                           6,669,379     6,501,909
      Retained earnings                                    1,578,369     2,741,692
                                                           -----------------------
Total shareholders' equity                                 8,333,970     9,328,856

                                                           -----------------------
Total liabilities and shareholders' equity               $36,269,861   $25,505,380
                                                         =========================








See accompanying notes.

                 Lockhart Caribbean Corporation and Subsidiaries
                      Consolidated Statements of Operations

                                                                 Year ended December 31
                                                           1996           1995           1994
                                                           ----           ----           ----
Income:
      Rental income                                   $ 3,385,002    $ 3,028,074    $ 2,717,594
      Tenant expense reimbursements                       248,898        332,159        281,196
      Other operating income                              582,833        611,567         76,919
                                                      -----------------------------------------
Total income                                            4,216,733      3,971,800      3,075,709

Operating expenses:
      Operating and maintenance                           243,817        189,112        125,511
      Salaries and employee benefits                      834,697        906,289        728,745
      Directors fees                                      195,500        325,255        171,520
      Utilities                                           162,418         94,293         85,501
      Insurance                                           454,670        338,879        345,156
      Other taxes                                         475,836        499,863        423,992
      Professional fees                                   203,157        355,427        103,849
      Other general and administrative                     69,874         48,166         38,447
                                                       ------------------------------------------
Total operating expenses                                2,639,969      2,757,284      2,022,721
                                                       ------------------------------------------
Operating income                                        1,576,764      1,214,516      1,052,988

Other income (expense):
      Interest expense                                 (1,675,930)    (1,084,204)      (437,859)
      Depreciation and amortization                    (1,244,774)      (906,263)      (639,147)
      Other expenses                                     (105,415)      (199,863)       (74,151)
      Gain (loss) on disposal of operating property        86,440       (850,972)         1,713
      Other income                                          1,640          1,535          3,030
      Insurance proceeds                                   75,670      5,916,981           --
                                                       ----------------------------------------
Total other income (expense)                           (2,862,369)     2,877,214     (1,146,414)
                                                       ----------------------------------------
(Loss) income before income taxes                      (1,285,605)     4,091,730        (93,426)

Provision (benefit) for income taxes:
      Current                                               1,295       (218,558)        37,877
      Deferred                                           (454,190)     1,806,413        (80,045)
                                                       ----------------------------------------
                                                         (452,895)     1,587,855        (42,168)
                                                       ----------------------------------------

Net (loss) income                                     $  (832,710)   $ 2,503,875    $   (51,258)
                                                       ========================================

Net (loss) income per common share                    $     (0.10)   $      0.30    $     (0.01)
                                                       =========================================

Weighted average number of common
shares used in computation of net (loss)
income per share                                        8,562,048      8,462,016      8,291,903
                                                       ========================================


See accompanying notes.

                 Lockhart Caribbean Corporation and Subsidiaries
                 Consolidated Statements of Shareholders' Equity


                                                             Class A       Additional
                                              Number of      Common         Paid-In               Retained
                                               Shares         Stock          Capital               Earnings           Total
                                           -----------------------------------------------------------------------------------------

Balance at January 1, 1994                   8,196,745       $81,967       $6,030,043           $   931,460       $7,043,470

Issuance of common stock                       137,902         1,379          187,676                                189,055

Net loss                                                                                            (51,258)         (51,258)

Cash dividends                                                                                     (317,898)        (317,898)
                                           -----------------------------------------------------------------------------------------

Balance at December 31, 1994                8,334,647         83,346        6,217,719               562,304        6,863,369

Net issuance of common stock                  190,896          1,909          284,190                                286,099

Net income                                                                                        2,503,875        2,503,875

Cash dividends                                                                                     (324,487)        (324,487)
                                           -----------------------------------------------------------------------------------------

Balance at December 31, 1995                8,525,543         85,255        6,501,909             2,741,692        9,328,856

Net issuance of common stock                   96,612            967          167,470                                168,437

Net loss                                                                                           (832,710)        (832,710)

Cash dividends                                                                                     (330,613)        (330,613)
                                           -----------------------------------------------------------------------------------------
Balance at December 31, 1996                8,622,155        $86,222       $6,669,379            $1,578,369       $8,333,970
                                           =========================================================================================








See accompanying notes.

                 Lockhart Caribbean Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows

                                                                            Year ended December 31
                                                                       1996          1995            1994
                                                                -------------------------------------------
Operating activities
Net (loss) income                                               $   (832,710)   $ 2,503,875    $   (51,258)
Adjustments to reconcile net (loss) income to net
      cash provided by operating activities:
         Depreciation and amortization                             1,244,774        906,263        639,147
         Deferred income taxes                                      (454,190)     1,806,413        (80,045)
         (Gain) loss on disposal of operating property               (86,440)       850,972         (1,713)
         Changes in operating assets and liabilities:
         Restricted Cash                                             166,294       (166,294)          --
         Accounts and note receivable                              5,331,427     (5,296,594)       144,256
         Prepaid expenses                                            (75,781)       (31,582)        27,966
         Other assets                                             (1,179,207)       (47,354)           (31)
         Tenant security deposits                                     88,398         67,016         16,318
         Accounts payable and accrued expenses                       242,007        443,956         47,700
         Income taxes payable                                           --             --          (11,870)
                                                                 -----------------------------------------
Net cash provided by operating activities                          4,444,572      1,036,671        730,470

Investing activities
Acquisition of land                                               (2,986,417)    (1,013,862)          (912)
Proceeds from sale of land                                            80,405           --             --
Proceeds from sale of operating property                                --             --           35,929
Acquisition of buildings and improvements                        (12,547,702)    (6,275,945)       (84,958)
Acquisition of other operating property                              (73,728)       (22,110)    (1,868,688)
Acquisition of equipment                                             (58,692)       (48,483)       (74,977)
                                                                 -----------------------------------------
Net cash used in investing activities                            (15,586,134)    (7,360,400)    (1,993,606)

Financing activities
Principal payments on mortgage notes payable                     (17,555,996)      (290,840)      (212,340)
Proceeds from issuance of mortgage notes payable                  29,800,000      6,334,260      1,688,870
Proceeds from issuance of common stock                               256,513        286,099        189,055
Repurchase of common stock                                           (88,076)          --             --
Principal payments on installment note payable                      (391,642)      (279,996)      (279,996)
Principal payments on lease payable                                  (28,226)       (11,956)        (9,990)
Loan issuance costs                                                  (54,144)          --          (10,505)
Cash dividends                                                      (330,613)      (324,487)      (317,898)
                                                                 -----------------------------------------
Net cash provided by financing activities                         11,607,816      5,713,080      1,047,196
                                                                 -----------------------------------------
Net increase (decrease) in cash and cash equivalents                 466,254       (610,649)      (215,940)
Cash and cash equivalents at beginning of year                       463,909      1,074,558      1,290,498
                                                                 -----------------------------------------

Cash and cash equivalents at end of year                        $    930,163    $   463,909    $ 1,074,558
                                                                 =========================================

Supplemental cash flow information:
  Interest paid, net of interest capitalized                    $  1,626,963    $   823,863    $   535,090
                                                                 =========================================

See accompanying notes.

                 Lockhart Caribbean Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1996


1. Summary of Significant Accounting Policies

Description of Business

Lockhart Caribbean Corporation ("LCC") is organized as a United States Virgin Islands corporation engaged in owning, developing and leasing commercial real estate. LCC leases developed land, and retail and office space to customers under month-to-month and long-term leases. The accompanying consolidated financial statements include the accounts of LCC and its wholly-owned subsidiaries H.E. Lockhart Management, Inc. ("HELM") and Lockhart Realty, Inc. ("LRI"). Significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

Cash equivalents consist of short-term, highly liquid investments with a maturity of three months or less when purchased. Cash equivalents amounted to $313,439 and $84,405 at December 31, 1996 and 1995, respectively, and consisted primarily of money market instruments.

Construction-in-Progress

Construction-in-progress consists primarily of costs (including applicable property taxes and interest) incurred relating to certain renovation and rebuilding projects. These costs are included in operating property when the projects are completed.

Operating Property

Operating property is stated on the basis of cost. LCC provides for depreciation of operating property using the straight-line method for financial reporting purposes and the modified accelerated cost recovery system for income tax purposes over their estimated useful lives, which range from 5 to 31.5 years. Expenditures for maintenance and general repairs are charged to expense as incurred, whereas major improvements are classified as additions to operating property.

Net Income (Loss) Per Share

Net income (loss) per share is computed based upon the weighted average number of common shares outstanding during the periods.

                 Lockhart Caribbean Corporation and Subsidiaries
             Notes to Consolidated Financial Statements (continued)


1. Summary of Significant Accounting Policies (continued)

Capitalized Interest

Interest is capitalized as a component of the cost of property, plant and equipment constructed. In 1995 interest amounting to $97,606 was capitalized. No interest was capitalized in 1996 or 1994.

Long-Lived Assets

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The Company adopted SFAS No. 121 in 1995, which had no material effect on the Company's financial statements. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

Deferred Financing Costs

Deferred financing costs represent costs incurred related to the issuance of debt and are amortized over the term of the related debt.

Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

Note receivable: The carrying amount reported in the balance sheet approximates fair value due to the underlying collateral on the note.

Notes payable: The carrying amounts of the mortgage notes, which bear interest based on the financial institution's prime rate, approximate fair value due to the periodic repricing of the interest rates. The carrying amounts of the fixed rate mortgage and the installment note approximate fair value based on discounted cash flow analyses.


2. Note Receivable

In 1989, HELM sold a parcel of land and received a promissory note for $101,000, secured by a first priority mortgage on the property. LCC has taken legal action to foreclose on the mortgage and the mortgagor was defending such action. No interest was accrued for the years ended December 31, 1996, 1995 and 1994. Accrued interest as of December 31, 1996 and 1995 amounted to $73,300. The note was settled on March 14, 1997 for $169,000.

                 Lockhart Caribbean Corporation and Subsidiaries
             Notes to Consolidated Financial Statements (continued)


3. Notes Payable

Mortgage notes payable consisted of the following:

                                                                   December 31
                                                               1996           1995
                                                           -------------------------
First and second mortgage note payable to a
      financial institution at prime plus .5%
      (8.75% at December 31, 1996)                         $14,600,000   $      --

First mortgage note payable to a
      financial institution at prime plus .5%
      (8.75% at December 31, 1996)                           4,500,000          --

First mortgage note payable to a financial
      institution at prime plus 1.5% (9.75% and 10%
      at December 31, 1996 and 1995, respectively)             813,394       882,760

First mortgage note payable to seller at 8.75%               4,672,065     4,700,000

Non-revolving line of credit promissory note to a
      financial institution at prime plus .5% (8.75%
      at December 31, 1996)                                    300,000          --


First mortgage note payable to a financial institution
      at prime plus 1.25% (9.75% at December 31, 1995)            --       3,735,552

First mortgage note payable to a financial institution
      at prime plus 1.25% (9.75% at December 31, 1995)            --       1,941,467

Second mortgage note payable to a financial  institution
      at prime plus 1% (9.5% at December 31, 1995)                --       1,381,675
                                                           -------------------------
                                                           $24,885,459   $12,641,454
                                                           =========================

The $14.6 million mortgage note is payable in monthly installments of $125,032 commencing in May 1997 after a six month interest-only payment period. A final balloon payment of $14.1 million is due when the note matures in April 2000. However, if there are no events of default, the financial institution has agreed to convert the balance outstanding on April 1, 2000 to a term loan payable in 15 years and bearing interest at prime plus .5%. Proceeds of the note were used to retire mortgage and installment notes issued for the renovation of the Grand Hotel and acquisition of Red Hook Plaza Shopping Center and Drakes Passage properties (which had outstanding balances of $1,941,467, $1,381,675 and $391,642, respectively, at December 31, 1995), and to retire an interim loan of $10.4 million, used to acquire the Orange Grove Shopping Center and Fort Mylner properties, obtained during 1996.

                 Lockhart Caribbean Corporation and Subsidiaries
             Notes to Consolidated Financial Statements (continued)


3. Notes Payable (continued)

The $4.5 million mortgage note is payable in monthly installments of $38,537 commencing in May, 1997 after an initial interest-only payment period. A final balloon payment of approximately $4.3 million is payable when the note matures in April 2000. However, if there are no events of default, the financial institution has agreed to convert the balance outstanding on April 1, 2000 to a term loan payable in 15 years and bearing interest at prime plus .5%. The proceeds of the note were used to liquidate the mortgage note issued for the renovation of Lockhart Gardens Shopping Center (which had an outstanding balance of $3,735,552 at December 31, 1995).

The mortgage note with an outstanding balance of $813,394 at December 31, 1996 is payable in monthly installments of $6,306 plus interest through May, 1999 and a final payment of $630,520 due in June, 1999.

Proceeds of the $4.7 million mortgage note were used to finance the acquisition of Red Hook Plaza Shopping Center. The note is payable in monthly installments of $34,971 commencing in February 1996. A final installment comprised of the principal sum then outstanding together with any unpaid interest is payable when the note matures in January 2004. The note is secured by a first priority mortgage on properties at the Red Hook Plaza Shopping Center, a conditional assignment of leases and rents, and a guarantee of LCC up to a maximum amount of $750,000.

HELM obtained a $1 million non-revolving line of credit from a financial institution. $300,000 has been drawn on the line of credit as of December 31, 1996. The balance outstanding under the line of credit is due and payable in April 2000. However, if there are no events of default, the financial institution has agreed to convert the balance outstanding on April 1, 2000 to a term loan payable in 15 years and bearing interest at prime plus .5%. Interest is accrued on the unpaid balance at .5% above the institution's prime rate and is payable monthly.

The financial institution granted a moratorium on principal payments of the three mortgage notes due to the effects of Hurricane Marilyn. The moratorium period was from November 1995 to July 1996 for the $3.7 million mortgage, and from November 1995 to January 1996 for the $1.9 million mortgage and the $883,000 mortgage. The principal payments during the moratorium period were added to the balloon payments due when the notes were scheduled to mature.

Installment Note

In 1990, HELM purchased a lease on its Drake's Passage property through an installment note payable. The note was scheduled to mature in 1997. The acquisition of the lease was recorded as a capitalized asset at the present value of the acquisition cost. The capitalized asset and discount are being amortized over the seven year term of the installment note.

At December 31, 1995, the balance of the installment note was $391,642 (net of unamortized discount of $133,351). The note was liquidated in 1996 with the proceeds of the $14.6 million mortgage note.

                 Lockhart Caribbean Corporation and Subsidiaries
             Notes to Consolidated Financial Statements (continued)


3. Notes Payable (continued)

Capital Lease Obligations

In August 1992, HELM leased a vehicle for $60,000 under a capital lease which expired in August, 1996. The lease required monthly installments of $1,508 and bore interest at 13%.

In July, 1996, HELM purchased a vehicle for $59,000 through an installment note payable. The note matures on June 1, 2001 and is payable in monthly principal installments of $983.

Principal payments of notes payable (including unamortized discount) for the five years subsequent to December 31,1996, and in the aggregate, are as follows:

               1997                                      $     225,434
               1998                                            309,040
               1999                                            916,783
               2000                                         18,826,117
               2001                                             16,024
               Thereafter                                    4,650,094
                                                      ----------------

                                                           $24,943,492
                                                      ================


4. Income Taxes

At  December  31,  1996  the  Company  has  operating  loss   carryforwards   of
approximately $1,029,000 and $346,000 available to offset future taxable income through the years 2011 and 2010, respectively.

At December 31, 1996 and 1995 net deferred income taxes (liabilities) consisted of the following:

                                                   1996           1995
                                             --------------------------
Depreciation                                 $   632,004    $   704,879
Provision for doubtful accounts receivable        38,676         24,684
Basis of operating property                   (2,788,285)    (2,754,990)
Contributions carry-forward                       25,295         19,738
Operating loss carry-forward                     670,260        129,449
                                             --------------------------
                                             $(1,422,050)   $(1,876,240)
                                             ==========================

                 Lockhart Caribbean Corporation and Subsidiaries
             Notes to Consolidated Financial Statements (continued)


4. Income Taxes (continued)

The differences between income taxes at the statutory rate of 37.4% and the income tax provision (benefit) in the accompanying statements of operations amount to $28,021, $20,148 and $(7,227) for the years ended December 3, 1996, 1995 and 1994, respectively, and are due to nondeductible expenses and miscellaneous items.


5. Leases

The Companies lease retail and office space to tenants under noncancelable leases which expire at various dates. Five year renewal options are available with most leases. The leases provide for minimum annual rental payments plus adjustments, if applicable, for certain additional costs incurred by the lessor and/or a percentage of gross sales. Included in rental income for the years ended December 31, 1996, 1995 and 1994 are $77,000, $100,000 and $221,000,
respectively, of rent attributable to a percentage of tenants' gross sales.

At December 31, 1996, the approximate future minimum rental income under the lease agreements were as follows:

             1997                                      $ 4,484,000
             1998                                        4,786,000
             1999                                        4,824,000
             2000                                        5,012,000
             2001                                        5,109,000
             Thereafter                                  5,237,000
                                                       -----------
Aggregate future minimum rental income                 $29,452,000
                                                       ===========

6. Transactions with Related Parties

The amounts due from shareholders bear interest at 9% and have no specific repayment terms.

A shareholder of LCC and member of the board of directors is also a partner of a law firm which renders legal services to LCC. During the years ended December 31, 1996, 1995 and 1994 fees paid to the law firm amounted to approximately $201,000, $100,000 and $58,000, respectively.

                 Lockhart Caribbean Corporation and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

Subsequent Events

On June 6, 1997, the Company executed a letter of intent to purchase all the outstanding common stock of Premium Finance Company of the V.I., Inc. ("PFC") for $687,500. PFC finances insurance premiums for individual and businesses primarily in the U. S. Virgin Islands, the British Virgin Islands and Anguilla. The acquisition is dependent upon receiving regulatory approval and approval of PFC's shareholders. In addition, the Company has agreed to guarantee a bank loan to a wholly-owned subsidiary of PFC amounting to $200,000.

On July 5, 1997 the shareholders of The Lockhart Companies Incorporated ("LCI") voted to restructure and recapitalize the Company and to offer common stock to the public in an initial public offering to be registered with the Securities and Exchange Commission. In connection with the restructuring and recapitalization, LCI changed its name to Lockhart Caribbean Corporation ("LCC") on August 22, 1997. On the same date, the shareholders of LCI exchanged each of their shares for 9.7 shares of Class B common stock of LCC. The transaction has been accounted for in a manner similar to a pooling-of-interests and, accordingly, the financial statements as of and for the years ended December 31, 1996, 1995 and 1994 have been restated to give retroactive recognition to this transaction.

On August 1, 1997, the Company obtained an additional line of credit from a financial institution in the amount of $400,000. Advances under the line of credit will bear interest at the institutions prime rate. The line of credit expires on July 31, 1998.

One of the Company's major tenants advised the Company that it intends to vacate the premises in December 1997. The tenant's lease does not expire until 2001, and it is obligated to make base rental payments until 2001. The Company and the tenant are negotiating an amicable settlement and seeking a suitable replacement tenant. The tenants annual base rent is approximately $240,000 per year.

                           Other Financial Information

                 Lockhart Caribbean Corporation and Subsidiaries
                   Schedule V - Property, Plant and Equipment


- ------------------------------------------------------------------------------------------------------------
                 Col. A                Col. B        Col. C           Col. D         Col. E         Col. F
- ------------------------------------------------------------------------------------------------------------
                                     Balance at     Additions                      Other
                                    Beginning of       at                          Charges       Balance at
                                        year          Cost         Retirements   Add (Deduct)   End of year
- ------------------------------------------------------------------------------------------------------------
Year ended December 31, 1996:
      Land and improvements        $ 7,030,326   $  2,986,417    $    (7,507)   $       --      $10,009,236
      Buildings and improvements    11,548,709     12,547,702           --           971,998     25,068,409
      Equipment                        308,952         58,692           --            59,016        426,660
      Prepaid lease                  1,460,657           --             --              --        1,460,657
      Construction-in-progress       1,193,549         73,728        (29,573)       (971,998)       265,706
                                    ------------------------------------------------------------------------
                                   $21,542,193   $ 15,666,539    $   (37,080)   $    (39,016)   $37,230,668
                                    ========================================================================

Year ended December 31, 1995:
      Land and improvements        $ 6,016,464   $  1,013,862    $      --      $       --      $ 7,030,326
      Buildings and improvements     7,104,296      6,275,945     (3,106,099)      1,274,567     11,548,709
      Equipment                        429,510         48,483         (5,280)       (163,761)       308,952
      Prepaid lease                  1,460,657           --             --              --        1,460,657
      Construction-in-progress       2,446,006         22,110           --        (1,274,567)     1,193,549
                                    ------------------------------------------------------------------------
                                   $17,456,933   $  7,360,400    $(3,111,379)   $   (163,761)   $21,542,193
                                    ========================================================================

Year ended December 31, 1994:
      Land and improvements        $ 6,015,552   $        912    $      --      $       --      $ 6,016,464
      Buildings and improvements     7,080,481         84,958        (61,143)           --        7,104,296
      Equipment                        454,167         74,977        (99,634)           --          429,510
      Prepaid lease                  1,460,657           --             --              --        1,460,657
      Construction-in-progress         577,318      1,868,688           --              --        2,446,006
                                    ------------------------------------------------------------------------
                                   $15,588,175   $  2,029,535    $  (160,777)   $       --      $17,456,933
                                    ========================================================================


                 Lockhart Caribbean Corporation and Subsidiaries
              Schedule VI - Accumulated Depreciation, Depletion and
                  Amortization of Property, Plant and Equipment


- ------------------------------------------------------------------------------------------------------
                 Col. A                Col. B     Col. C       Col. D           Col. E      Col. F
- ------------------------------------------------------------------------------------------------------
                                     Balance at  Additions                       Other     Balance at
                                    Beginning of    at                          Charges      End of
                                        year       Cost      Retirements     Add (Deduct)     Year
- ------------------------------------------------------------------------------------------------------
Year ended December 31, 1996:
      Land improvements            $  165,273   $  33,818    $      --      $      --      $  199,091
      Buildings and improvements    1,649,789     608,413           --             --       2,258,202
      Equipment                       213,855      53,212           --             --         267,067
      Prepaid lease                 1,069,229     208,668           --             --       1,277,897
                                   ------------------------------------------------------------------
                                   $3,098,146   $ 904,111    $      --      $      --      $4,002,257
                                   ==================================================================

Year ended December 31, 1995:
      Land improvements            $  136,500   $  28,773    $      --      $      --      $  165,273
      Buildings and improvements    3,438,589     464,927       (507,375)    (1,746,352)    1,649,789
      Equipment                       255,620      55,538        (18,281)       (79,022)      213,855
      Prepaid lease                   860,561     208,668           --             --       1,069,229
                                   ------------------------------------------------------------------
                                   $4,691,270   $ 757,906    $  (525,656)   $(1,825,374)   $3,098,146
                                   ==================================================================

Year ended December 31, 1994:
      Land improvements            $  102,210   $  34,290    $      --      $      --      $  136,500
      Buildings and improvements    3,185,470     292,734        (26,927)       (12,688)    3,438,589
      Equipment                       324,196      32,854       (101,430)          --         255,620
      Prepaid lease                   651,893     208,668           --             --         860,561
                                   ------------------------------------------------------------------
                                   $4,263,769   $ 568,546    $  (128,357)   $   (12,688)   $4,691,270
                                   ==================================================================


                 Lockhart Caribbean Corporation and Subsidiaries
                Schedule VIII - Valuation and Qualifying Accounts

                                Balance at Charged to  Charged
                                 beginning  costs and  to other              Balance at
          Description             of year   expenses   expenses  Deductions  end of year
- ----------------------------------------------------------------------------------------
Year ended December 31, 1996:

Allowance for doubtful accounts   $66,000   $31,800   $   --     $  --     $97,800
                                  ------------------------------------------------
Total .........................   $66,000   $31,800   $   --     $  --     $97,800
                                  ================================================
Year ended December 31, 1995:

Allowance for doubtful accounts   $  --     $66,000   $   --     $  --     $66,000
                                  ------------------------------------------------
                                  $  --     $66,000   $   --     $  --     $66,000
                                  ================================================
Year ended December 31, 1995:

Allowance for doubtful accounts   $  --     $  --     $   --     $  --     $  --
                                  ------------------------------------------------
Total .........................   $  --     $  --     $   --     $  --     $  --
                                  ================================================

                 Lockhart Caribbean Corporation And Subsidiaries
             Schedule XI - Real Estate And Accumulated Depreciation
                                December 31, 1996

                                                                    Cost Capitalized               Gross amount at
                                   Initial Cost to Company     subsequent to acquisition           December 31, 1996
                                -----------------------------  -------------------------    ----------------------------
                                                Land and Land   Buildings and                 Carrying         Land    Buildings and
         Description             Encumbrances   Improvements    Improvements   Improvements     Costs     Improvements  Improvements
- ------------------------------------------------------------------------------------------------------------------------------------
Drakes Passage
   Charlotte Amalie .........   Mortgage lien
   St. Thomas ...............                   $    5,000      $   40,000      $   614,498         --     $    5,000     $  654,498
   Retail/office complex

Grand Hotel
   Charlotte Amalie,
   St. Thomas
   Retail/office complex ....   Mortgage lien      264,743          65,000        4,479,522         --        264,743      4,511,028

Lockhart Gardens Shopping
   Center, Estate Thomas,
   St. Thomas
   Shopping Center ..........   Mortgage lien       33,887         497,380       10,003,692         --         33,887      7,410,391

Sugar Estate Park
   Estate Thomas,
   St. Thomas
   Business Park ............   Mortgage lien      277,172             --         1,099,750         --      1,376,922          --

Cinema One Building
   Estate Thomas,
   St. Thomas ...............                        5,000             --               --          --          5,000

Red Hook Shopping Center
   Red Hook, St. Thomas .....   Mortgage lien
   Shopping Center ..........                    1,013,862      4,971,608           239,943         --      1,013,862      5,211,551

Fort Mylner Commercial
   Center
   Estate Tutu, St. Thomas ..   Mortgage lien
   Office Building ..........                      646,910      1,218,220               --          --        646,910      1,218,220


                                           Accumulated     Date of        Date       Useful
Description                     Total      Description   Construction   Acquired      Life
- -------------------------------------------------------------------------------------------
Drakes Passage
   Charlotte Amalie
   St. Thomas ............   $  659,498   $     55,500                    1920        31.5
   Retail/office complex

Grand Hotel
   Charlotte Amalie,
   St. Thomas
   Retail/office complex..    4,775,771        750,873                    1914        31.5

Lockhart Gardens Shopping
   Center, Estate Thomas,
   St. Thomas
   Shopping Center .......    7,444,276        981,695       1972                     31.5

Sugar Estate Park
   Estate Thomas,
   St. Thomas
   Business Park .........    1,376,922        199,718       1991                     31.5

Cinema One Building
   Estate Thomas,
   St. Thomas ............        5,000            --

Red Hook Shopping Center
   Red Hook, St. Thomas ..
   Shopping Center .......    6,225,413        315,780                    1995        31.5

Fort Mylner Commercial
   Center
   Estate Tutu, St. Thomas
   Office Building .......    1,865,130         19,427                    1996        31.5


                                                                    Cost Capitalized               Gross amount at
                                   Initial Cost to Company     subsequent to acquisition           December 31, 1996
                                -----------------------------  -------------------------    ----------------------------
                                                Land and Land   Buildings and                 Carrying         Land    Buildings and
         Description             Encumbrances   Improvements    Improvements   Improvements     Costs     Improvements  Improvements
- ------------------------------------------------------------------------------------------------------------------------------------


Fort Mylner Shopping
      Center
      Estate Tutu, St. Thomas    Mortgage lien
      Shopping Center .......                    1,825,144       2,743,426          --            --         1,825,144     2,743,426

Orange Grove Shopping
      Center
      Orange Grove, St. Croix    Mortgage lien
      Shopping Center .......                      501,997       3,082,428          --            --           501,997     3,082,428

Corporate Office Building
      Estate Thomas,             Mortgage lien
      St. Thomas ............                         --           202,295        34,573          --            --           236,867

Undeveloped Land ............                    4,335,771             --           --            --         4,335,771           --
                                               -----------     -----------   -----------       ------      -----------   -----------
                                               $ 8,909,486     $12,820,357   $16,471,978                   $10,009,236   $25,068,409
                                               ===========     ===========   ===========       ======      ===========   ===========




                                             Accumulated     Date of        Date       Useful
Description                       Total      Description   Construction   Acquired      Life
- ---------------------------------------------------------------------------------------------
Fort Mylner Shopping
      Center
      Estate Tutu, St. Thomas
      Shopping Center .......   4,568,570       43,456                      1996       31.5

Orange Grove Shopping
      Center
      Orange Grove, St. Croix
      Shopping Center .......   3,584,425       48,927                      1996       31.5

Corporate Office Building
      Estate Thomas,
      St. Thomas ............     236,867       41,917         1990                    31.5

Undeveloped Land ............   4,335,771          --
                              -----------   ----------
                              $35,077,643   $2,457,293
                              ===========   ==========


                 Lockhart Caribbean Corporation and Subsidiaries
                          Schedule XI - Real Estate and
                      Accumulated Depreciation (Continued)

                   Reconciliation - Land and Land Improvements




                                           Year ended December 31
                                 ---------------------------------------
                                      1996          1995          1994
                                      ----          ----          ----
Balance at beginning of year .   $  7,030,326    $6,016,464   $6,015,552

Additions during the year:
      Acquisitions ...........      2,974,051     1,013,862         --
      Improvements ...........         12,366          --            912
                                 ---------------------------------------
Total additions ..............      2,986,417     1,013,862          912

Deductions during the year:
      Cost of real estate sold         (7,507)         --           --
                                 ---------------------------------------
Balance at end of year .......   $ 10,009,236    $7,030,326   $6,016,464
                                 =======================================

                 Lockhart Caribbean Corporation and Subsidiaries
                          Schedule XI - Real Estate and
                      Accumulated Depreciation (Continued)

                   Reconciliation - Buildings and Improvements


                                               Year ended December 31
                                      ------------------------------------------
                                         1996            1995           1994
                                         ----            ----           ----
Balance at beginning of year ......   $11,548,709   $  7,104,296    $ 7,080,481

Additions during the year:
      Acquisitions ................     7,044,074      4,955,148           --
      Improvements ................     6,475,626      2,595,364         84,958
                                      ------------------------------------------
Total additions ...................    13,519,700      7,550,512         84,958

Deductions during the year:
      Write-offs - full depreciated          --         (507,375)          --
      Write-offs - damaged (1) ....          --       (2,598,724)       (61,143)
                                      ------------------------------------------
Total deductions ..................          --       (3,106,099)       (61,143)
                                      ------------------------------------------
Balance at end of year ............   $25,068,409   $ 11,548,709    $ 7,104,296
                                      ==========================================

Notes:
(1) Properties damaged by Hurricane Marilyn in September 1995 were written off in that year.

                 Lockhart Caribbean Corporation and Subsidiaries
                          Schedule XI - Real Estate and
                      Accumulated Depreciation (Continued)

                    Reconciliation - Accumulated Depreciation




                                                Year ended December 31
                                        ----------------------------------------
                                            1996         1995           1994
                                            ----         ----           ----
Balance at beginning of year ........   $1,815,062   $ 3,575,089    $ 3,287,680

Additions during the year:
      Depreciation expense ..........      642,231       493,700        327,024
                                        ----------------------------------------
Total additions .....................      642,231       493,700        327,024

Deductions during the year:
      Retirements - fully depreciated         --        (507,375)          --
      Retirements - damaged .........         --      (1,746,352)       (39,615)
                                        ----------------------------------------
Total deductions ....................         --      (2,253,727)       (39,615)
                                        ----------------------------------------
Balance at end of year ..............   $2,457,293   $ 1,815,062    $ 3,575,089
                                        ========================================

                 Lockhart Caribbean Corporation and Subsidiaries
                  Schedule XII - Mortgage Loans on Real Estate
                                December 31, 1996



                                                                                                                        Principal
                                                                                                                          amount
                                                                                                                        of loans
                                                                                                             Carrying   subject to
                                                                     Periodic                      Face       amount    delinquent
                               Interest   Final maturity             payment              Prior  amount of      of     principal or
       Description              rate         date                    terms                liens  mortgages   mortgages   interest
- ------------------------------------------------------------------------------------------------------------------------------------
First and second mortgage      8.75%      April 1, 2000  Principal and interest                 $14,600,000  $14,600,000
note payable to a financial                              payments of $125,032 per month
Institution. Interest is                                 after interest only period of
prime plus 0.5%                                          six months. Final balloon
                                                         payment of approximately $14.1
                                                         million.

First mortgage note payable    8.75%      April 1, 2000  Principal and interest payments        $ 4,500,000  $ 4,500,000
to a financial institution.                              of $38,537 per month after
Interest is prime plus 0.5%                              interest only period of
                                                         six months. Final balloon
                                                         payment of approximately $4.3
                                                         million.

First mortgage note payable    9.75%       June 1, 1999  Note is payable in monthly             $ 1,135,000  $   813,394
to a financial institution.                              principal installments of
Interest is prime plus 1.5%                              $6,306 plus interest on
                                                         outstanding balance. Final
                                                         balloon payment of $630,520.

First mortgage note payable    8.75%      March 1, 2004  Principal and interest payments        $ 4,700,000  $ 4,672,065
to seller. Interest is                                   of $36,975. Final balloon
at 8.75%                                                 payment of approximately $4.3
                                                         million.

Non-revolving line of credit   8.75%      April 1, 2000  Monthly interest payments              $ 1,000,000  $   300,000
promissory note to a financial                           at prime plus 0.5% on
institution. Interest is                                 outstanding balance. Balance
prime plus 0.5%                                          outstanding due and payable
                                                         on April 1, 2000. At no time
                                                         amount outstanding to exceed $1
                                                         million.
                                                                                                ------------------------
                                                                                                $25,935,000  $24,885,459
                                                                                                ========================

                 Lockhart Caribbean Corporation and Subsidiaries
            Schedule XII - Mortgage Loans on Real Estate (Continued)

                         Reconciliation - Mortgage Notes



                                           Year ended December 31
                                     1996            1995           1994
                               -------------------------------------------
Balance at beginning of year   $ 12,641,454    $  6,598,034    $ 5,121,492

Additions during the year:
      New mortgage loans         29,800,000       6,334,260      1,688,870
                               -------------------------------------------

Total additions                  29,800,000       6,334,260      1,688,870

Deductions during the year:
      Principal payments        (17,555,995)       (290,840)      (212,328)
                               -------------------------------------------

Total deduction                 (17,555,995)       (290,840)      (212,328)
                               -------------------------------------------

Balance at end of year         $ 24,885,459    $ 12,641,454    $ 6,598,034
                               ===========================================




Notes:
(1) In 1996 H.E. Lockhart Management, Inc. (HELM) a wholly owned subsidiary of the Company, negotiated the following new mortgage notes:
     -    mortgage note for $14.6 million
     -    mortgage note for $4.5 million
     - non-revolving line of credit for $1 million; $300,000 was drawn on line
     - a bridge loan for $10.4 million to facilitate purchase of three properties

In 1996 HELM retired the following notes:

     -    bridge loan for $10.4 million
     -    mortgage note for $3.7 million
     -    mortgage note for $1.9 million
     -    mortgage note for $1.3 million

                         Report of Independent Auditors




Board of Directors
Premium Finance Company of the V.I., Inc.
St. Croix, U.S. Virgin Islands



I have audited the accompanying balance sheet of Premium Finance Company of the V.I., Inc. as of December 31, 1996, 1995 and 1994 and the related statement of income and deficit and cash flows for the twelve months ended December 31, 1996 and 1995 and the seven months ended December 31, 1994. These financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements based on the audit.

I conducted the audit in accordance with generally accepted auditing standards. These standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements presentation. I believe that the audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premium Finance Company of the V.I., Inc. as of December 31, 1996, 1995 and 1994 and the results of its operations and its cash flows for the twelve months ended December 31, 1996 and 1995 and the seven months ended December 31, 1994 in conformity with generally accepted accounting principles.


Respectfully submitted,


Francisco E. Depusoir
Certified Public Accountant
St. Croix, U.S. Virgin Islands

March 21, 1997

                    PREMIUM FINANCE COMPANY OF THE V.I., INC.
                                  BALANCE SHEET
                                  DECEMBER 31,


                                             1996       1995       1994

      ASSETS
Current Assets:
  Cash                                   $  110,397   $ 93,499   $144,696
  Accounts receivable                     1,124,643    708,203    255,853
  Other receivables                           3,740        771       --
  Prepaid expenses                            8,382      4,366      3,140
                                         ----------   --------   --------

      Total current assets                1,247,162    806,839    403,689

Fixed Assets:
  Property and equipment (net of
   accumulated depreciation of
   $25,037 - 1996; $16,960 - 1995 and
   $4,505 - 1994) - Note 1 (a)               17,488     23,396     35,851

Other Assets:
  Organization cost - net - Note 1 (b)       19,096     24,364     27,409
  Deposits                                    8,267      2,267      2,266
                                         ----------   --------   --------
      Total assets                       $1,292,013   $856,866   $469,215
                                         ==========   ========   ========

   LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities:
  Operating line of credit - Note 5      $  550,000   $300,000   $   --
  Bank overdraft                            235,495    112,299       --
  Accrued expenses                            5,387      1,472      3,086
  Unearned interest                          44,209     23,612      5,486
  Due to Island National Insurance
   Company - Note 2                            --          525        847
                                         ----------   --------   --------
      Total current liabilities             835,091    437,908      9,419
                                         ----------   --------   --------

   STOCKHOLDERS' EQUITY

  Capital stock - Note 3                    500,000    500,000    500,000
  Deficit - Per Page 5                   <  43,078>   < 81,042>  < 40,204>
                                         ----------   --------   --------
      Total stockholders' equity            456,922    418,958    459,796
                                         ----------   --------   --------
      Total liabilities and
        stockholders' equity             $1,292,013   $856,866   $469,215
                                         ==========   ========   ========


             The accompany notes are an integral part of this report

                    PREMIUM FINANCE COMPANY OF THE V.I., INC.
                             STATEMENT OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                   1996         1995         1994
                                                12 Months     12 Months    7 Months
                                                ---------     ---------   ----------
Cash Flows from Operating Activities:
  Net Income <Loss>                             $ 37,964      $<40,838>    $< 40,204>
  Adjustment to reconcile net income
  <loss> to net cash used <provided)
  by operating activities:
      Depreciation and amortization               14,518        18,661         8,125
                                               ---------      --------    ----------

                                                  52,482      < 22,177>   <   32,079>

Changes in Operating Assets and
  Liabilities providing <using> cash:
  Increase in other receivables                 <  2,969>    <     771>         ---
  Increase in due to Island
   National Insurance Company                   <    525>    <     322>         847
  Increase in prepaid expenses                  <  4,016>    <   1,226>   <    3,140>
  Increase in accounts receivable               <416,440>    < 452,350>   <  255,853>
  Increase in unearned interest                   20,597        18,126         5,486
  <Decrease> increase in accrued
    expenses                                       3,915     <   1,614>        3,086
  Increase in bank overdraft                     123,196       112,299          ---
  Increase in line of credit                     250,000       300,000          ---
                                              ----------      --------     ---------

      Net cash provided <used> in
        operating activities                      26,240     <  48,035>    < 281,653>
                                              ----------      --------      --------

Cash Flows from Investing Activities:
  Purchase of property & equipment             <   2,169>         ---      <  40,356>
  Organization costs                           <   1,173>    <   3,161>    <  31,029>
  Deposits                                     <   6,000>    <       1>    <   2,266>
                                              ----------      --------      --------

      Net cash provided <used> in
        investing activities                   <   9,342>    <   3,162>    <  73,651>
                                              ----------      --------      --------

Cash Flows from Financing Activities:
  Proceeds from issuance of shares                  ---           ---        500,000
                                              ----------      --------      --------

      Net cash provided by
        financing activities                        ---           ---        500,000
                                              ----------      --------      --------

  Increase <decrease> in cash and
    cash equivalents                             16,898      <  51,197>      144,696
  Cash & cash equivalents, January 1             93,499        144,696          ---
                                              ----------      --------      --------

  Cash & cash equivalents, December 31         $110,397       $ 93,499      $144,696
                                              =========       ========      ========


           The accompanying notes are an integral part of this report

                    PREMIUM FINANCE COMPANY OF THE V.I., INC.
                         STATEMENT OF INCOME AND DEFICIT
             FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996 AND 1995
                  AND THE SEVEN MONTHS ENDED DECEMBER 31, 1994

REVENUES:
                                1996       1995       1994
                             12 Months  12 Months   7 Months
                             ---------  ---------   --------
   Interest Income            $299,206   $123,876   $27,453
   Service Income              104,578     61,541    14,967
   Miscellaneous Income           --         --          10
                              --------   --------   -------
      Total revenues           403,784    185,417    42,430
                              --------   --------   -------

EXPENSES:
   Salaries and wages           83,848     64,672    34,254
   Interest                     72,342     17,418      --
   Service charges              54,672     32,511     6,491
   Travel and entertainment     24,852     12,188     3,123
   Insurance                    17,048     13,073     3,012

   Gross receipts taxes         15,700      7,115      --
   Stationery and supplies      15,285     10,120     6,588
   Telephone                     8,937      6,178     3,402
   Depreciation                  8,078     12,455     4,505
   Rent                          7,725      7,463     4,200

   Payroll taxes                 7,472      7,594     2,473
   Amortization                  6,440      6,206     3,620
   Professional fees             6,217        113     2,500
   Advertising                   5,560      9,970      --
   Marketing                     5,147      5,096      --

   Office expenses               4,633      2,527     1,468
   Leases                        3,767      2,734     1,570
   Repairs and maintenance       3,702      3,528     1,764
   Utilities                     2,970      1,641      --
   Licenses and taxes            1,970      1,835       857
   Miscellaneous                 9,455      1,818     2,807

      Total expenses           365,820    226,255    82,634
                              --------   --------   -------

      Net Income <Loss>         37,964   < 40,838>  <40,204>

Deficit - January 1           < 81,042>  < 40,204>     --
                              --------   --------   -------

Deficit - December 31         $<43,078>  $<81,042>  $<40,204>
                              ========   ========   =======


           The accompanying notes are an integral part of this report

                    PREMIUM FINANCE COMPANY OF THE V.I., INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1996


The Company was incorporated on December 10, 1993 in the U.S. Virgin Islands and began doing business on June 1, 1994. Its primary activity is to acquire premium finance agreements with insureds and from other premium finance companies.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ------------------------------------------
           a)   Property and Equipment

                Property and equipment are purchased by the company and recorded at cost. Assets are depreciated over their useful lives using the straight line method.

                Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When property is sold or otherwise disposed of, the asset account and related depreciation are reduced and any gain or loss is included in operations. Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $8,078, $12,455 and $4,505,
                respectively.

                Property and equipment consist of the following:

                                               Accumulated Net Book
                Description                 Cost     Depreciation  Value
                -----------                 ----     ------------  -----

                Computer
                  equipment                 $20,844    $12,174     $ 8,670

                Air conditioning              2,500      1,572         928

                Furniture and
                  fixtures                    6,110      3,073       3,037

                Miscellaneous
                  equipment                     650        409         241

                Leasehold
                  improvement                12,421      7,809       4,612
                                            -------    -------     -------

                                            $42,525    $25,037     $17,488
                                            =======    =======     =======

                    PREMIUM FINANCE COMPANY OF THE V.I., INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1996




           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)
           ---------------------------------------------------
           b)   Organization Costs
                ------------------
                Organization  costs  represent  expenses   associated  with  the
                incorporation and setting up of the Corporation. Organization costs are amortized over five years using the straight line method.

           c)   Revenues and Expenses Recognition
                ---------------------------------
                Revenues are recognized when earned and expenses when incurred.

           d)   Use of Estimates
                ----------------
                The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

           e)   Compensated Absences
                --------------------
                Employees of the company are entitled to paid vacations, sick days and personal days off, depending on the length of service and other factors. It is impracticable to estimate the amount of compensation for future absences and, accordingly, no liability has been recorded in the accompanying statement of financial position. The company's policy is to recognize the costs of compensated absences when actually paid.



NOTE 2 - RELATED PARTY TRANSACTIONS
         --------------------------
           The Company is related through common stock ownership to Carib National Group, Inc., Island National Insurance Company, Fraser and Company - Virgin Islands and Fraser and Company - Florida.

           Entity                          1996    1995     1994
           ------                          ----    ----     ----

           Due to Island National
             Insurance Company          $   ---    $525     $847
                                           ----    ----     ----

                Total                   $   ---    $525     $847
                                           ====    ====     ====

                    PREMIUM FINANCE COMPANY OF THE V.I., INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1996


NOTE 3 - CAPITAL STOCK
         -------------
      The Company is authorized to issue 500,000 shares of common stock at $1 par value. At the balance sheet date, 500,000 shares have been issued and fully paid.


NOTE 4 - COMMITMENT
         ----------
      The Company has a three year lease contract (with a three year renewal option) in the Village Mall Shopping Center. The monthly rent is $600 and the lease terminates on January 31, 1997. Rent expense for the years ended December 31, 1996, 1995 and 1994 was $7,725, $7,463 and $4,200,
      respectively.


NOTE 5 - OPERATING LINE OF CREDIT
         ------------------------
      The Company has a line of credit available in the amount of $750,000 from the Bank of Nova Scotia. At the end of the year, the company had a balance due to the Bank of Nova Scotia of $550,000.



NOTE 6 - SUPPLEMENTAL CASH FLOW INFORMATION
         ----------------------------------
      Cash paid for interest for the years ended December 31, 1996, 1995 and 1994 was $72,342, $17,418 and $-0-, respectively.


NOTE 7 - INCOME TAXES
         ------------
      The Company is part of a group that files a consolidated tax return. The corporation had no current or deferred income taxes during the current year. Prior years net operating losses are available to offset future taxable income for the combined group.


NOTE 8 - CONCENTRATION OF CREDIT RISK
         ----------------------------
      The Company grants financing to customers seeking insurance financing. The Company places its cash with high credit quality institutions. At time such investments may be in excess of FDIC insurance limits.

                         Report of Independent Auditors


The Board of Directors and Shareholders
Lockhart Caribbean Corporation

We have audited the accompanying statement of revenues and certain expenses (the "Statements") of Red Hook Plaza, Inc., for the years ended December 31, 1996, 1995, and 1994. The Statements are the responsibility of the Property's management. Our responsibility is to express an opinion on this Statement based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a Registration Statement on Form S-11 of Lockhart Caribbean Corporation, previously known as The Lockhart Companies Incorporated) as described in Note 2 to the Statements and is not intended to be a complete presentation of the revenues and expenses of Red Hook Plaza, Inc.

In our opinion, the Statements referred to above present fairly, in all material respects, the revenues and certain expenses of Red Hook Plaza, Inc., for the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.



                                                 /s/ Ernst & Young LLP

San Juan, Puerto Rico
June 16, 1997

                              Red Hook Plaza, Inc.

                   Statements of Revenues and Certain Expenses




                                                                                     Year ended December 31
                                                                         1996                  1995                 1994
                                                         -----------------------------------------------------------------

Revenues:
     Rental income                                                    $693,929              $678,544             $599,926
     Other income                                                      120,456                78,185               71,683
                                                         -----------------------------------------------------------------
                                                                       814,385               756,729              671,609
                                                         -----------------------------------------------------------------

Certain expenses:
     Property operating and maintenance                                205,792               203,191              166,317
     Real estate taxes                                                  39,071                34,187               32,705
     Management fees                                                    33,617                    --                   --
                                                         -----------------------------------------------------------------
                                                                       278,480               237,378              199,022
                                                         -----------------------------------------------------------------
Revenues in excess of certain
     expenses                                                         $535,905              $519,351             $472,587
                                                         =================================================================









See accompanying notes.

                              Red Hook Plaza, Inc.

              Notes to Statements of Revenues and Certain Expenses

                  Years ended December 31, 1996, 1995 and 1994




1. Organization

Red Hook Plaza, Inc. (the "Plaza"), consists of approximately 36,000 leasable square feet located in the eastern side of St. Thomas, U.S. Virgin Islands. Red Hook Plaza, Inc. is a wholly-owned subsidiary of H. E. Lockhart Management, Inc. The Plaza is located in two buildings. The first building has both retail and office space; the second building is used as a restaurant.


2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of revenues and certain expenses related to the operations of the Plaza for the years ended December 31, 1996, 1995 and 1994, have been prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a registration Statement on Form S-11 of Lockhart Caribbean Corporation, previously known as The Lockhart Companies Incorporated). Expenses that are dependent on the particular Plaza owner and the carrying value of the Plaza have been excluded from the accompanying Statements. The excluded expenses consist primarily of depreciation, amortization, mortgage interest and professional fees not directly related to the future operations of the Plaza. Accordingly, the statements of revenues and certain expenses are not intended to be a complete presentation of the revenues and expenses of the Plaza.

Revenue Recognition

The Plaza is leased to tenants under lease terms that are greater than one year and are accounted for as operating leases. Expenditures that are recoverable from tenants are recognized as income in the period the related costs are accrued.

Capitalization Policy

Ordinary repairs and maintenance are expensed as incurred. Major replacements and betterments are capitalized.

Advertising Expense

The cost of advertising is expensed as incurred.

                              Red Hook Plaza, Inc.

3. Management Fees

Commencing in June 1996, Red Hook Plaza, Inc. is subject to a management agreement with H.E. Lockhart Management, Inc., to maintain and manage the operations of the property. The management fees are based on 8% of total collected rental income, as defined, of the Plaza.


4. Future Minimum Lease Payments

The property is leased to tenants under operating leases expiring at various dates through 2002. These leases contain provisions for rent increases based on cost-of-living indices and certain leases contain renewal options. The minimum future lease payments to be received under the terms of these operating leases for each of the next five years and thereafter are as follows:



                1997                                       $  875,000

                1998                                          920,000

                1999                                          960,000

                2000                                        1,000,000

                2001                                        1,040,000

                Thereafter                                  1,080,000
                                                            ---------


                Total future minimum lease payments        $5,875,000
                                                            =========

                         Report of Independent Auditors


The Board of Directors and Shareholders
Lockhart Caribbean Corporation

We have audited the accompanying statement of revenues and certain expenses (the "Statement") of Fort Mylner Properties, Inc., for the twelve months ended June 30, 1997. The Statement is the responsibility of the Property's management. Our responsibility is to express an opinion on this Statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a Registration Statement on Form S-11 of Lockhart Caribbean Corporation, previously known as The Lockhart Companies Incorporated) as described in Note 2 to the Statement and is not intended to be a complete presentation of the revenues and expenses of Fort Mylner Properties, Inc.

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain expenses of Fort Mylner Properties, Inc., for the twelve months ended June 30, 1997 in conformity with generally accepted accounting principles.



                                               /s/ Ernst & Young LLP

San Juan, Puerto Rico
August 1, 1997

                          Fort Mylner Properties, Inc.

                   Statement of Revenues and Certain Expenses

                        Twelve Months Ended June 30, 1997




Revenues:
   Rental income                                      $ 823,915
   Other income                                         100,099
                                             -------------------
                                                        924,014
                                             -------------------

Certain expenses:
   Property operating and maintenance                   225,936
   Real estate taxes                                     51,487
                                             -------------------
                                                        277,423
                                             -------------------

Revenue in excess of certain expenses                 $ 646,591
                                             ===================










See accompanying notes.

                          Fort Mylner Properties, Inc.

               Notes to Statement of Revenues and Certain Expenses

                        Twelve Months Ended June 30, 1997




1. Organization

Fort Mylner Properties, Inc., ("Fort Mylner") a wholly-owned subsidiary of H.E. Lockhart Management, Inc., consists of the Fort Mylner Commercial Center with approximately 10,800 square feet of rentable office space and the Fort Mylner Shopping Center with approximately 26,200 square feet of rentable office and retail space. Fort Mylner is located in the commercial district of the Tutu area, one of the most populous areas in St. Thomas, U.S. Virgin Islands.


2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statement of revenues and certain expenses relates to the operations of Fort Mylner for the twelve months ended June 30, 1997, and has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a registration Statement on Form S- 11 of Lockhart Caribbean Corporation, previously known as the Lockhart Companies Incorporated). Expenses that are dependent on the particular Fort Mylner owner and the carrying value of Fort Mylner have been excluded from the accompanying Statement. The excluded expenses consist primarily of depreciation, amortization, mortgage interest and professional fees not directly related to the future operations of Fort Mylner. Accordingly, the statement of revenues and certain expenses is not intended to be a complete presentation of the revenues and expenses of Fort Mylner.

Revenue Recognition

The properties are leased to tenants under lease terms that are greater than one year and are accounted for as operating leases. Expenditures that are recoverable from tenants are recognized as income in the period the related costs are accrued.

Capitalization Policy

Ordinary repairs and maintenance are expensed as incurred. Major replacements and betterments are capitalized.

Advertising Expense

The cost of advertising is expensed as incurred.

                          Fort Mylner Properties, Inc.

3. Future Minimum Lease Payments

Fort Mylner is leased to tenants under operating leases expiring at various dates through 2005. These leases contain provisions for rent increases based on cost-of-living indices and certain leases contain renewal options. The minimum future lease payments to be received under the terms of these operating leases for each of the next five years and thereafter are as follows:


             1998                                          $  951,600

             1999                                             981,800

             2000                                           1,014,800

             2001                                           1,045,700

             2002                                           1,077,900

             Thereafter                                     3,435,100
                                                            ---------


             Total future minimum lease payments           $8,506,900
                                                            =========

                         Report of Independent Auditors


The Board of Directors and Shareholders
Lockhart Caribbean Corporation

We have audited the accompanying statement of revenues and certain expenses (the "Statement") of Golden Orange Centers, Inc., for the twelve months ended June 30, 1997. The Statement is the responsibility of the Property's management. Our responsibility is to express an opinion on this Statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a Registration Statement on Form S-11 of Lockhart Caribbean Corporation, previously known as The Lockhart Companies Incorporated) as described in Note 2 to the Statement and is not intended to be a complete presentation of the revenues and expenses of Golden Orange Centers, Inc.

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain expenses of Golden Orange Centers, Inc., for the twelve months ended June 30, 1997 in conformity with generally accepted accounting principles.



                                          /s/ Ernst & Young LLP

San Juan, Puerto Rico
August 1, 1997

                           Golden Orange Centers, Inc.

                   Statement of Revenues and Certain Expenses

                        Twelve Months Ended June 30, 1997



Revenues:
         Rental income                             $ 439,457
         Other income                                 81,639
                                              ---------------
                                                     521,096
                                              ---------------

Certain expenses:
         Property operating and maintenance          135,851
         Real estate taxes                            26,883
                                              ---------------
                                                     162,734
                                              ---------------

Revenue in excess of certain expenses              $ 358,362
                                              ===============






See accompanying notes.

                           Golden Orange Centers, Inc.

               Notes to Statement of Revenue and Certain Expenses

                        Twelve Months Ended June 30, 1997




1. Organization

Golden Orange Centers,  Inc., ("the Property"),  a wholly owned subsidiary of H.
E. Lockhart Management, Inc., consists of approximately 36,000 leasable square feet located outside Christiansted, in St. Croix, U.S. Virgin Islands. The Company leases both office and retail space.


2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statement of revenues and certain expenses relates to the operations of the Property for the twelve months ended June 30, 1997, and has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a registration Statement on Form S-11 of Lockhart Caribbean Corporation, previously known as the Lockhart Companies Incorporated). Expenses that are dependent on the particular Property owner and the carrying value of the Property have been excluded from the accompanying Statement. The excluded expenses consist primarily of depreciation, amortization, mortgage interest and professional fees not directly related to the future operations of the Property. Accordingly, the statement of revenues and certain expenses is not intended to be a complete presentation of the revenues and expenses of the Property.

Revenue Recognition

The Property is leased to tenants under lease terms that are greater than one year and are accounted for as operating leases. Expenditures that are recoverable from tenants are recognized as income in the period the related costs are accrued.

Capitalization Policy

Ordinary repairs and maintenance are expensed as incurred. Major replacements and betterments are capitalized.

Advertising Expense

The cost of advertising is expensed as incurred.

                           Golden Orange Centers, Inc.

3. Future Minimum Lease Payments

The Property is leased to tenants under operating leases expiring at various dates through 2005. These leases contain provisions for rent increases based on cost-of-living indices and certain leases contain renewal options. The minimum future lease payments to be received under the terms of these operating leases for each of the next five years and thereafter are as follows:


         1998                                              $  531,600

         1999                                                 550,600

         2000                                                 567,800

         2001                                                 579,800

         2002                                                 604,700

         Thereafter                                         1,897,100
                                                            ---------


         Total future minimum lease payments               $4,731,600
                                                            =========

                                   APPENDIX A




                             SUBSCRIPTION AGREEMENT

                         LOCKHART CARIBBEAN CORPORATION

                        OFFERING OF CLASS A COMMON STOCK

                         LOCKHART CARIBBEAN CORPORATION
                           INSTRUCTIONS TO PURCHASERS

Lockhart Caribbean Corporation (the "Company") is offering up to 2,000,000 shares of its Class A Common Stock, par value $0.01 per share, on a best efforts basis. No shares of Class A Common Stock will be sold until subscriptions for at least 1,153,846 shares of Class A Common Stock are received. The minimum purchase is 500 shares of Class A Common Stock, and the maximum purchase is 500,000 shares. The initial public offering price is $6.50 per share.

The Company has filed a Registration Statement with the Securities and Exchange Commission with respect to the shares of Class A Common Stock. The Registration Statement includes a Prospectus that describes the Company and the terms of this offering. Offers and sales of the Company's Class A Common Stock in this offering can only be made by means of the Prospectus. Subscribers should carefully read the Prospectus prior to making an investment decision and should pay particular attention to the considerations discussed under "Risk Factors" in the Prospectus.

[Participating Broker] has agreed to accept subscriptions and execute orders for the shares of Class A Common Stock offered by the Prospectus. All subscription funds for shares of Class A Common Stock will be deposited in an interest-bearing escrow account with The Chase Manhattan Bank, until subscriptions for 1,153,846 shares of the Company's shares of Class A Common Stock are received.

The Company has set up several methods of payment, including Mailed Check, Money Order and Wire Transfer. Our web site will provide electronic forms to accomplish whichever of these methods you choose, but in all cases, purchases will be transacted through a [Participating Broker]. If you do not have access to the Internet, you may call ( ) __-____ and [Participating Broker] will send you a Prospectus containing the forms and directions necessary to purchase stock.

Subscription Agreement Form

All stock purchasers must fill out AND SIGN the Subscription Agreement attached to the Prospectus or available to print from the web site. We cannot process your payment nor can we issue your stock certificate unless and until we receive this completed and signed Subscription Agreement. If you do not have a printer or cannot download the Subscription Agreement from our web site, you can receive a printed copy of the Prospectus by calling ( ) ___-____, and a Prospectus and a Subscription Agreement will be sent to you. If you have a hard copy of the Prospectus, use the Subscription Agreement form attached as Appendix A to the Prospectus. To speed the process we suggest you fax a copy of the signed Subscription Agreement to ( ) ___-____ prior to mailing. Once the payment and signature are received, your stock purchase will be processed promptly.


Suitability Questionnaire for [_______________].

These states require the Company to obtain a completed Suitability Questionnaire from those State residents intending to purchase stock. The completed form is maintained in our offices. If you are a legal resident of one of these states, please fill out the Suitability Questionnaire either on-line on our web site or on hard copy sent to you as Appendix B to the Prospectus. This form must be submitted to [Participating Broker] along with the completed and signed Subscription Agreement. To speed the process we suggest you fax a copy of the signed and completed Suitability Questionnaire to ( ) ___- ____ prior to mailing. Once the payment and signed documents are received, your stock purchase will be processed promptly. If you do not have a printer or cannot download from our web site, call ( ) ___- ____ and a Prospectus containing the Suitability Questionnaire will be sent to you.


                              PAYMENT ALTERNATIVES

Mailed Check

1. Make your check payable to "The Chase Manhattan Bank, Escrow Agent", and along with the completed Subscription Agreement, and if necessary, the Suitability Questionnaire, mail to: [Name and address of Participating Broker].

Money Order

2. Make your money order payable to "The Chase Manhattan Bank, Escrow Agent", and mail to: [Name and address of Participating Broker]. You must also complete the Subscription Agreement, and if necessary, the Suitability Questionnaire. To speed up your purchase, fax a copy of the Subscription Agreement, and if necessary, the Suitability Questionnaire to [Participating Broker]. Your signature will allow us to process your purchase immediately.

Select: Wire Transfer

3. You may have your local financial institution wire the funds to [Participating Broker] with the appropriate wire transfer instructions. You must first complete the Subscription Agreement, and if necessary, the Suitability Questionnaire. To speed up your purchase, fax a copy of the Subscription Agreement and, if required, the Suitability Questionnaire to ( ) ___-____. Your signature will allow us to process your purchase immediately. Once we have received the necessary forms, we will contact you and provide the wire transfer instructions.

                         LOCKHART CARIBBEAN CORPORATION

                           SUBSCRIPTION AGREEMENT FORM

                              Class A Common Stock
                           (par value $0.01 per share)

                    Up to 2,000,000 Shares -- $6.50 per Share
                   Minimum Purchase -- 500 Shares ($3,250.00)
               (Minimum purchase may be higher in certain states)




PLEASE READ CAREFULLY this Subscription Agreement Form and the Notices (at the end of the Agreement) before completing this document. TO SUBSCRIBE FOR SHARES, complete and sign, where appropriate, and deliver the Subscription Agreement, along with your payment, to [Participating Broker].
YOUR CHECK SHOULD BE MADE PAYABLE TO:

                     The Chase Manhattan Bank, Escrow Agent

ALL ITEMS ON THE SUBSCRIPTION AGREEMENT FORM MUST BE COMPLETED IN ORDER FOR YOUR SUBSCRIPTION TO BE PROCESSED.

LOCKHART CARIBBEAN CORPORATION
- --------------------------------------------------------------------------------



1.  INVESTMENT

This subscription is in the amount of $_________ for the purchase of _______ shares of Class A Common Stock (at a purchase price of $6.50 per share). The minimum initial subscription is 500 shares ($3,250.00, except in states with higher minimum purchase requirements).

|_|  PURCHASE OF SHARES  |_|  REINVESTMENT PLAN - Investor elects to participate
                                           in Plan (See Prospectus for details.)

2.  SUBSCRIBER INFORMATION

Full Name (1st)________________ Date of Birth (MM/DD/YY)_______________

Full Name (2nd)________________ Date of Birth (MM/DD/YY)_______________

Address________________________ City______________ State______ Zip Code_________

Custodian Account No.__________ Daytime Phone #  (_______________)

|_| U.S. Citizen   |_| Resident Alien   |_| Foreign Resident   Country__________

|_| Check if Subscriber is a U.S. citizen residing outside the U.S.
Income Tax Filing State_______________     ALL SUBSCRIBERS: State of Legal
Residence of Subscriber/Plan beneficiary (required)__________________

Taxpayer Identification Number: For most individual taxpayers, it is their Social Security number. Note: If the purchase is in more than one name, the number should be that of the first person listed.

Taxpayer ID#_____-________        Social Security #____-___-_____

3.  NAME ON CERTIFICATE

Leave the following section blank if the same as Subscriber.

Name(s) on Certificate__________________________________________________________

Address_________________________________________________________________________

City__________________________ State___________________ Zip Code________________

4.  DIRECT DEPOSIT ADDRESS

Investors requesting direct deposit of distribution checks to another financial institution or mutual fund, please complete below. In no event will the Company be responsible for any adverse consequences of direct deposit.

Company_________________________________________________________________________

Address_________________________________________________________________________

City_______________________________ State_______________ Zip Code_______________

Account No.___________________________________ Daytime Phone # (_______________)

5.           FORM OF OWNERSHIP

    (Select only one)
    |_| INDIVIDUAL - one signature required
    |_| HUSBAND AND WIFE, AS COMMUNITY  PROPERTY - two  signatures  required
    |_| TENANTS BY THE ENTIRETY - two signatures required
    |_| CORPORATIONS
        |_| S-Corporation
        |_| C-Corporation
    |_| TAXABLE TRUST
    |_| TAX-EXEMPT TRUST
    |_| IRREVOCABLE  TRUST - trustee  signature  required
    |_| JOINT TENANTS WITH RIGHT OF SURVIVORSHIP - all parties must sign
    |_| A MARRIED  PERSON/SEPARATE PROPERTY - one  signature  required
    |_| CUSTODIAN  -  custodian  signature required
    |_| PARTNERSHIP
    |_| NON-PROFIT ORGANIZATION
    |_| CUSTODIAN UGMA-STATE of ________________ - custodian signature required |_| CUSTODIAN UTMA-STATE of ________________ - custodian signature required |_| ESTATE - Personal Representative signature required
    |_| REVOCABLE  GRANTOR TRUST - grantor signature required


6.  SUBSCRIBER SIGNATURES

If the Subscriber is executing the Subscriber Signature Page, the Subscriber understands that, BY EXECUTING THIS AGREEMENT A SUBSCRIBER DOES NOT WAIVE ANY RIGHTS HE MAY HAVE UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR UNDER ANY STATE SECURITIES LAW:


X___________________________  _________ X___________________________  _________
 Signature of 1st Subscriber  Date       Signature of 2nd Subscriber  Date

7.  BROKER/DEALER INFORMATION

Broker/Dealer NASD Firm Name____________________________________________________

Registered Representative_______________________________________________________

Branch Mail Address_____________________________________________________________

City______________________________ State__________________ Zip Code_________ |_|
Please check if new address

Phone # (_______________)_______________________________ Fax # (_______________)

Shipping Address_______________________ City__________________ State____________
Zip Code____________

|_| Telephonic Subscriptions (check here): If the Registered  Representative and
    Branch Manager are executing the signature page on behalf of the Subscriber, both must sign below. Registered Representatives and Branch Managers may not sign on behalf of residents of Florida, Iowa, Maine, Michigan, Minnesota, Mississippi, Missouri, Nebraska, New Mexico, North Carolina, Ohio, Oregon, South Dakota, Tennessee or Washington. NOTE: Not to be executed until Subscriber(s) has (have) acknowledged receipt of final Prospectus. Telephonic subscriptions may not be completed for IRA accounts.

|_| Registered Investment Advisor (check here): If an owner or principal or any member of the RIA firm is an NASD licensed Registered Representative affiliated with a Broker/Dealer, the transaction should be conducted through that Broker/Dealer, not through the RIA.

PLEASE READ CAREFULLY THE ATTACHED TEXT OF THIS SIGNATURE PAGE AND SUBSCRIPTION AGREEMENT BEFORE COMPLETING

X__________________________________  ____   ____________________________________
 Principal, Branch Manager or Other  Date   Print or Type Name of Person Signing
      Authorized Signature

X____________________________________  ____ ____________________________________
 Registered Representative/Investment  Date Print or Type Name of Person Signing
           Advisor Signature

Make check payable to:  The Chase Manhattan Bank, Escrow Agent

Please remit check and Subscription Agreement to:

[


                     ]
                               For Office Use Only

                                                   Sub. #_______________________

                                                   Admit Date___________________

                                                   Amount_______________________

                                                   Region_______________________

                                                   RSV__________________________


NOTICE TO ALL INVESTORS:

    (a) The purchase of Shares for an IRA or Keogh plan does not itself create the plan.

    (b) The Company, in its sole and absolute discretion, may accept or reject the Subscriber's subscription which if rejected will be promptly returned to the Subscriber, without interest. Non-U.S. Stockholders (as defined in the Prospectus) will be admitted as stockholders with the approval of the Advisor.

    (c) THE SALE OF SHARES SUBSCRIBED FOR HEREUNDER MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES A FINAL PROSPECTUS. EXCEPT AS PROVIDED IN THIS NOTICE, THE NOTICE BELOW, AND THE
PROSPECTUS, THE SUBSCRIBER WILL NOT BE ENTITLED TO REVOKE OR WITHDRAW HIS SUBSCRIPTION.

BROKER/DEALER AND FINANCIAL REPRESENTATIVE:

By signing this Subscription Agreement, the signers certify that they recognize and have complied with their obligations under the NASD's Rules of Fair Practice, and hereby certify as follows: (i) a copy of the Prospectus, including the Subscription Agreement attached thereto as Appendix A, as amended and/or supplemented to date, has been delivered to the Subscriber; (ii) they have discussed such investor's prospective purchase of Shares with such investor and have advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares of Class A Common Stock; and (iii) they have reasonable grounds to believe that the purchase of shares of Class A Common Stock is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto and will maintain documentation on which the determination was based for a period of not less than six years; and (iv) under penalties of perjury, (a) the information provided in this Subscription Agreement to the best of our knowledge and belief is true, correct and complete, including, but not limited to, the number shown above as the Subscriber's taxpayer identification number; (b) to the best of our knowledge and belief, the Subscriber is not subject to backup withholding either because the Subscriber has not been notified that the Subscriber is subject to backup withholding as a result of failure to report all interest or dividends or the Internal Revenue Service has notified the Subscriber that the Subscriber is no longer subject to backup withholding under Section 3406(a)(1)(C) of the Internal Revenue Code of 1986, as amended; and (c) to the best of our knowledge and belief, the Subscriber is not a nonresident alien, foreign corporation, foreign trust or foreign estate for U.S. tax purposes, and we hereby agree to notify the Company if it comes to the attention of either of us that the Subscriber becomes such a person within sixty (60) days of any event giving rise to the Subscriber becoming such a person.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

    ITEM 30.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the sale of the shares of Class A Common Stock being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee. All of these fees are being paid by the Company.

Registration Fee                                       $3,940
NASD Filing Fee                                            *
Blue Sky Fees and Expenses                                 *
Printing and Engraving Fees                                *
Legal Fees and Expenses                                    *
Accounting Fees and Expenses                               *
Transfer Agent and Registration Fees                       *
Miscellaneous                                              *
                                                      =======
    Total                                              $   *

- --------
* To be supplied by amendment.

ITEM 31.  See Item 32.

ITEM 32.  RECENT SALES OF UNREGISTERED SECURITIES.

    The Lockhart Companies Incorporated issued and sold an aggregate of 4,600, 4,360 and 3,930 shares of common stock in the years ended December 31, 1996, 1995 and 1994, respectively, to its stockholders pursuant to a dividend reinvestment plan (the "DRIP"). Approximately 18, 18 and 12 holders of the Company's common stock participated in the DRIP in 1996, 1995 and 1994, respectively. The issuance and sale of the Company's common stock under the DRIP was exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

ITEM 33.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Section 67a of the General Corporation Law of the Virgin Islands (the "GCLVI"), in general, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made, however, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Article IV of the Amended and Restated Bylaws of Lockhart Caribbean Corporation gives Lockhart the power to indemnify its officers, directors, employees and agents to the full extent permitted by the GCLVI.

    Under the [Agreement with Participating Brokers], [the Participating Brokers are] obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the [Agreement with Participating Brokers] filed as Exhibit 1 hereto.

ITEM 34.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

    Not applicable.

ITEM 35.  FINANCIAL STATEMENTS AND EXHIBITS

    (a)      Financial Statement Schedules

             Schedule V - Property, Plant and Equipment
             Schedule VI - Accumulated Depreciation, Depletion and Amortization
                           of Property, Plant and Equipment
             Schedule VIII - Valuation and Qualifying Accounts
             Schedule XI - Real Estate and Accumulated Depreciation
             Schedule XII - Mortgage Loans on Real Estate

    (b)      Exhibits

                                  Exhibit List
                                  ------------

*1     Form  of  Agreement  with  Participating  Brokers

 2.1   Plan of Recapitalization

 3.1 Form of Amended and Restated Articles of Incorporation of Lockhart Caribbean Corporation

 3.2   Form of Amended and Restated Bylaws of Lockhart Caribbean Corporation

 4.1   Reference  is made to Exhibits 3.1 and 3.2

*4.2   Specimen  Class A Common Stock Certificate

*5     Opinion of Dudley, Topper and Feuerzeig (including consent)

10.1 Loan Agreement between H.E. Lockhart Management, Inc. and Banco Popular de Puerto Rico dated October 21, 1996

10.2 Form of Stock Purchase Agreement by and between Carib National Group Inc., Richard E.W. Grant, The Grant Trust, Zenon Development Corporation and Leslie and Cathy-Mae Sitaram and The Lockhart Companies Incorporated

10.3 Purchase and Sale Agreement between Red Hook Holding and Jedmacks, Inc. and H.E. Lockhart Management, Inc. dated as of January 6, 1995

10.4   Red Hook Plaza, Inc. Installment Note dated February 15, 1995

10.5 Purchase and Sale Agreement between Miller Properties, Inc. and Fort Mylner Properties, Inc. dated as of June 14, 1996

10.6 Purchase and Sale Agreement between Miller Properties, Inc. and Golden Orange Centers, Inc. dated as of June 14, 1996

10.7   Lockhart Caribbean Corporation Long Term Incentive Plan

10.8   Form of Lockhart Caribbean Corporation Dividend Reinvestment Plan

11     Statement re computation of per share earnings

21     Subsidiaries of Lockhart Caribbean Corporation

23.1   Consent of Ernst & Young, L.L.P.

23.2   Consent of Francisco E. Depusoir, CPA

*23.3 Consent of Dudley, Topper and Feuerzeig (contained in their opinion filed as Exhibit 5)

24     Power of Attorney

27     Financial Data Schedule

- -------------------------------
*To be filed by amendment.

ITEM 36.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing, certificates in such denominations and registered in such names as required to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that:

     1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed part of this registration statement as of the time it was declared effective.

     2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Lockhart Caribbean Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte Amalie, St. Thomas, United States Virgin Islands, on September 5, 1997.

                                    LOCKHART CARIBBEAN CORPORATION
                                    (f.k.a. The Lockhart Companies Incorporated)


                                    By:  /s/ JOHN P. DEJONGH, JR.
                                       -----------------------------------------
                                         John P. deJongh, Jr.
                                         President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                                                     Title                              Date
- ---------                                                     -----                              ----

     /s/ JOHN P. DEJONGH, JR                President, and a Director                   September 5, 1997
- ---------------------------------------
         John P. deJongh, Jr.               (Principal Executive Officer)

     /s/ CORNEL WILLIAMS                    Chief Financial Officer (Principal          September 5, 1997
- ---------------------------------------
         Cornel Williams                    Financial Officer and Principal
                                                     Accounting Officer)

     /s/ GEORGE H.T. DUDLEY                 Chairman of the Board of Directors          September 5, 1997
- ---------------------------------------
         George H.T. Dudley

     /s/ WESLEY S. WILLIAMS, JR.            Vice Chairman of the Board of               September 5, 1997
- ---------------------------------------
         Wesley S. Williams, Jr.                    Directors

                      *                     Director                                    September 5, 1997
- ---------------------------------------
            Alton L. Adams

                      *                     Director                                    September 5, 1997
- ---------------------------------------
            Lisa S. Curreri

                      *                     Director                                    September 5, 1997
- ---------------------------------------
           Kathleen P. Goldberg

                      *                     Director                                    September 5, 1997
- ---------------------------------------
            William H. Hastie

                      *                     Director                                    September 5, 1997
- ---------------------------------------
         Herbert E. Lockhart, III

                      *                     Director                                    September 5, 1997
- ---------------------------------------
            John E. Oxendine


                               *POWER OF ATTORNEY

     Wesley S. Williams, Jr., by signing his name hereto, does sign this document on behalf of each of the persons indicated above for whom he is attorney-in-fact pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.



                                    By:  /s/ Wesley S. Williams, Jr.
                                       ----------------------------------
                                         (Wesley S. Williams, Jr.
                                             Attorney-In-Fact)

                                  Exhibit Index
                                  -------------

*1     Form  of  Agreement  with  Participating  Brokers

 2.1   Plan of Recapitalization

 3.1 Form of Amended and Restated Articles of Incorporation of Lockhart Caribbean Corporation

 3.2   Form of Amended and Restated Bylaws of Lockhart Caribbean Corporation

 4.1   Reference  is made to Exhibits 3.1 and 3.2

*4.2   Specimen  Class A Common Stock Certificate

*5     Opinion of Dudley, Topper and Feuerzeig (including consent)

10.1 Loan Agreement between H.E. Lockhart Management, Inc. and Banco Popular de Puerto Rico dated October 21, 1996

10.2 Form of Stock Purchase Agreement by and between Carib National Group Inc., Richard E.W. Grant, The Grant Trust, Zenon Development Corporation and Leslie and Cathy-Mae Sitaram and The Lockhart Companies Incorporated

10.3 Purchase and Sale Agreement between Red Hook Holding and Jedmacks, Inc. and H.E. Lockhart Management, Inc. dated as of January 6, 1995

10.4   Red Hook Plaza, Inc. Installment Note dated February 15, 1995

10.5 Purchase and Sale Agreement between Miller Properties, Inc. and Fort Mylner Properties, Inc. dated as of June 14, 1996

10.6 Purchase and Sale Agreement between Miller Properties, Inc. and Golden Orange Centers, Inc. dated as of June 14, 1996

10.7   Lockhart Caribbean Corporation Long Term Incentive Plan

10.8   Form of Lockhart Caribbean Corporation Dividend Reinvestment Plan

11     Statement re computation of per share earnings

21     Subsidiaries of Lockhart Caribbean Corporation

23.1   Consent of Ernst & Young, L.L.P.

23.2   Consent of Francisco E. Depusoir, CPA

*23.3 Consent of Dudley, Topper and Feuerzeig (contained in their opinion filed as Exhibit 5)

24     Power of Attorney

27     Financial Data Schedule

- -------------------------------
*To be filed by amendment.